UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Definitive Proxy Statement

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Soliciting Material under § 240.14a-12

INTUIT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Thursday, January 18, 2024

INTUIT turbotax credit karma quickbooks mailchimp

Our values

Integrity Without Compromise

We speak the truth and assume best intent.

We value trust above all else.

We do the right thing, even when no one is looking.

Courage

We are bold and fearless in how we think and act.

We relentlessly hold a high bar for performance.

We value speed, a bias for learning and action.

Customer Obsession

We fall in love with our customers' problems.

We deliver unrivaled customer benefit to power their prosperity.

We sweat every detail of the experience to deliver excellence.

Stronger Together

We champion diversity, inclusion, and a respectful environment.

We thrive on diverse voices to challenge and inform decisions.

We deliver exceptional results so others can count on us.

We Care And Give Back

We are stewards of the future.

We strengthen the communities around us.

We strive to give everyone the opportunity to prosper.

Notice of 2024 Annual
Meeting of Stockholders
Agenda
1.
Elect the 11 directors nominated by our Board and named in the proxy statement

2.
Approve our executive compensation (on a non-binding basis)

3.
Vote on how often stockholders will be asked to approve our executive compensation (on a non-binding basis)

4.
Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2024

5.
Approve the Amended and Restated 2005 Equity Incentive Plan to increase the share reserve by an additional 12,200,000 shares and extend the duration of the plan for another two years

6.
Consider and vote upon a stockholder proposal, if properly presented at the Meeting

We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.
How to Vote
ONLINE AT THE MEETING: Attend the Meeting virtually at www.virtualshareholdermeeting.com/INTU2024 and follow the instructions on the website

ONLINE BEFORE THE MEETING: Visit www.proxyvote.com

MAIL: Sign, date and return your proxy card in the enclosed envelope

TELEPHONE: Call the telephone number on your proxy card

Note for Street-Name Holders: If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you a Notice of Internet Availability or voting instruction form. If you do not provide voting instructions, your nominee will not be permitted to vote on certain proposals and may elect not to vote on any of the proposals. Voting your shares will help to ensure that your interests are represented at the Meeting.

Annual Meeting of Stockholders
Thursday, January 18, 2024
8:00 a.m. Pacific Standard Time
We invite you to attend the 2024 Annual Meeting of Stockholders (“Meeting”) of Intuit Inc. The Meeting will be conducted virtually via live audio webcast. There will not be a physical location for our Meeting. To attend, vote or submit questions, stockholders of record should go to www.virtualshareholdermeeting.com/INTU2024 and log in using the control number on their Notice of Internet Availability or proxy card. Beneficial owners of shares held by a broker, bank or other nominee (“street-name shares”) should review these proxy materials and their Notice of Internet Availability or voting instruction form for how to vote in advance of and participate in the Meeting. We encourage you to join the Meeting 15 minutes before the start time.
A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
Stockholders at the close of business on November 20, 2023, are entitled to receive notice of, and to vote at, the Meeting and any and all adjournments, continuations or postponements thereof. If we experience a technical malfunction or other situation that the Meeting chair determines may affect our ability to satisfy the requirements for a virtual meeting of stockholders under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Meeting, the chair of the Meeting will convene the meeting at 9:00 a.m. Pacific Standard Time on January 18, 2024, and at our principal executive offices, solely for the purpose of adjourning the Meeting to reconvene at a date, time and physical or virtual location to be announced. If we adjourn the Meeting, we will post information regarding the rescheduled meeting on the investor relations section of our website at investors.intuit.com.
Your vote is important. Please vote as promptly as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 18, 2024: Both the proxy statement and Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023, are available electronically at https://investors.intuit.com/financials/sec-filings/ and www.proxyvote.com.
By order of the Board of Directors,
Kerry J. McLean
Executive Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 22, 2023

(This page has been left blank intentionally.)

A Letter to Our
Stockholders
November 22, 2023
Dear fellow Intuit stockholders:
This year, Intuit marked its 40th anniversary. We’ve seen many significant technology transitions over the years — from DOS, to Windows, to the Cloud, and now to the era of artificial intelligence — and each time we’ve led the disruption and thrived. Fiscal year 2023 was another strong chapter in our proud legacy.
I’m pleased to report that in fiscal year 2023, we grew full-year revenue 13% and ended the fiscal year with strong momentum across our business going into fiscal year 2024. Despite rising interest rates and high inflation, our performance demonstrates the strength of our platform and the diversity of our portfolio, including our ability to deliver strong results in uncertain times. I continue to be confident in our strategy to be the global AI-driven expert platform powering prosperity for consumers and small businesses.
Five years ago, we declared our strategy of transforming the company from a tax and accounting platform where consumers and small businesses have to do the work for themselves, to a global financial technology platform where we do the work for them, powering their prosperity. With this strategy in place, we’ve been investing in building AI capabilities into our products and services, leveraging our own financial large language models along with other leaders in generative AI (Gen AI).
This fall, we took the next big step in our AI journey by introducing Intuit Assist — Intuit’s new financial assistant that uses the power of Gen AI to automagically do the hard work for customers and fuel their financial success, and, in turn, help create a thriving economy.
Even as the velocity of innovation increases across our company, our commitment to live by our values and make the world a better place does not waver. This commitment has been one of the key drivers in our ability to grow and thrive for over four decades. At Intuit, corporate responsibility (CR) and diversity, equity, and inclusion (DEI) are not afterthoughts; they’re core to who we are and intrinsic parts of our business. We embed CR and DEI into the company’s strategy and declare goals for each in order to hold ourselves accountable. I’m happy to report that in fiscal year 2023, we made great progress toward our long-term goals.
At Intuit, we never stop raising the bar for ourselves as we embrace the opportunities ahead of us. As proud as I am of our past, I’m even more excited about our future. The global financial technology platform we’re building will power prosperity for our customers and the company for years to come. I firmly believe our best days are ahead of us.
Sasan Goodarzi President and Chief Executive Officer Intuit Inc.

All statements made in this document, other than statements of historical or current facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking and other statements in this document address our plans and goals, including those relating to progress on our corporate responsibility matters relating to climate, workforce diversity and communities. The fact that we included such information does not indicate that these contents are necessarily material to investors or required to be disclosed in our filings with the Securities and Exchange Commission. We use words such as anticipates, believes, expects, future, potential, intends, design, will, may, can, should and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2023. Except as may be required by law, the company undertakes no obligation to update any forward-looking or other statements. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy
Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
We have first released this proxy statement and the form of proxy to Intuit stockholders beginning on or about November 22, 2023.
Annual Meeting of Stockholders
You are entitled to vote if you held Intuit stock on the record date. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
AGENDA
Proposal	Board Recommendation	For more information
1. Election of directors	FOR (all nominees)	Page 26
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	FOR	Page 39
3. Advisory vote on the frequency of future say-on-pay votes	ONE YEAR	Page 81
4. Ratification of selection of Ernst & Young LLP as Intuit’s independent registered public accounting firm	FOR	Page 82
5. Approval of Amended and Restated 2005 Equity Incentive Plan	FOR	Page 85
6. Stockholder proposal — retirement plan investment report	AGAINST	Page 93

Proxy Summary | INTUIT 2024 Proxy Statement	1

2023 Performance Highlights
We delivered strong results in fiscal 2023. Key highlights include the following.
See Appendix A to this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Our mission is to power prosperity around the world. Across our platform, we use the power of technology to deliver three core benefits to our customers: helping put more money in their pockets, saving them time by eliminating work so they can focus on what matters to them, and ensuring that they have complete confidence in every financial decision they make.
All of our customers have a common set of needs. Our global financial technology platform, which includes TurboTax, Credit Karma, QuickBooks, and Mailchimp, is designed to help consumers and small businesses manage their finances, get and retain customers, save money, pay off debt, and do their taxes with ease and confidence so they receive the maximum refund they deserve. For those customers who have made the bold decision to become entrepreneurs and go into business for themselves, we are focused on helping them find and keep customers, get paid faster, pay their employees, manage and get access to capital, and ensure their books are done right.
The continuing evolution of artificial intelligence (“AI”) is fundamentally reshaping our world and Intuit is taking advantage of this technological revolution to find new ways to deliver on our mission. Five years ago, we declared our strategy to be a global AI-driven expert platform and five strategic priorities, or “Big Bets,” as the primary areas of focus to drive durable growth. We are investing heavily in our data and AI capabilities to deliver accelerated innovation where we and others can solve our customers’ most important problems, and we are uniquely positioned for the next wave of transformation with generative AI given our rich data platform and established AI foundation.

2	INTUIT 2024 Proxy Statement | Proxy Summary

Our Big Bets

1

Revolutionizing speed to benefit: When customers use our products and services, we use the power of data-driven customer insights to deliver value instantly and aim to make interactions with our offerings frictionless, without the need for customers to manually enter data. We are accelerating the application of AI to deliver breakthrough innovations to customers. We are also investing in other emerging technologies, such as decentralized technologies, with a goal to revolutionize the customer experience and help customers put more money in their pockets faster. This priority is foundational across our business, and execution against it positions us to succeed with our other four strategic priorities.

2

Connecting people to experts: The largest problem our customers face is lack of confidence to file their own taxes or to manage their books. To build their confidence, we connect our customers to experts. We offer customers access to experts to help them make important decisions and experts, such as accountants, gain access to new customers so they can grow their businesses. We are also expanding how we think about virtual experiences by broadening the segments we serve beyond tax and accounting, to play a more meaningful role in our customers' lives.

3

Unlocking smart money decisions: To address the challenges of crippling high-cost debt and lack of savings, we are creating a comprehensive, self-driving financial platform with Credit Karma that propels our customers forward wherever they are on their financial journey, so they can understand their financial picture, make smart financial decisions, and stick to their financial plan in the near and long term.

4

Being the center of small business growth: We are focused on helping customers grow their businesses by offering a broad, seamless set of tools that are designed to help them get and retain customers, get paid faster, manage and get access to capital, pay employees with confidence, and use third-party apps to help run their businesses. At the same time, we want to position ourselves to better serve product-based businesses to benefit customers who sell products through multiple channels.

5

Disrupting the small business mid-market: We aim to disrupt the mid-market with a tailor-made ecosystem of offerings. QuickBooks Online Advanced, as well as our workforce solutions, payments, and bill pay offerings, are designed to address the needs of small business customers with 10 to 100 employees. Additionally, Mailchimp's marketing platform enables mid-market businesses to digitally promote their business across email, social media, landing pages, ads, websites, and more, all from one place. These offerings enable us to increase retention of these larger customers and attract new mid-market customers who are over-served by available offerings.

As the external environment evolves, we continue to innovate and adapt our strategy and anticipate our customers’ needs. For 40 years, we have been dedicated to developing innovative solutions that are designed to solve our customers’ most important financial problems, are easy to use, and are available where and when customers need them. As a result, our customers actively recommend our products and solutions to others, which is one important way that we measure the success of our strategy.
Leadership Succession

During fiscal 2023, we announced several management transitions. These transitions were carried out consistent with our thoughtful and orderly approach to long-term leadership development and succession planning, which is overseen by our Compensation and Organizational Development Committee (the “Compensation Committee”). Michelle Clatterbuck stepped down from her role as Executive Vice President and Chief Financial Officer, effective July 31, 2023, and Sandeep Aujla assumed that role effective August 1, 2023. Effective September 5, 2023, Alex Chriss stepped down from his role as Executive Vice President and General Manager, Small Business & Self-Employed Group, and that role was assumed by Marianna Tessel, who served as Executive Vice President and Chief Technology Officer through September 5, 2023. Alex Balazs, who previously served as Chief Technology Architect, assumed the role of Executive Vice President and Chief Technology Officer effective September 5, 2023.

Proxy Summary | INTUIT 2024 Proxy Statement	3

Corporate Responsibility Highlights
Positive Impact on Climate	Job Creation and Readiness	Diversity, Equity and Inclusion

•
Committed to reach net-zero GHG emissions across our operations and supply chain by fiscal 2040

•
Reduced greenhouse gas emissions in communities by 495,000 metric tonnes (since 2018), exceeding our fiscal 2023 Climate Positive program goal

•
Over 2,500,000 students better prepared for jobs through our Prosperity Hub School District Program since fiscal 2021

•
Maintained over 18,000 seasonal and year-round jobs created in underserved communities through our Prosperity Hub Program since 2016

•
Made progress on our representation goals of attracting and developing the best diverse talent to ensure individuals from all backgrounds have an equal opportunity to be employed and succeed at Intuit

•
Perform pay equity analyses twice a year using independent, third-party vendors to reward employees with compensation that is market-competitive, fair and equitable across gender, race and ethnicity

See the Corporate Responsibility discussion in the Corporate Governance section below for more detail about our efforts and progress in these important areas.

4	INTUIT 2024 Proxy Statement | Proxy Summary

Board Highlights
Our Board is committed to excellence in its governance practices, including with respect to the Board’s composition. The Board and its Nominating and Governance Committee believe that a diverse and experienced board is important for reaching sound decisions that drive stockholder value. Our Board has undergone significant refreshment in recent years to provide for a diversity of backgrounds, perspectives, and skill sets. In the past year, our Board has appointed two new directors. Ryan Roslansky is the CEO of LinkedIn Corporation, an online professional network provider and a subsidiary of Microsoft Corporation, where he is recognized as a leader and expert in evolving products into a single, holistic, global ecosystem. Eric S. Yuan is the CEO and founder of Zoom Video Communications, an all-in-one intelligent collaboration platform, where he led and scaled the company from zero to greater than $4 billion in revenue in fewer than 12 years. Our 11 Board nominees represent a range of tenures, ages, genders, racial/ethnic backgrounds, and professional experience.
Board Diversity
The following charts reflect the tenure, age, gender and self-identified race/ethnicity of the nominees for our Board:
(1)
As self-identified, Mr. Goodarzi is Middle Eastern, Ms. Liu is Asian, Ms. Mawakana is Black/African American, Mr. Vazquez is Latino/Hispanic, and Mr. Yuan is Asian.

Skills and Expertise
The following chart reflects the experience and expertise of the 11 nominees for our Board. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure.

Proxy Summary | INTUIT 2024 Proxy Statement	5

Board Nominees and Committee Membership
The following table provides summary information about each director nominee.
					Committee Memberships(1)
Director Nominee	Age	Director Since	Other Public Company Boards	Independent	Acquisition	Audit and Risk	Compensation and Organizational Development	Nominating and Governance
Eve Burton Executive Vice President and Chief Legal Officer, The Hearst Corporation	65	2016	0					C
Scott D. Cook Founder, Intuit Inc.	71	1984	0
Richard L. Dalzell Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	66	2015	0		C
Sasan K. Goodarzi President and Chief Executive Officer, Intuit Inc.	55	2019	1
Deborah Liu Chief Executive Officer, President and Director, Ancestry.com LLC	47	2017	0
Tekedra Mawakana Co-Chief Executive Officer, Waymo LLC	52	2020	0
Suzanne Nora Johnson Former Vice Chairman, The Goldman Sachs Group Independent Board Chair	66	2007	1				C
Ryan Roslansky Chief Executive Officer, LinkedIn Corporation	45	2023	0
Thomas Szkutak Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc.	62	2018	0			C
Raul Vazquez Chief Executive Officer and Director, Oportun Financial Corporation	52	2016	1
Eric S. Yuan Founder, Chief Executive Officer and Director, Zoom Video Communications, Inc.	53	2023	1
Number of meetings in fiscal 2023					4	9	7	4

(1)
Blue “C” indicates a committee chair.

6	INTUIT 2024 Proxy Statement | Proxy Summary

Executive Compensation Highlights
Compensation Practices
We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.
What we do	What we don’t do
A significant portion of our senior executive officer compensation is in the form of incentives tied to achievement of predetermined performance measures.	We do not allow directors or employees (including executive officers) to pledge Intuit stock or engage in hedging transactions involving Intuit stock.
We have a “clawback” policy that covers performance-based equity awards and cash bonus payments made to our senior executive officers.	We do not provide supplemental company-paid retirement benefits designed for executive officers.
We have robust stock ownership requirements for senior executive officers and non-employee directors, including 10x salary for the CEO and 10x annual cash retainer for non-employee directors.	We do not provide any excise tax “gross-up” payments.
RSUs and PSUs granted to the CEO include an additional mandatory one-year holding period after vesting.	We do not reprice stock options.
Half the value of equity grants to executive officers is in the form of PSUs that require above-median TSR (60th percentile) to earn a target award.	We do not provide multi-year guaranteed cash incentive awards.
We use a mix of relative and absolute performance metrics in our incentive awards.	Our equity plan does not permit “evergreen” replenishment of the shares without stockholder approval.

Proxy Summary | INTUIT 2024 Proxy Statement	7

Performance-Based Payouts
Our executive compensation programs are designed to reward both short- and long-term growth in the revenue and profitability of our business, total stockholder return (“TSR”) that compares favorably to the TSR of certain peer companies, and progress on goals to deliver for our True North stakeholders, including environmental, social and governance (“ESG”) goals. As shown below, the vast majority of fiscal 2023 compensation for our Named Executive Officers was performance-based.
(1)
Total direct compensation reflects base salary, actual bonus payout and equity awards granted during fiscal 2023. Consistent with disclosure in the Fiscal Year 2023 Summary Compensation Table, equity awards are reported at grant date fair value (which, for the PSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2023.

(2)
Excludes Ms. Clatterbuck, who transitioned to a new role effective July 31, 2023 and her fiscal 2023 compensation information reflects the compensation decisions announced in February 2023 relating to this transition. The Compensation Committee did not grant any equity to Ms. Clatterbuck in fiscal 2023.

8	INTUIT 2024 Proxy Statement | Proxy Summary

Consistent with our compensation objectives, our Named Executive Officers were provided the following base salaries, cash incentives and equity incentives in fiscal 2023:
			Long-Term Equity Incentives
Name and Position	Salary ($)	Cash Incentive ($)	Option Awards ($)	RSUs ($)	PSUs ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer	1,100,000	1,980,000	6,375,096	6,375,445	11,464,888	27,295,429
Michelle M. Clatterbuck(1) Executive Vice President and Chief Financial Officer (through July 31, 2023)	770,000	693,000	—	—	—	1,463,000
J. Alexander Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group (through September 5, 2023)	770,000	831,600	3,375,059	3,375,411	6,750,282	15,102,352
Laura A. Fennell Executive Vice President and Chief People & Places Officer	770,000	831,600	2,875,127	2,875,405	5,750,204	13,102,336
Marianna Tessel Executive Vice President and Chief Technology Officer (through September 5, 2023), Executive Vice President and General Manager, Small Business & Self-Employed Group (effective September 5, 2023)	770,000	831,600	3,625,026	3,625,166	7,250,322	16,102,114

(1)
Ms. Clatterbuck transitioned to a new role effective July 31, 2023, under the terms of a transition agreement entered into in February 2023. Ms. Clatterbuck’s fiscal 2023 compensation information reflects this transition. Since Ms. Clatterbuck’s fiscal 2024 compensation was agreed to and set forth in her transition agreement, the Compensation Committee did not make any compensation decisions for Ms. Clatterbuck in July 2023 and in particular did not make any grants of new long-term equity incentives. See the description of her transition and related compensation in the Compensation Discussion and Analysis for more information.

The table above excludes the fair value of matching RSUs granted to executive officers under the Management Stock Purchase Program. It also excludes certain items that are reflected as “All Other Compensation” in the Fiscal Year 2023 Summary Compensation Table. These items are not typically considered in the Compensation Committee’s deliberations regarding annual compensation for our senior executives because the amounts are non-recurring, not material, or both, or the benefits are available to a large group of employees. For a complete discussion of our executive compensation program, see Compensation Discussion and Analysis and the Executive Compensation Tables below.

Proxy Summary | INTUIT 2024 Proxy Statement	9

Stockholder Value Delivered
As shown below, over the last five fiscal years, Intuit’s cumulative total return exceeded both the broader market (based on a comparison against the S&P 500 Index) and, in four of those years, the overall technology sector (based on a comparison against the Morgan Stanley Technology Index).
The graph assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2018, and that all dividends were reinvested. The comparisons in the graph below are based on historical data — with Intuit common stock prices based on the closing price on the dates indicated — and are not intended to forecast the possible future performance of Intuit’s common stock.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Copyright © 2023 Standard and Poor’s, a division of S&P Global. All rights reserved.
Stockholder Engagement

We regularly assess our corporate governance and compensation practices. As part of this assessment, we proactively engage with our stockholders to ensure their perspectives are considered by the Board. Since our 2023 Annual Meeting, we invited the holders of approximately 51% of our shares to meet with us to discuss, among other things, our corporate governance, executive compensation practices, ESG matters and DEI initiatives. Investors holding approximately 34% of our outstanding shares accepted the invitation to meet with our management team (and, at times, our Board Chair) to discuss these important matters.

During the fall fiscal 2024 outreach, we discussed the following topics with stockholders:

•
Risk management program overseen by the Board, including risks relating to cybersecurity, AI, and ESG matters

•
Our governance approach to the use of AI in our business, including our responsible AI principles

•
Board oversight of human capital matters, such as employee engagement and attracting, engaging and retaining top talent

•
Board diversity, skills, refreshment, evaluation, structure and composition

•
Board oversight of acquisition and integration risks

•
Our DEI efforts, including the diversity of our workforce and pay equity matters, our strategies to achieve our workforce representation goals, and related progress and disclosures

•
Our climate initiatives, including our net-zero emissions goals and strategies to achieve them, and related disclosures

•
Our approach to executive compensation and alignment between our strategy and our executive compensation practices

See the Stockholder Engagement discussion in the Corporate Governance section below for more detail about our stockholder engagement program, including a summary of the feedback we received during those meetings.

10	INTUIT 2024 Proxy Statement | Proxy Summary

Corporate
Governance
Corporate Governance Practices
Intuit is committed to excellence in corporate governance. We maintain numerous policies and practices that demonstrate this commitment, including those summarized below.
Independence	Stockholder Engagement

•
Independent Board Chair

•
All non-employee directors are independent

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Independent directors meet regularly in executive session

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All members of the Board’s four standing committees are independent

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Commitment to Board refreshment, with two new independent directors added in the last year

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Long-standing, proactive and robust stockholder engagement program, including director participation

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Our bylaws provide stockholders with a proxy access right

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Stockholders may act by written consent

Accountability	Alignment with Stockholder Interests

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Annual election of all directors and majority voting in uncontested elections

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Annual stockholder advisory vote to approve Named Executive Officer compensation

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Annual Board evaluation of CEO performance

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Cash bonuses and equity awards are subject to clawback

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Pay-for-performance executive compensation program

•
Robust stock ownership requirements for senior executive officers and non-employee directors, including 10x salary for the CEO and 10x annual cash retainer for non-employee directors

•
Prohibition against director and employee (including officer) hedging and pledging of Intuit stock

•
Single class of stock with equal voting rights

Corporate Governance Practices | Corporate Governance | INTUIT 2024 Proxy Statement	11

Board Practices	Ethics Practices

•
Board Chair and CEO roles held by two different people

•
Corporate Governance Principles that are publicly available and reviewed annually

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Board composition reflects diversity of gender, race, ethnicity, skills, tenure and experience

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Director recruitment process requires a pool of candidates with a diversity of gender, race and ethnicity, among other backgrounds and experiences

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Rigorous annual Board and committee self-evaluation process facilitated by an independent third party

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Annual review of management succession planning and senior leadership development

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Regular review of cybersecurity and other significant risks to Intuit

•
Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office and overseen by the General Counsel

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Code of Ethics that applies to all Board members

•
Ethics hotline that is available to all employees as well as third parties

•
Non-retaliation policy for reporting ethics concerns

•
Audit and Risk Committee reviews complaints regarding accounting, internal accounting controls, auditing and federal securities law matters

Transparency and Responsibility

•
Nominating and Governance Committee oversees corporate responsibility and reviews ESG matters

•
Compensation and Organizational Development Committee oversees DEI initiatives in support of organizational development

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Annual Corporate Responsibility Report (reporting under Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and TCFD frameworks) and dedicated website disclosing ESG practices, including with respect to DEI, job creation and job readiness, positive impact on climate, and pay and promotion equity (https://www.intuit.com/company/corporate-responsibility/)

•
Standalone DEI report and website disclosing DEI matters (https://www.intuit.com/company/diversity/)

•
Detailed financial reporting and proxy statement disclosure designed to be clear and understandable

•
Dedicated website disclosing responsible AI principles that guide how we operate and scale our AI-driven expert platform (https://www.intuit.com/privacy/responsible-ai/)

•
Public disclosure of Corporate Governance Principles, Board Code of Ethics, Bylaws, Board committee charters, Code of Conduct & Ethics, EEO-1 forms, CDP climate questionnaires, corporate tax policy, global human rights policy and other documents (https://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx)

•
Voluntary website disclosure regarding Intuit’s political expenditures, political accountability policy and positions on public policy issues that impact the way we serve our customers (https://investors.intuit.com/corporate-
governance/political-accountability/default.aspx)

12	INTUIT 2024 Proxy Statement | Corporate Governance | Corporate Governance Practices

Board Responsibilities and Structure
The Board’s Role
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are to:
Monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders	Periodically review Intuit’s long-range strategic plan, business initiatives, enterprise risk management, capital projects and budget matters	Oversee long-term succession planning, and select, oversee and determine compensation for the CEO
The Board’s Role in Strategy
Our Board recognizes the importance of designing our overall business strategy to create long-term, sustainable value for Intuit stockholders. As a result, the Board maintains an active oversight role in helping management formulate, plan and implement Intuit’s strategy. Specifically, the Board has a robust annual strategic planning process that includes developing and reviewing elements of our business and financial plans, strategies, and near- and long-term initiatives. This annual process includes a full-day Board session to review Intuit’s overall strategy with our senior leadership team. In addition, every year, the Board reviews Intuit’s three-year financial plan, which serves as the basis for the annual operating plan for the upcoming year.
The Board considers the progress of and challenges to Intuit’s strategy, as well as related risks, throughout the year. At each regularly scheduled Board meeting, the CEO has an executive session with the Board to discuss strategic and other significant business developments since the last meeting.
Board Oversight of Risk
The full Board regularly reviews Intuit’s significant risks, oversees our risk management program and delegates certain risk oversight responsibilities to Board committees. Management is responsible for balancing risk and opportunity in support of Intuit’s objectives, and carries out the daily processes, controls and practices of our risk management program — many of which are embedded in our operations, including our disclosure controls and procedures.
Our Enterprise Risk Management (“ERM”) program is intended to review and address Intuit’s critical enterprise risks, including strategic, technology, financial, compliance and operational risks. Intuit’s Chief Compliance Officer, who reports to our General Counsel, facilitates the ERM program. As part of our ERM process, management annually identifies, assesses, prioritizes and develops mitigation plans for Intuit’s top risks over short- and longer-term time horizons. These plans are reviewed annually with the full Board and, throughout the year, the standing committees of the Board review the risk management activities under their purview and report to the full Board as appropriate. From time to time, the Board, its committees or management will consult with third-party advisors on particular risks.

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The Board
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Maintains direct oversight of our strategic risk exposure as part of its responsibility to oversee corporate strategy. The Board believes it currently benefits from review and discussion of this risk exposure among all directors and that this oversight role is appropriate given the collective breadth and depth of experience of our Board members.

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Regularly reviews and discusses significant risks with management, including through the annual strategic planning process and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, legal and regulatory developments, international business activities, and presentations on specific risks

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Considers regular reports from each committee regarding risk matters under its purview

Acquisition Committee
Reviews risks associated with Intuit’s acquisition, divestiture and investment activities and the strategy and business models of acquisition candidates
Audit and Risk Committee

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Has primary responsibility for overseeing our ERM program

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Receives a quarterly report from the Chief Compliance Officer on Intuit’s top risk areas and the progress of the ERM program

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Oversees particular risks, such as financial management, privacy, cybersecurity and fraud

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Annually reviews our ERM policies and processes, and from time to time separately reviews the Board’s approach to risk oversight

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Oversees our ethics and compliance programs, including our Code of Conduct & Ethics and the Board Code of Ethics

Compensation and Organizational Development Committee

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Reviews risks associated with our compensation programs, policies and practices, both for executives in particular and for employees generally

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Oversees DEI initiatives in support of organizational development

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Assists the Board in its oversight of stockholder engagement on executive compensation matters

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Oversees succession planning and senior leadership development

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Oversees organizational development activities and human capital management, including management depth and strength assessment; leadership development; company-wide organization and talent assessment; employee recruitment, engagement and retention; workplace environment and culture; employee health and safety; and pay equity

Nominating and Governance Committee

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Reviews risks associated with corporate governance

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Oversees overall board effectiveness, including identifying and recruiting diverse members with appropriate skills, experience and characteristics

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Annually reviews and approves our Political Accountability Policy

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Oversees our corporate responsibility risks and practices and discusses with management periodic reports on the company’s (i) progress on ESG matters and (ii) communications with stockholders and other stakeholders regarding these matters

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Assists the Board in its oversight of our engagement with stockholders

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Oversight of Cybersecurity

The Audit and Risk Committee receives regular, quarterly reports from our Chief Information Security and Fraud Officer and a cross-functional cybersecurity, compliance, risk and fraud prevention team on cybersecurity and anti-fraud efforts, including the status of projects to strengthen our security systems and improve incident readiness, existing and emerging threat landscapes, and results of third-party assessments.

Oversight of Environmental, Social and Governance (ESG) Risks

The Board has been highly engaged with management on the evolution of Intuit’s ESG practices and reporting. The Board oversees the assessment of ESG risks as part of the development of our overall long-term strategy. Given our cross-functional approach to ESG, ESG oversight responsibility is allocated across the Board’s committees based on their areas of expertise. The Compensation Committee oversees our DEI initiatives in support of organizational development, including pay equity, and considers our True North goals relating to workforce diversity in making executive compensation decisions. The Nominating and Governance Committee oversees our corporate responsibility strategy and goals, including sustainability and social matters. The Audit and Risk Committee oversees our cybersecurity and anti-fraud practices, as well as our disclosure practices relating to ESG.

Board Leadership Structure
Each year, the Board appoints a Board Chair, reviews its leadership structure and determines whether, at the time, it is in the best interests of Intuit and our stockholders for the roles of Board Chair and CEO to be held by the same person or by different people. When the same person serves as both Board Chair and CEO, the independent directors are required to appoint a Lead Independent Director. When the roles are separated, the Board in its discretion may appoint a Lead Independent Director.
Currently, the roles of Board Chair and CEO are separated. While separation of the Board Chair and CEO roles is not required under our bylaws or Corporate Governance Principles, the Board believes that at this time it is appropriate for us and in the best interests of Intuit and our stockholders. In particular, the Board believes this structure provides an effective balance between strong company leadership and oversight by independent directors with expertise from outside the company, and enables Mr. Goodarzi to focus his attention on our business strategy and operations.
In October 2023, Ms. Nora Johnson was re-appointed as Board Chair. At this time, the Board has determined that it is not necessary to appoint a Lead Independent Director given that Ms. Nora Johnson is an independent director.
Role of the Board Chair

Ms. Nora Johnson serves as Board Chair and her responsibilities in that role include:
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Presiding at meetings of the Board, including executive sessions of the independent directors, which occur at least quarterly

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Approving the agenda for Board meetings (in consultation with the CEO) and the schedule for Board meetings to provide sufficient time for discussion of all agenda items

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Ensuring the Board receives adequate and timely information

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Conducting the annual board evaluation with an independent third-party at the direction of the Nominating and Governance Committee

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Being available for consultations and communications with stockholders as appropriate

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Calling executive sessions of the independent directors

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Facilitating the critical flow of information between the Board and senior management

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Calling special meetings of the Board and stockholders

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Board, Committee and Annual Stockholder Meetings
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2023.
The Board expects that all directors will prepare for, attend and participate in all Board and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board.
During fiscal 2023, all current directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served, with the exception of Mr. Yuan, who attended 60% of the meetings held since he joined the Board on May 4, 2023. Mr. Yuan’s absences were due to an illness in July 2023, which caused him to be unable to attend two committee meetings held on the same day.
Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders. Nine of the 12 directors who were serving at the time of the 2023 Annual Meeting of Stockholders attended that meeting.
Director Independence
To be considered independent under Nasdaq rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. The Nominating and Governance Committee and the full Board annually review relevant transactions, relationships and arrangements that may affect the independence of our Board members. As required by Nasdaq rules, the Board also makes a determination that, in its opinion, no relationship exists that would interfere with any independent director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews, discusses information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit, its management and the Board.
The Board also considers the tenure of a director and whether the duration of service could impact the director’s independence from management, including the director’s engagement with management and the effectiveness of the director’s participation in Board and committee deliberations. The Board believes that a balanced mix of board tenures is effective in providing oversight and that our longer-serving directors with extensive relevant experience and institutional knowledge bring critical skills to the boardroom. In particular, the Board believes that given the size of our company, the breadth of our offerings, and the increasing regulatory complexity that we face (in critical areas like financial services), our longer-tenured directors bring a longer-term understanding of the company and the risks that we face.
Upon review of these relationships and other information provided by our directors and director nominees, the Board determined that there are no relationships that would interfere with the exercise of independent judgment by Intuit’s independent directors in carrying out their responsibilities as directors, and that the following directors and director nominees are independent: Ms. Burton, Mr. Dalzell, Ms. Liu, Ms. Mawakana, Ms. Nora Johnson, Mr. Roslansky, Mr. Szkutak, Mr. Vazquez, and Mr. Yuan. The Board also determined that former directors, Dennis D. Powell and Jeff Weiner, were independent during the time they served on the Board in fiscal 2023.
At each regularly scheduled meeting of the Board and its Committees, independent Board members meet in closed session without any company management present. The independent Board members also meet to review the CEO’s performance evaluation and compensation decisions, at the direction of the Compensation Committee.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess:
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the highest ethics, integrity and values

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an inquisitive and objective perspective, practical wisdom and mature judgment

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broad, high-level experience in business, technology, government, education or public policy

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a commitment to representing the long-term interests of Intuit’s stockholders

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sufficient time to carry out the duties of an Intuit director

When evaluating candidates for director, the Nominating and Governance Committee considers the full range of skills it has determined should be represented on the Board, as shown in Proposal 1. The committee also considers other factors, such as independence, diversity, expertise, specific skills and other qualities that may contribute to the Board’s overall effectiveness. The committee may engage third-party search firms to assist in identifying and evaluating Board candidates.
The Board and the Nominating and Governance Committee seek nominees with a diverse set of skills and personal characteristics that will complement the skills, personal characteristics and experience of our existing directors and provide an overall balance of perspectives and backgrounds. The committee will include in the initial pool of candidates for nomination as a new director individuals with a diversity of gender, race and ethnicity, among other backgrounds and experiences. In selecting nominees, the committee looks for individuals with varied professional experience, backgrounds, knowledge, skills and viewpoints in order to build and maintain a board that, as a whole,

16	INTUIT 2024 Proxy Statement | Corporate Governance | Director Independence

provides effective oversight of management. As part of its annual evaluation process, the committee assesses its ability to build an effective and diverse board.
Stockholder Recommendations of Director Candidates
Our Nominating and Governance Committee will consider director candidates recommended by stockholders. You may find our Corporate Governance Principles, which outline our Board membership criteria, at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. Any stockholder who wishes to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications via our website at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx or by mail to the Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. For faster delivery, we suggest that any communications be made via our website. The committee’s policy is to evaluate candidates properly recommended by stockholders in the same manner it evaluates candidates recommended by management or current Board members.
In addition, our bylaws permit stockholders (either individually or in a group of up to 20 stockholders) that have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials. For additional information, see Stockholder Proposals and Nominations for the 2025 Annual Meeting of Stockholders.
Service on Other Boards and Job Changes
Each director is expected to see that their other existing and planned future commitments do not materially interfere with their service on the Board. Directors generally may not serve on the boards of more than five public companies, including Intuit’s Board. In fiscal year 2023, none of our directors served on more than one other public company board at the same time that they served on our Board.
Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Board Chair. The Board, in consultation with the Nominating and Governance Committee, will determine whether to accept or reject any such resignation offer after considering whether the composition of the Board remains appropriate under the new circumstances.

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Board Committees and Charters
The Board has delegated certain responsibilities and authority to its four standing committees: Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Committees report regularly to the full Board on their activities and actions.
Each committee has a charter that it reviews annually, making recommendations to the Board for any charter revisions that might be needed to reflect evolving best practices and stock exchange or other requirements. All four committee charters are available on our website at https://investors.intuit.com/corporate-governance/committee-composition/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee. Committee members have the opportunity to meet in closed session, without management present, during each committee meeting.
Acquisition Committee NUMBER OF MEETINGS HELD IN FISCAL 2023: 4	CURRENT MEMBERS: Richard L. Dalzell (Chair) Deborah Liu Ryan Roslansky Raul Vazquez
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management if the total amount to be paid or received by Intuit meets certain requirements that are established by the Board from time to time.
Audit and Risk Committee NUMBER OF MEETINGS HELD IN FISCAL 2023: 9	CURRENT MEMBERS: Thomas Szkutak (Chair) Eve Burton Richard L. Dalzell Raul Vazquez Eric S. Yuan
The Audit and Risk Committee’s responsibilities include:
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representing and assisting the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions;

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selecting, evaluating, retaining, compensating and overseeing Intuit’s independent registered public accounting firm;

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overseeing cybersecurity and other risks relevant to our information technology environment, including by receiving regular cybersecurity updates from Intuit’s management team; and

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receiving and reviewing periodic reports from management regarding Intuit’s ethics and compliance programs.

Our Board has determined that each member of the Audit and Risk Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Szkutak, Mr. Vazquez, and Mr. Yuan qualifies as an “audit committee financial expert” as defined by SEC rules, and has “financial sophistication” in accordance with Nasdaq listing standards.
The Audit and Risk Committee held closed sessions with our independent registered public accounting firm, Ernst & Young LLP, during all of its regularly scheduled meetings in fiscal 2023.

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Compensation and Organizational Development Committee NUMBER OF MEETINGS HELD IN FISCAL 2023: 7	CURRENT MEMBERS: Suzanne Nora Johnson (Chair) Deborah Liu Tekedra Mawakana Ryan Roslansky
The responsibilities of the Compensation Committee include:
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assisting the Board in reviewing and approving executive compensation and in overseeing organizational and management development for executive officers and other Intuit employees;

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together with the CEO and the Chief People & Places Officer, periodically reviewing Intuit’s key management personnel from the perspectives of leadership development, organizational development and succession planning;

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evaluating Intuit’s strategies for hiring, developing and retaining executives in an increasingly competitive environment, with the goal of creating and growing Intuit’s “bench strength” at senior executive levels;

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annually reviewing our non-employee director compensation programs and making recommendations on the programs to the Board;

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overseeing our stock compensation programs;

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overseeing broader organizational development activities and human capital management, including management depth and strength assessment; company-wide organization and talent assessment; employee recruitment, engagement and retention;

workplace environment and culture; employee health and safety; and pay equity; and
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overseeing our DEI initiatives in support of organizational development.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations.” The Compensation Committee may delegate any of its responsibilities to subcommittees or to management as the committee may deem appropriate in its sole discretion.
Each member of the Compensation Committee is independent under Nasdaq listing standards applicable to compensation committee members and a “Non-Employee Director,” as defined in SEC Rule 16b-3. During fiscal 2023, the Compensation Committee held closed sessions with the independent compensation consultant during all of its regularly scheduled meetings.

Nominating and Governance Committee NUMBER OF MEETINGS HELD IN FISCAL 2023: 4	CURRENT MEMBERS: Eve Burton (Chair) Tekedra Mawakana Suzanne Nora Johnson Thomas Szkutak Eric S. Yuan
The Nominating and Governance Committee’s responsibilities include:
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reviewing and making recommendations to the Board regarding Board composition and our governance standards;

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evaluating the skills, experience, diversity and other characteristics that are appropriate to promote the effectiveness of the Board;

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identifying and evaluating candidates for director;

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overseeing our Political Accountability Policy, Corporate Governance Principles, and Board Code of Ethics, and reviewing each of these documents on an annual basis;

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overseeing Intuit’s practices relating to corporate responsibility, including environmental, sustainability and social matters, and discussing with management periodic reports on the company’s (i) progress on ESG matters and (ii) communications with stockholders and other stakeholders regarding these matters;
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overseeing orientation and continuing education for directors; and

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assisting the Board’s oversight of the company’s engagement with stockholders.

From time to time, the committee retains a third-party search firm to help identify potential director candidates.
Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.

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Annual Board Evaluation
Each year, our Board members assess the performance of the Board and its committees, including evaluation of:
Topics covered by the Board during the year	Board culture and structure	Board processes	Information and resources received by the Board	Effectiveness of each Board committee
The Nominating and Governance Committee oversees this process, which is led by the Board Chair and facilitated by an independent third party.

The evaluation process

1. Each Board member assesses the performance of the Board as a whole and the other directors.

2. Each Board member assesses the performance of the committees, including how well each committee keeps the full Board informed.

3. Each committee member assesses the performance of each committee on which he or she sits, including by evaluating the specific areas over which the committee has oversight responsibility.

4. Board members meet individually with the Board Chair and the independent third party to discuss their assessments and to provide further feedback.

5. The Board Chair and the independent third party share feedback received with individual directors, the Nominating and Governance Committee and the full Board.

6. The full Board reviews and discusses the feedback.

How results are used

by the Board, to identify skills, expertise, experience or other characteristics that may be desirable in new Board candidates by the Board, to identify each director's strengths and areas of opportunity and to provide insight into how each Board member can be most valuable to Intuit by the Board, to continually improve governance processes, including the flow of information from committees to the Board and the evaluation process itself by all Board committees, to evolve meeting agendas so the information they receive enables them to effectively address the issues they consider most critical by the Nominating and Governance Committee, as part of its annual review of each director's performance when considering whether to nominate the director for re-election to the Board

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Transactions with Related Persons
The Audit and Risk Committee is responsible for reviewing, and approving or ratifying, as appropriate, transactions between Intuit (or one of our subsidiaries) and any “related person” of Intuit. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and any of their respective immediate family members. The Audit and Risk Committee has adopted a written policy, which is described below, to evaluate these transactions for approval or ratification.
Identifying related persons. We collect and update information about our directors, executive officers, individuals related to them and their respective affiliated entities through annual Director & Officer Questionnaires and quarterly director and executive officer affiliation summaries. Directors and executives provide the names of their immediate family members as well as the entities with which they and their immediate family members are affiliated, including board memberships, executive officer positions and charitable organizations.
Audit and Risk Committee annual pre-approval. On an annual basis, Intuit’s accounting, procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending and/or revenue levels for each transaction or relationship.
Periodic approvals. During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. If we identify an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring approved transactions and relationships. Following approval by the Audit and Risk Committee, Intuit employees review and monitor the “related person” transactions and relationships from time to time. If transaction levels approach the approved limits, a new approval request is submitted to the Audit and Risk Committee for review at its next meeting.
Since the beginning of fiscal 2023, there have been no transactions, and there currently are no proposed transactions, in excess of  $120,000 between Intuit (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.
Stockholder Engagement
Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2023, we held discussions with many of our largest stockholders during scheduled events, including our 2023 Annual Meeting of Stockholders and our annual investor day (“Investor Day”), as well as in regularly held private meetings throughout the year.
Investor Day
In September 2023, we hosted our annual Investor Day at our offices in Mountain View, California. This program gave stockholders the opportunity to hear directly from our management team about Intuit’s performance in fiscal 2023, as well as our short- and long-term growth strategies and financial principles. Stockholders that attended were able to ask questions of management. Intuit’s leadership team also presented product demonstrations aligned to each of our “Big Bet” strategic initiatives. Virtual presentations from our corporate responsibility and DEI leaders were also available. The Investor Day materials can be viewed at https://investors.intuit.com/events-and-presentations/event-details/2023/Intuit-Investor-Day-2023/default.aspx.
Investor Outreach
Members of the management team and, at times, the Board Chair regularly hold private meetings with stockholders to discuss their perspectives and solicit feedback on various topics.

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We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.

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Stockholder Communications with the Board
Any stockholder may communicate with the entire Board or individual directors through our Corporate Secretary via our website at
https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx or by mail c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. For faster delivery, we suggest that any communications be made via our website. The Board has instructed the Corporate Secretary to review this correspondence and determine whether matters submitted are appropriate for Board consideration. The stockholder communications determined to be appropriate for Board consideration are reviewed by the Nominating and Governance Committee on behalf of the Board. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response. Communications such as product or commercial inquiries or complaints, job inquiries, surveys, business solicitations, advertisements, or patently offensive or otherwise inappropriate material are not forwarded to the Board.

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Corporate Responsibility
Intuit’s mission is to power prosperity around the world, and part of that is supporting underserved communities. Our work goes beyond our products, as we see our global customers facing a myriad of challenges. Intuit is committed to using our products, unique expertise, and scale to have a positive impact on communities around the world. To help power prosperity for those who need it most, our corporate responsibility strategy is aligned to our mission, our values and our True North goals, bold goals and Big Bet strategic priorities. We hold ourselves accountable to this strategy by setting measurable True North goals. The Board and its committees oversee our corporate responsibility strategy, which includes our sustainability, job creation, job readiness and DEI initiatives.
Positive Impact on Climate

Intuit has long been focused on making a positive impact on climate, a significant issue that we believe directly affects prosperity. We take a holistic approach to climate and sustainability, driving initiatives both internally within our operational footprint and supply chain, and externally in the communities we serve. In fiscal 2023, we took a bold step forward in our climate journey by committing to reach net-zero greenhouse gas (GHG) emissions across our operations and supply chain by fiscal 2040. This target has been validated by the Science Based Targets initiative (SBTi), a global body that enables businesses to set ambitious emissions reduction targets in line with the latest climate science. Our commitment is also aligned with the Paris Climate Accords, an international treaty on climate change that calls for net-zero global emissions by 2050. With our long-term net-zero target, our aim is to decarbonize our business operations footprint 10 years ahead of when climate scientists predict we must reach planet-wide net-zero emissions. SBTi’s validation of our net-zero targets is a critical milestone in our commitment to sustainability.

In addition to this net-zero commitment, we’ve built our Climate Positive program, designed to benefit the communities where we live and work. For four years, we’ve been expanding the program to drive innovative and impactful carbon reduction projects that also provide socioeconomic benefits in underserved communities. As part of our Climate Positive program, we set a goal to drive an additional 2,000,000 metric tonnes (MT) reduction of carbon dioxide equivalent emissions by 2030 by catalyzing climate action in partnership with our employees and the communities we serve. We previously referred to this as our 50x by 30 program — the metric and our goal have not changed with the renaming of this program. By the end of fiscal 2023, we reduced greenhouse gas emissions in communities by 495,000 metric tonnes (since 2018), exceeding our fiscal 2023 goal of 400,000 metric tonnes.
Job Readiness

We are committed to providing the education and training that prepares students for a prosperous tomorrow. Developing personal finance, entrepreneurial finance, and durable skills is crucial for a successful future and will help students be prepared to address life’s challenges. Through our Prosperity Hub School District program, we offer Intuit’s entrepreneurial and educational content, teacher professional development, and programs from our strategic partners free of charge to underserved school districts to help address educational equity issues. Our training programs help students develop and certify the durable skills that employers seek and support educators in their ongoing efforts to teach these critical topics in their curriculum and beyond. Since fiscal 2021, we have partnered with 21 school districts across eight countries, better preparing over 2,500,000 students for jobs, exceeding our fiscal 2023 cumulative goal of 2,200,000 students.

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Job Creation
We believe that talent is dispersed equally, but the opportunity to prosper is not. Rapid technological, environmental, and societal shifts are driving rising inequality in communities across the globe, leading to a lack of job opportunities in many communities today. Our Prosperity Hub Program works to address these challenges by creating job opportunities in underserved communities. Working with key customer success partner-employers, we hire, train, and retain talent to provide domain and product expertise supporting our offerings. We launched our first Prosperity Hub in 2016 and, in fiscal 2023, our Prosperity Hubs had maintained over 18,200 seasonal and year-round jobs created in these communities. While these jobs generated over $195,000,000 of economic impact in underserved communities, we fell short of our fiscal 2023 job creation goal due to a decline in overall US federal income tax returns and fewer customers needing support.
Diversity, Equity and Inclusion
Since our founding, we’ve put our people first. Our DEI initiatives underscore this commitment. We seek diverse perspectives, and we believe in helping our employees do the best work of their lives. This includes fully integrating inclusion and equity into how we operate as a business. And we continue to find new ways to foster a culture that’s as diverse as our customers and the communities we serve. We align our DEI work with our mission to power prosperity for our diverse customers, and we measure the success of that work against our True North Goals. Our representation initiatives focus on attracting and developing the best diverse talent to ensure individuals from all backgrounds have an equal opportunity to be employed and succeed at Intuit. While these goals focus on our long-term vision of a workforce that reflects the diversity of our customers, they are aspirational and we do not set quotas or make employment decisions based on an individual’s identity. Our Chief Diversity, Equity & Inclusion Officer leads a dedicated team and cross-functional partners in our DEI efforts. Our Compensation Committee oversees Intuit’s DEI initiatives in support of organizational development.
Pay Equity
We strive to reward employees with compensation that is market-competitive, fair, and equitable across gender, race and ethnicity. We invest in this commitment by performing pay equity analyses twice a year using independent, third-party vendors. We are transparent about our pay equity results and have multiple avenues for employees to raise any questions about their pay.
To learn more about our corporate responsibility efforts, see our Corporate Responsibility Report at https://www.intuit.com/company/corporate-responsibility/.

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Proposal No. 1
Election of Directors
Our Board Nominees
The Board currently consists of 11 directors, all of whom are standing for re-election to the Board at the Meeting. Based on the recommendations of the Nominating and Governance Committee, the Board has nominated Eve Burton, Scott D. Cook, Richard L. Dalzell, Sasan K. Goodarzi, Deborah Liu, Tekedra Mawakana, Suzanne Nora Johnson, Ryan Roslansky, Thomas Szkutak, Raul Vazquez, and Eric S. Yuan for election at the Meeting. All of the nominees were elected to the Board by our stockholders at our 2022 annual meeting of stockholders, except for Mr. Roslansky and Mr. Yuan, who both joined the Board in May 2023. A special search committee of the Board identified and presented several candidates to the Board for consideration. After the Board interviewed Mr. Yuan and Mr. Roslansky, they determined these individuals’ backgrounds, skills, and experiences made them an excellent match to complement the existing skills on the Board.
Diversity of Skills and Expertise
Our Board is currently composed of a group of leaders with broad and diverse experience in many areas, as shown below. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure. Our Board members have acquired these diverse skills through their accomplished careers and their service as executives and directors of a wide range of other public and private companies.
The charts in the Proxy Summary provide additional detail regarding the tenures, ages, genders and diversity of our Board nominees.
Board Refreshment
Our directors have an extensive breadth of professional backgrounds, including as entrepreneurs, technologists, operational and financial experts, and global enterprise leaders. In addition, our slate of nominees reflects a balance between Intuit’s commitment to thoughtful Board refreshment and the value of the experience that our longer-tenured directors bring, as well as a diversity of backgrounds, experiences and perspectives. In the past year, we’ve added two new independent directors to our Board. Three of our nine continuing independent director nominees have served on our Board for five or fewer years. We describe the Nominating and Governance Committee’s processes for identifying director nominees and reviewing the Board’s composition in the Corporate Governance section.

26	INTUIT 2024 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Eve Burton Executive Vice President and Chief Legal Officer, The Hearst Corporation Independent	Director since: 2016 Committees: Nominating and Governance (Chair), Audit and Risk Age: 65
Professional Background
The Hearst Corporation, one of the nation’s largest global diversified communications and software companies
•
Executive Vice President and Chief Legal Officer since December 2019

•
Senior Vice President, General Counsel, 2012-2019

•
Vice President and General Counsel, 2002-2012

•
Member of Board of Directors, CEO’s strategic advisory group and the Hearst Venture Investment Committee

•
Founder and Chairwoman of HearstLab, which invests in women-led startups

Ms. Burton manages a global legal team that provides services to all of Hearst’s more than 350 businesses around the world. In addition, she oversees compliance, government affairs and innovation programs. She is also one of Hearst’s leaders in M&A and in establishing worldwide strategic enterprise deals.
Prior to joining Hearst, Ms. Burton served as Vice President and Chief Legal Counsel at Cable News Network (CNN). She serves on the Board of Directors of A&E Television Networks LLC and previously served on the Board of Directors of AOL.
Other Affiliations
•
The David and Helen Gurley Brown Institute for Media Innovation at Stanford and Columbia Universities

Education
•
Bachelor of Arts, Hampshire College

•
Juris Doctor, Columbia Law School

Key Skills and Experience
•
Legal and business experience as an EVP and the chief legal officer for a global company engaged in a broad range of diversified communications and software businesses, including consumer and digital media, health, transportation, and financial services, as well as strategic partnerships and investments

•
Insights into operational and security issues facing online consumer services companies and business-to-business software companies

•
Expertise in the technology, go-to-market, and public policy domains

•
“Financial sophistication” (in accordance with Nasdaq listing standards)

Other Public Company Boards
None

Scott D. Cook Founder, Intuit Inc.	Director since: 1984 Committees: None Age: 71
Professional Background
Intuit
•
Founder

•
Chairman of the Board, 1993-1998

•
President and Chief Executive Officer, 1984-1994

Mr. Cook served on the board of directors of The Procter & Gamble Company from 2000 to 2020, where he was a member of the Compensation and the Technology & Innovation Committees, and on the board of directors of eBay Inc. from 1998 to 2015, where he was a member of the Corporate Governance and Nominating Committee.
Education
•
Bachelor of Arts, Economics and Mathematics, University of Southern California

•
Master of Business Administration, Harvard Business School

Key Skills and Experience
•
Experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation at companies in technology and other sectors

•
Extensive knowledge of Intuit’s operations, markets, customers, management and strategy

•
Experience as a Board member of other large, global, consumer-focused companies

•
Expertise in the customer, technology, product and go-to-market domains

Other Public Company Boards
None

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2024 Proxy Statement	27

Richard L. Dalzell Former Senior Vice President and Chief Information Officer, Amazon.com, Inc. Independent	Director since: 2015 Committees: Acquisition (Chair), Audit and Risk Age: 66
Professional Background
Amazon
•
Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer, 2001-2007

•
Senior Vice President and Chief Information Officer, 2000-2001

•
Vice President and Chief Information Officer, 1997-2000

Before he joined Amazon, Mr. Dalzell was Vice President of the Information Systems Division at Walmart Inc. for three years. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until it was acquired by Verizon Communications Inc. in 2015. He also served as a director of Twilio, Inc. from 2014 to 2023, where he was a member of the Nominating and Governance Committee.
Education
•
Bachelor of Science, Engineering, the United States Military Academy at West Point

Key Skills and Experience
•
Extensive experience, expertise and background in information technology, platform software, cloud computing and cybersecurity, as well as a global perspective

•
Corporate leadership experience gained from his service in various senior executive roles

•
Expertise in the product, technology and go-to-market domains

Other Public Company Boards
None

Sasan K. Goodarzi President and Chief Executive Officer, Intuit Inc.	Director since: 2019 Committees: None Age: 55
Professional Background
Intuit
•
President and CEO since 2019

•
Executive Vice President and General Manager of the Small Business & Self-Employed Group, 2016-2018

•
Executive Vice President and General Manager of the Consumer Tax Group, 2015-2016

•
Senior Vice President and General Manager of the Consumer Tax Group, 2013-2015

•
Senior Vice President and Chief Information Officer, 2011-2013

•
Led several business units, including Intuit Financial Services and the professional tax division, 2004-2010

Mr. Goodarzi served as Chief Executive Officer of Nexant Inc., a privately held provider of intelligent grid software and clean energy solutions, for ten months beginning in November 2010. Prior to joining Intuit, Mr. Goodarzi worked for Invensys, a global provider of industrial automation, transportation and controls technology, serving as global president of the products group. He also held a number of senior leadership roles in the automation control division at Honeywell.
Education
•
Bachelor of Science, Electrical Engineering, University of Central Florida

•
Master of Business Administration, Kellogg School of Management at Northwestern University

Key Skills and Experience
•
Deep understanding of Intuit’s business and culture

•
Instrumental contributions to and experience in developing and executing our strategic priorities

•
Expertise in the customer, product, technology, go-to-market and public policy/government relations domains

Other Public Company Boards
Atlassian Corporation Plc. since 2018 (chairs the Compensation and Leadership Development Committee)

28	INTUIT 2024 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Deborah Liu Chief Executive Officer, President and Director, Ancestry.com LLC Independent	Director since: 2017 Committees: Acquisition, Compensation and Organizational Development Age: 47
Professional Background
Ancestry.com, a family history and consumer genomics company
•
Chief Executive Officer, President and member of the board of directors since March 2021

Facebook (now Meta Platforms, Inc.)
•
Held several senior executive positions, including Vice President of FB App Commerce, Vice President, Platform Marketplace, and Director of Product Management, 2014 -2021

•
Helped create Facebook’s commerce and payments businesses

•
Led the development of Facebook’s first mobile ad product for apps and Audience Network

•
Built Facebook’s games business and payments platform

Ms. Liu has worked in the tech industry for over 20 years. Prior to Facebook, she spent several years in product roles at PayPal and eBay, including leading the integration between the two products. She holds several payments and commerce-related patents.
Other Affiliations
Founder of Women in Product, a nonprofit to connect and support women in the product management field
Education
•
Bachelor of Science, Civil Engineering, Duke University

•
Master of Business Administration, Stanford Graduate School of Business

Key Skills and Experience
•
Extensive executive management experience in large global technology companies

•
Deep technical understanding of mobile platforms

•
Strong background building personalized and rich experiences across apps, products, people and third-party integrations

•
Expertise in the customer, product, technology and go-to-market domains

Other Public Company Boards
None

Tekedra Mawakana Co-Chief Executive Officer, Waymo LLC Independent	Director since: 2020 Committees: Compensation and Organizational Development, Nominating and Governance Age: 52
Professional Background
Waymo, an autonomous driving technology company
•
Co-Chief Executive Officer since April 2021

•
Chief Operating Officer, 2019-April 2021

•
Chief External Officer, 2018-2019

•
Global Head of Policy, 2017-2018

Prior to joining Waymo, Ms. Mawakana served as Vice President, Global Government Relations and Public Policy at eBay from 2016 to 2017 and Vice President and Deputy General Counsel, Global Public Policy at Yahoo from 2013 to 2016. She started her career at the DC-based law firm Steptoe & Johnson LLP.
Other Affiliations
•
Member of the Advisory Council to Boom Technology Inc.

•
Former Member of the Board of Industry Leaders of the Consumer Technology Association

Education
•
Bachelor of Arts, Trinity College (now Trinity Washington University)

•
Juris Doctor, Columbia Law School

Key Skills and Experience
•
Extensive experience in advising publicly traded consumer technology companies on global regulatory policy

•
Deep understanding of public policy related to commerce and advanced applications of artificial intelligence and machine learning

•
Expertise in the customer, technology, go-to-market and public policy/government relations domains

Other Public Company Boards
None

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2024 Proxy Statement	29

Suzanne Nora Johnson Former Vice Chairman, The Goldman Sachs Group Board Chair since: January 2022 Independent	Director since: 2007 Committees: Compensation and Organizational Development (Chair), Nominating and Governance Age: 66
Professional Background
The Goldman Sachs Group
•
Several management positions, including Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division, 1985-2007

Ms. Nora Johnson served on the board of directors of VISA Inc. from 2007 to 2022, where she was a member of the Nominating and Governance Committee and the Audit and Risk Committee, and on the board of directors of American International Group, Inc. from 2008 to 2020, where she was chair of the Risk and Capital Committee and a member of the Nominating and Corporate Governance Committee and the Technology Committee.
Other Affiliations
•
Co-Chair, The Brookings Institution

•
Chair of the Board of Directors, Markle Foundation

•
Chair of the Board of Trustees, The University of Southern California

Education
•
Bachelor of Arts, University of Southern California

•
Juris Doctor, Harvard Law School

Key Skills and Experience
•
Valuable business experience managing large, complex, global institutions

•
Insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses

•
Extensive knowledge of Intuit’s business and strategy and understanding of external perceptions that help to deliver effective oversight of the Board and management

•
Expertise in the product and go-to-market domains

Other Public Company Boards
Pfizer Inc. since 2007 (chairs the Audit Committee and serves on the Regulatory and Compliance Committee and the Executive Committee)

Ryan Roslansky Chief Executive Officer, LinkedIn Corporation Independent	Director since: 2023 Committees: Acquisition, Compensation and Organizational Development Age: 45
Professional Background
LinkedIn
•
Chief Executive Officer since June 2020

•
Chief Product Officer, 2009-2020

Prior to becoming CEO of LinkedIn, Mr. Roslansky held the role of global head of product and various roles in LinkedIn’s research and development organization. Prior to LinkedIn, Mr. Roslansky was senior vice president of products at Glam Media and held various product and general management positions at Yahoo!. He served on the board of directors of GoDaddy Inc. from 2018 to 2023, where he was a member of the Nominating and Governance Committee.
Key Skills and Experience
•
Valuable business experience building a global technology platform

•
Deep technical understanding of SaaS and mobile platforms

•
Expertise in the customer, product, technology and go-to-market domains

Other Public Company Boards
None

30	INTUIT 2024 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Thomas Szkutak Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc. Independent	Director since: 2018 Committees: Audit and Risk (Chair), Nominating and Governance Age: 62
Professional Background
Amazon
•
Senior Vice President and Chief Financial Officer, 2002-2015

General Electric
•
Chief Financial Officer of GE Lighting, 2001-2002

•
Finance Director of GE Plastics Europe, 1999-2001

•
Executive Vice President of Finance at GE Asset Management (formerly known as GE Investments), 1997-1999

•
Graduate of GE’s financial management program

Mr. Szkutak has served as an advisor and operating partner of Advent International, a global private equity firm, since 2017. He served on the board of directors of athenahealth, Inc. from 2016 to 2019, where he was chair of the Audit Committee, and on the board of directors of Zendesk, Inc. from 2019 to 2022, where he was the chair of the Audit Committee.
Education
•
Bachelor of Science, Business Administration, Boston University

Key Skills and Experience
•
Deep public company financial expertise

•
Executive management experience with large, global organizations

•
Expertise in the customer, product and go-to-market domains

•
Audit committee financial expert (as defined by SEC rules) with “financial sophistication” (in accordance with Nasdaq listing standards)

Other Public Company Boards
None

Raul Vazquez Chief Executive Officer and Director, Oportun Financial Corporation Independent	Director since: 2016 Committees: Acquisition, Audit and Risk Age: 52
Professional Background
Oportun Financial, a financial technology company
•
Chief Executive Officer, since 2012

Prior to joining Oportun, Mr. Vazquez spent nine years at Walmart in various senior leadership roles, including Executive Vice President and President of Walmart West, Chief Executive Officer of Walmart.com, and Executive Vice President of Global eCommerce for developed markets. Mr. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies, and as an industrial engineer for Baxter Healthcare. Mr. Vazquez served as a member of the board of directors of Staples, Inc. from 2013 to 2016.
Other Affiliations
•
Chair of the Federal Reserve Board’s Community Advisory Council, 2015-2017

•
Consumer Financial Protection Bureau’s Consumer Advisory Board, 2016-2018

Education
•
Bachelor of Science, Stanford University

•
Master of Science, Industrial Engineering, Stanford University

•
Master of Business Administration, The Wharton School at the University of Pennsylvania

Key Skills and Experience
•
Wide range of experience in innovative consumer financial products, retail, marketing, e-commerce, technology and community development

•
Executive leadership experience with global organizations

•
Expertise in the customer, product, technology, go-to-market and public policy/government relations domains

•
Audit committee financial expert (as defined by SEC rules) with “financial sophistication” (in accordance with Nasdaq listing standards)

Other Public Company Boards
Oportun Financial Corporation since 2019

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2024 Proxy Statement	31

Eric S. Yuan Founder, Chief Executive Officer and Director, Zoom Video Communications, Inc. Independent	Director since: 2023 Committees: Audit and Risk, Nominating and Governance Age: 53
Professional Background
Zoom Video Communication, an all-in-one intelligent collaboration platform
•
Chief Executive Officer, since 2011

Prior to founding Zoom in 2011, Mr. Yuan was corporate vice president of engineering at Cisco, where he was responsible for Cisco’s collaboration software development. Mr. Yuan was also one of the founding engineers and vice president of engineering at Webex, which was acquired by Cisco. He is a named inventor on 11 issued and 20 pending patents.
Education
•
Bachelor of Science, Applied Math, Shandong University of Science & Technology

•
Master of Engineering, China University of Mining & Technology

Key Skills and Experience
•
Extensive executive management experience in large global technology companies

•
Deep technical understanding of SaaS and mobile platforms

•
Expertise in the customer, product, technology, go-to-market and public policy/government relations domains

•
Audit committee financial expert (as defined by SEC rules) with “financial sophistication” (in accordance with Nasdaq listing standards)

Other Public Company Boards
Zoom Video Communications since 2011

The following chart shows certain self-identified personal characteristics of our current directors, in accordance with Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (as of November 22, 2023)
Total number of directors:	11
	Female	Male	Non-binary	Did not disclose gender
Directors	4	7	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latino	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	1	1	—	—
Directors who identify as Middle Eastern: 1

32	INTUIT 2024 Proxy Statement | Proposal No. 1 Election of Directors | Our Board Nominees

Election Mechanics
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board before that meeting. Although we know of no reason why any of the nominees would not be able or willing to serve, if any nominee is unable or unwilling to serve or for good cause does not serve, the proxy holder can vote your shares either for a substitute nominee (if one is proposed by the Board) or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may further reduce the size of the Board.
If a nominee does not receive more votes in favor than votes against their election, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it, within 90 days of the date the election results are certified.
The Board recommends that you vote FOR the election of each of the director nominees.

Our Board Nominees | Proposal No. 1 Election of Directors | INTUIT 2024 Proxy Statement	33

Director
Compensation
Annual Retainer and Equity Compensation Program for Non-Employee Directors
Our director compensation programs are designed to attract and retain qualified non-employee board members and to align their interests with the long-term interests of our stockholders. The Compensation Committee annually reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-management directors at companies within the same peer group the committee uses to assess executive compensation. The Compensation Committee makes recommendations to the Board if it determines changes are needed.
In each of October 2022 and October 2023, the committee reviewed the compensation of our non-employee directors and determined not to make any changes to the program.
2023 Annual Cash Retainers
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts shown in the following table.
Position	Annual Amount ($)
Non-Employee Board Member	75,000
Chair of the Board of Directors*	90,000
Members of each of the Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair**	32,500
Compensation and Organizational Development Committee Chair**	25,000
Acquisition Committee and Nominating and Governance Committee Chairs**	17,500

*
The Chair of the Board of Directors also receives the Board membership retainer.

**
Committee chairs also receive the committee membership retainer.

These retainers are paid in quarterly installments and are prorated for any changes to committee service that occur during the year. Directors may elect to defer cash retainers into tax-deferred Intuit stock units by making an irrevocable written election before the start of each calendar year. These tax-deferred stock units, known as Conversion Grants, are granted quarterly and are fully vested at the time of grant. The shares underlying Conversion Grants are distributable five years from the date of grant, or upon an earlier separation from the Board or change in control of Intuit. Directors generally may elect to defer settlement of their Conversion Grants for a longer period of time (from six to ten years following the date of grant).
We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. However, we do not pay meeting attendance fees.

34	INTUIT 2024 Proxy Statement | Director Compensation | Annual Retainer and Equity Compensation Program for Non-Employee Directors

2023 Director Equity Compensation Program
Grants are made to non-employee directors in the form of a fixed dollar value of RSUs as shown below:
Board Position	Fixed Amount of Award ($)	Vesting schedule
Non-Employee Board Member (annual grant)	260,000	Generally vests in full on the first day of the 12th month following the grant date
Chair of the Board (supplemental annual grant)	90,000	Generally vests in full on the first day of the 12th month following the grant date
Because these grants are for a fixed dollar amount, the number of RSUs awarded annually to non-employee directors varies, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants are awarded each year on the day following the annual meeting of stockholders. For a director who joins between annual meetings, the annual grant will be prorated based on the number of full months of expected service until the first anniversary of the most recent annual meeting. These prorated grants will vest on the same day as the other directors’ annual grants. Once RSUs vest, issuance of shares is deferred until five years from the date of grant, or an earlier separation from the Board or change in control of Intuit. Directors generally may elect to defer settlement of their RSUs for a longer period of time (from six to ten years following the date of grant). The short vesting schedule serves to avoid director entrenchment, while the five-year deferral ensures long-term alignment of director interests with those of our stockholders.
All of the RSUs that we grant to our directors have dividend equivalent rights. Dividend equivalents accumulate and are paid only when the shares underlying the RSUs are issued. Dividend equivalent rights on RSUs that fail to vest are forfeited.
The Amended and Restated 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) provides that the annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including awards granted in lieu of retainers or other cash payments) may not exceed $625,000, plus an additional $250,000 for the non-employee director serving as the Chair of the Board.
Director Stock Ownership Requirement
Directors are required to own Intuit stock with a value equal to at least ten times the amount of the annual Board member retainer. Unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Under our policy, directors must comply with this requirement within five years from the date they join the Board. If any director does not meet the stock ownership requirement within this time frame, then 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2023, all of our directors were in compliance with our policy.
Donation Matching Program for Non-Employee Directors
Our non-employee directors may participate in the Donation Matching Program for Non-Employee Board Members. Under this program, Intuit will match donations made by non-employee directors to qualified charitable organizations, up to a maximum of  $15,000 per director per fiscal year.

Director Stock Ownership Requirement | Director Compensation | INTUIT 2024 Proxy Statement	35

Director Summary Compensation Table
The following table summarizes the fiscal 2023 compensation earned by each of our directors, other than Mr. Goodarzi whose compensation is described under “Executive Compensation Tables,” and former directors who served during fiscal 2023.
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Eve Burton	—(1)	378,666(1)(2)	—	378,666
Scott D. Cook	—	—	1,235,000(3)	1,235,000
Richard L. Dalzell	—(1)	383,025(1)(2)	—	383,025
Deborah Liu	—(1)	365,974(1)(2)	15,000(4)	380,974
Tekedra Mawakana	25,000(1)	335,627(1)(2)	–	360,627
Suzanne Nora Johnson	215,000	350,302(2)	15,000(4)	580,302
Dennis D. Powell (served through January 19, 2023)	68,750	–	–	68,750
Ryan Roslansky (appointed May 4, 2023)	26,250	173,362(2)	–	199,612
Brad D. Smith (served through January 19, 2023)	37,500	–	–	37,500
Thomas Szkutak	–(1)	376,954(1)(2)	–	376,954
Raul Vazquez	105,000	260,338(2)	–	365,338
Jeff Weiner (served through January 19, 2023)	50,000	–	–	50,000
Eric S. Yuan (appointed May 4, 2023)	25,000	173,362(2)	–	198,362

(1)
For Ms. Burton, Mr. Dalzell, Ms. Liu, Ms. Mawakana, and Mr. Szkutak, the number in the “Stock Awards” column includes the value of Conversion Grants at the time of grant in addition to the value of the annual equity grant. Each of Ms. Burton, Mr. Dalzell, Ms. Liu, and Mr. Szkutak elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2022 in RSUs. Each of Ms. Burton, Mr. Dalzell, Ms. Liu, Ms. Mawakana, and Mr. Szkutak elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2023 in RSUs. These Conversion Grants are granted on a quarterly basis, following the applicable annual meeting, and are fully vested at the time of grant. Please see the “Equity Grants to Directors During Fiscal Year 2023” table for more information.

(2)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). See the “Equity Grants to Directors During Fiscal Year 2023” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2023” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(3)
Mr. Cook is an employee of Intuit, so he is not compensated as a non-employee director. Mr. Cook’s cash compensation shown in the table reflects salary of  $650,000 and an incentive bonus of  $585,000 awarded for performance in fiscal 2023. Mr. Cook was not granted any equity awards during fiscal 2023.

(4)
Represents matching contributions to charitable organizations pursuant to the Donation Matching Program for Non-Employee Board Members.

36	INTUIT 2024 Proxy Statement | Director Compensation | Director Summary Compensation Table

Equity Grants to Directors During Fiscal Year 2023
The following table shows the RSU grants made to each of our directors, other than Mr. Goodarzi, and former directors who served during fiscal 2023.
	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)	Grant Date Fair Value ($)(1)
Eve Burton	10/28/2022	69 (2)	29,794
	1/20/2023	654 (3)	260,338
	1/20/2023	74 (2)	29,457
	5/5/2023	69 (2)	29,390
	7/28/2023	58 (2)	29,687
Scott D. Cook(4)	—	—	—
Richard L. Dalzell	10/28/2022	71 (2)	30,657
	1/20/2023	654 (3)	260,338
	1/20/2023	77 (2)	30,651
	5/5/2023	72 (2)	30,669
	7/28/2023	60 (2)	30,710
Deborah Liu	10/28/2022	61 (2)	26,339
	1/20/2023	654 (3)	260,338
	1/20/2023	66 (2)	26,272
	5/5/2023	62 (2)	26,409
	7/28/2023	52 (2)	26,616
Tekedra Mawakana	1/20/2023	654 (3)	260,338
	1/20/2023	63 (2)	25,078
	5/5/2023	59 (2)	25,131
	7/28/2023	49 (2)	25,080
Suzanne Nora Johnson	1/20/2023	880 (3)	350,302
Dennis D. Powell		—	—
Ryan Roslansky	5/5/2023	407 (5)	173,362
Brad D. Smith		—	—
Thomas Szkutak	10/28/2022	58 (2)	25,044
	1/20/2023	654 (3)	260,338
	1/20/2023	63 (2)	25,078
	5/5/2023	78 (2)	33,224
	7/28/2023	65 (2)	33,270
Raul Vazquez	1/20/2023	654 (3)	260,338
Jeff Weiner		—	—
Eric S. Yuan	5/5/2023	407 (5)	173,362

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant.

(2)
These amounts represent RSUs awarded pursuant to a Conversion Grant, which are granted quarterly with a fair value equal to 25% of the annual retainers for Board and committee service (as described above under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) and calculated using the closing market price of Intuit’s common stock on the date of grant. Conversion Grants are fully vested at the time of grant because they replace cash compensation that is vested when it is paid.

(3)
These amounts represent RSUs awarded pursuant to an annual non-employee director grant, which vests as to 100% of the shares on January 1, 2024, subject to the director’s continued service.

(4)
Mr. Cook was not granted any equity awards from Intuit during fiscal 2023.

(5)
These amounts represent RSUs awarded pursuant to a New Board Member grant that was prorated based on the number of full months of expected service until the next annual meeting and vests as to 100% of the shares on January 1, 2024, subject to the director’s continued service.

Equity Grants to Directors During Fiscal Year 2023 | Director Compensation | INTUIT 2024 Proxy Statement	37

Outstanding Equity Awards for Directors at
Fiscal Year-End 2023
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Goodarzi, and former directors who served during fiscal 2023, as of July 31, 2023.
Director Name	Aggregate Shares Subject to Outstanding Stock Awards (#)(1)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)(1)
Eve Burton	10,620	9,966
Scott D. Cook	—	—
Richard L. Dalzell	5,331	4,677
Deborah Liu	6,991	6,337
Tekedra Mawakana	2,205	1,551
Suzanne Nora Johnson	4,355	3,475
Dennis D. Powell	—	—
Ryan Roslansky	407	—
Brad D. Smith	—(2)	—
Thomas Szkutak	5,452	4,798
Raul Vazquez	3,958	3,304
Jeff Weiner	—	—
Eric S. Yuan	407	—

(1)
For each non-employee director, the amounts reflected as aggregate shares subject to outstanding stock awards include vested and deferred stock awards, for which settlement is deferred in accordance with Intuit’s director equity compensation program.

(2)
Mr. Smith has no outstanding awards that were granted to him for his service as a non-employee director. As of July 31, 2023, Mr. Smith held stock options representing a total of 157,170 shares with exercise prices ranging from $135.35 to $303.94 per share. These options were granted prior to December 31, 2021 when Mr. Smith was an employee of Intuit. All of these options were exercisable as of July 31, 2023, and will expire on January 18, 2024.

38	INTUIT 2024 Proxy Statement | Director Compensation | Outstanding Equity Awards for Directors at Fiscal Year-End 2023

Proposal No. 2 Advisory Vote to Approve Executive Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking stockholders to vote, on an advisory basis, to approve Intuit’s executive compensation for our Named Executive Officers (“NEOs”).
The Compensation Discussion and Analysis section of this proxy statement explains the Compensation Committee’s guiding compensation philosophy. The Compensation Committee strives to establish a compensation program that:
•
compensates our executives based on both overall company performance and individual employee performance;

•
supports our corporate growth strategy;

•
enables Intuit to attract, retain and motivate talented executives with proven experience;

•
closely ties our NEOs’ compensation to short- and long-term performance goals and strategic objectives (including our True North goals relating to reducing greenhouse gas emissions, increasing workforce diversity, creating jobs and better preparing individuals for jobs); and

•
makes incentive compensation a greater portion of overall pay for our NEOs than it is for most other Intuit employees, because the NEOs lead our key business units or functions and thus have the ability to directly influence overall company performance.

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, as described under Executive Compensation Highlights in the Proxy Summary above and in the Compensation Discussion and Analysis section below.
We urge you to read the Compensation Discussion and Analysis section of this proxy statement to learn how our policies and practices reflect our compensation philosophy, and the Executive Compensation Tables section to learn about the specific compensation of our NEOs. The Compensation Committee and the Board believe that Intuit’s policies and procedures reflect our compensation philosophy and promote its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values your opinions and will consider the outcome of the “say-on-pay” vote when making future compensation decisions for NEOs.
The Board recommends that you vote FOR approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal No. 2 Advisory Vote to Approve Executive Compensation | INTUIT 2024 Proxy Statement	39

Compensation Risk Assessment
Intuit conducted a review of its key compensation programs, policies and practices in conjunction with FW Cook, the Compensation Committee’s independent compensation consultant, which prepared a report on our company-wide compensation programs.
This analysis was reviewed with the Compensation Committee at its October 25, 2023, meeting. The review and analysis did not identify any compensation programs, policies or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on Intuit.
The factors summarized below support this conclusion:
•
Overall compensation levels are in a competitive market range for a company of Intuit’s size and scope.

•
Our programs use a mix of short-term and long-term incentives, with different performance periods and a broad mix of metrics, including both revenue-driven and profit-driven performance measures, in an effort to deter undue focus on a single goal.

•
Our compensation programs are designed to create a balance of different incentives by using: (1) a mix of cash and equity, (2) annual incentives that are based in part on company-wide performance metrics that align with our business plans and in part on strategic objectives, and (3) long-term incentives in three different forms of equity with varied time horizons and vesting conditions.

•
Annual cash incentives for our senior executives (including our NEOs) are capped at 180% of target overall and 150% of target based on the achievement of objective performance goals (i.e., before possible adjustments based on personal performance). All other eligible employees participate in a common company-funded cash incentive pool with a fixed dollar ceiling.

•
We have established robust stock ownership requirements for the CEO (10x base salary), CFO, Chief Technology Officer and General Managers of our principal business units (5x base salary), other Executive Vice Presidents (3x base salary), Senior Vice Presidents (1.5x base salary) and non-employee directors (10x annual retainer).

•
The CEO’s PSUs and RSUs have a mandatory one-year holding requirement after they vest.

•
Severance is limited and at the lower end of the competitive range for a company of Intuit’s size and scope.

•
Our insider trading policy prohibits officers and all other employees from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving Intuit’s securities.

•
We have established “clawback” provisions for performance-based equity awards and for cash bonus payments under the annual cash incentive plan in which our executive officers participate.

•
We have a robust executive succession planning process, including both long-term succession and regular review of emergency short-term plans.

•
The Compensation Committee provides close oversight of our compensation programs, including a significant level of engagement, self-assessment and executive session discussions.

40	INTUIT 2024 Proxy Statement | Proposal No. 2 Advisory Vote to Approve Executive Compensation | Compensation Risk Assessment

Compensation and Organizational Development Committee Report
Set out below is the Compensation Discussion and Analysis, which discusses Intuit’s executive compensation programs and policies and explains how we and management view and use them. We strive to see that Intuit’s compensation programs are fiscally responsible, market-responsive and performance-based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, in an effort to produce the greatest value for Intuit’s four True North stakeholders: employees, customers, communities and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2023, including annual base salary, incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering these programs and policies, and making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed its contents with management. Based on the review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Organizational Development Committee Members
Suzanne Nora Johnson (Chair)
Deborah Liu
Tekedra Mawakana
Ryan Roslansky

Compensation and Organizational Development Committee Report | INTUIT 2024 Proxy Statement	41

Compensation Discussion
and Analysis

Components of Compensation	48
Fiscal 2023 Compensation Actions	55
Other Benefits	60
Our Compensation Policies and Practices	61
Accounting and Tax Implications of Our Compensation Policies	62

Executive Summary
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the Compensation Committee, and explains the compensation of our Named Executive Officers (“NEOs”). The Compensation Committee, which is made up entirely of independent directors, oversees Intuit’s compensation plans and policies, approves the compensation of our executive officers, and administers our equity compensation plans, as well as our organizational development activities, human capital management and DEI initiatives. For fiscal 2023, our NEOs were:
Named Executive Officers

42	INTUIT 2024 Proxy Statement | CD&A | Executive Summary

LEADERSHIP SUCCESSION
During fiscal 2023, we announced several management transitions. Ms. Clatterbuck stepped down from her role as Executive Vice President and Chief Financial Officer, effective July 31, 2023, and Sandeep Aujla assumed that role effective August 1, 2023. Effective September 5, 2023, Mr. Chriss stepped down from his role as Executive Vice President and General Manager, Small Business & Self-Employed Group and that role was assumed by Ms. Tessel, who served as Executive Vice President and Chief Technology Officer through September 5, 2023. The fiscal 2023 compensation described in this proxy statement relates to Ms. Tessel’s service in her previous role through July 31, 2023. All discussions of fiscal 2024 compensation decisions in this proxy statement for Ms. Tessel relate to her service as Executive Vice President and Chief Technology Officer through September 5, 2023 and, thereafter, to her role as Executive Vice President and General Manager, Small Business & Self-Employed Group. Alex Balazs, who previously served as Chief Technology Architect, assumed the role of Executive Vice President and Chief Technology Officer effective September 5, 2023.
These transitions were carried out consistent with our thoughtful and orderly approach to long-term leadership development and succession planning, which is overseen by our Compensation Committee and discussed by the full Board. This process includes annual discussions about the succession process and timeline, assessments of successor candidates for the CEO and other senior leadership positions, the leadership pipeline and development plans for the next generation of senior leadership, and organizational development. The Compensation Committee also oversees crisis succession plans.
Focus on Pay-For-Performance and Delivering for All Stakeholders While Facing Macroeconomic Uncertainty
In fiscal 2023, management and the Compensation Committee continued to approach our executive compensation program with enduring pay-for-performance principles and to set rigorous goals to drive growth and long-term shareholder value. Despite ongoing uncertainty in the macroeconomic environment marked by inflation, rising interest rates and global political instability, the committee did not adjust performance measures, goals or any other components of our executive compensation program. Our program is designed to balance rewards for both short-term operating results and long-term growth, and the committee evaluated NEO performance against key financial measures, strategic objectives like our True North goals, and stockholder return. We delivered approximately 96% of total direct compensation for our CEO, and 93% of total direct compensation for our other NEOs, through awards linked to Intuit’s performance. The only fixed component of pay was base salary.
(1)
Total direct compensation reflects base salary, actual bonus payout, and equity awards granted during fiscal 2023. Consistent with disclosure in the Fiscal Year 2023 Summary Compensation Table, equity awards are reported at their grant date fair value (which, for the PSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2023.

(2)
Excludes Ms. Clatterbuck, who transitioned to a new role effective July 31, 2023 and her fiscal 2023 compensation information reflects the compensation decisions announced in February 2023 relating to this transition. The Compensation Committee did not grant any equity to Ms. Clatterbuck in fiscal 2023.

Equity-based compensation is aligned with the long-term interests of Intuit’s stockholders because it focuses our executive officers’ attention on increasing stockholder value over time, including both absolute and relative TSR.
Annual cash incentive awards for the NEOs were equal to the overall funding level of our bonus pool for the broader employee base to promote consistent Intuit-wide outcomes. These annual cash incentives were based on achievement of specific revenue and non-GAAP operating income goals for the fiscal year, as well as Intuit’s performance against goals to deliver results for our key True North stakeholders, including certain ESG goals. Our True North stakeholders include employees, customers, stockholders and the communities that we serve. In assessing True North performance, the Compensation Committee considered factors such as our progress on workforce diversity, job creation and readiness, and climate goals, and opportunities for continued improvement in delivering for all stakeholders.
The communities we serve are critical stakeholders to our company’s mission and, to power their prosperity, we established measurable company-wide goals for reducing greenhouse gas emissions, creating jobs and preparing individuals for jobs. Employee engagement

Executive Summary | CD&A | INTUIT 2024 Proxy Statement	43

is a top priority and DEI across our workforce is critical to achieving our goals of attracting and retaining the world’s best diverse talent to deliver for our customers and other stakeholders. We have aligned our DEI initiatives with our True North goals by measuring the representation of women in our technology roles globally and U.S. employees from underrepresented racial groups (“URGs”). Our representation initiatives focus on attracting and developing the best diverse talent to ensure individuals from all backgrounds have an equal opportunity to be employed and succeed at Intuit. While these goals focus on our long-term vision of a workforce that reflects the diversity of our customers, they are aspirational and we do not set quotas or make employment decisions based on an individual’s identity.
Our Fiscal 2023 Performance
Intuit’s financial performance for fiscal 2023 was strong, demonstrating the strength of our platform. Our strong financial results were especially noteworthy given the ongoing uncertainty in the macroeconomic environment.
See Appendix A of this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Other key financial highlights and accomplishments from fiscal 2023
•
Generated annualized three-year Total Stockholder Return (“TSR”) of 19.4% (top third of S&P constituents) and annualized five-year TSR of 21.0% (top quartile of S&P 500 constituents). For comparison, the S&P 500 index had annualized returns of 13.7% over the three-year period and 12.2% over the five-year period.

•
On a cumulative basis, maintained 18,217 seasonal and year-round jobs created in underserved communities, falling short of our fiscal 2023 goal due to a decline in overall US federal income tax returns and fewer customers needing support

•
On a cumulative basis, better prepared 2,516,364 individuals for jobs, exceeding our fiscal 2023 cumulative goal of 2,200,000

•
Reduced/avoided greenhouse gas emissions in communities by 495,000 metric tonnes (since 2018), exceeding our fiscal 2023 Climate Positive goal of 400,000 metric tonnes

•
Increased the representation of our U.S employees from URGs to 16.3%, exceeding our fiscal 2023 goal of 16.0%*

•
Increased the representation of women in our technology roles globally to 34.1%, falling short of our fiscal 2023 goal of 35.0%*

•
Earned employee engagement scores that continued to reflect best-in-class levels, including being chosen as one of Fortune magazine’s “100 Best Companies to Work For” for the 22nd consecutive year

*
Does not include Credit Karma, which maintains separate record-keeping systems. Our representation goals focus on attracting and developing the best diverse talent to ensure individuals from all backgrounds have an equal opportunity to be employed and succeed at Intuit.

44	INTUIT 2024 Proxy Statement | CD&A | Executive Summary

How We Compensated Our CEO in Fiscal 2023
The Compensation Committee’s decisions for Mr. Goodarzi in fiscal 2023 reflect Intuit’s objectively strong performance, including revenue and operating income growth, and progress on our five Big Bet strategic priorities during continuing uncertainty in the economic environment. The Compensation Committee also sought to reward Mr. Goodarzi’s leadership and progress on our True North goals, including increasing the representation of U.S. employees from URGs and women in our technology roles globally, reducing and offsetting greenhouse gas emissions, making progress on job creation and job readiness goals, and achieving employee survey results that are in the top 10% of industry benchmarks. The committee further recognized his leadership and development of a high-performing management team, as well as Intuit’s progress on its strategy to become the global AI-driven expert platform powering prosperity for consumers and small businesses, and acceleration of the use and deployment of AI to solve the most important problems of our customers.
Our CEO’s compensation is aligned with stockholders’ interests. Approximately 96% of total direct compensation for Mr. Goodarzi in fiscal 2023 was performance-based and strongly linked to Intuit’s results. Only his base salary was a fixed amount (approximately 4% of his total direct compensation for fiscal 2023). Mr. Goodarzi’s fiscal 2023 bonus was funded at 90% of target, which matched the aggregate funding percentage for the broader employee base and was lower than the baseline funding percentage generated by the pre-established formula based on revenue and non-GAAP operating income.
In addition, service-based restricted stock units (“RSUs”) and performance-based relative TSR restricted stock units (“PSUs”) granted to the CEO are subject to a mandatory one-year holding period after vesting to increase his long-term alignment with stockholders.
NEO Compensation Highlights
•
In fiscal 2023, we paid cash bonuses to the NEOs at 90% of target. This bonus payout as a percentage of target was lower than the 96.0% generated under the bonus plan’s funding formula for achieving revenue and non-GAAP operating income against pre-established goals, and matched the aggregate bonus pool funding level approved by the Compensation Committee for the broader employee base. The payout percentage was adjusted downward to recognize that, while we achieved many of our True North goals, we fell short on others.

•
ESG goals that are measurable and linked to our True North strategic goals were considered by the Compensation Committee in determining executive compensation, including for workforce diversity, greenhouse gas emissions, community job creation, and better preparing individuals for jobs.

•
On average, 94% of the fiscal 2023 total direct compensation paid to the NEOs was performance-based through a combination of goal-driven annual cash incentives and equity awards.

2023 “Say-on-Pay” Advisory Vote on Executive Compensation
Intuit provides stockholders with an advisory vote on executive compensation. At our 2023 Annual Meeting of Stockholders, approximately 93.3% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation. We value the opinions of our stockholders and also seek their input as part of our regular stockholder outreach efforts. The feedback we received from stockholders regarding our executive compensation program was generally positive and affirmed our current compensation strategy and its alignment with performance.
The Compensation Committee evaluated the results of the 2023 advisory “say-on-pay” vote, additional stockholder feedback gained through our robust engagement program, input from our independent compensation consultant, and the other factors and data discussed in this CD&A in determining executive compensation policies and decisions. Based on this evaluation, the Compensation Committee determined that our executive compensation programs are aligned with our pay-for-performance compensation philosophy and company strategy and decided not to make any material changes to the structure or principles of the programs.
The Compensation Committee will continue to consider stockholder feedback, input from our independent compensation consultant, and the outcomes of future say-on-pay votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.

Executive Summary | CD&A | INTUIT 2024 Proxy Statement	45

Compensation Philosophy and Objectives
Our Guiding Philosophy
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is that our compensation programs should:
Our Strategies
We use a mix of cash and equity incentives. The Compensation Committee believes that both cash and equity incentives are important for an effective compensation structure. Annual cash incentives reward executives for short-term operating results, as well as our progress toward True North stakeholder goals, which include certain ESG goals, while equity incentives motivate executives to deliver on our long-term strategic plan in order to increase stockholder value.
We consider a diverse set of factors in determining compensation opportunities and incentive awards. The Compensation Committee considers each executive officer’s total compensation to assess the program’s overall value for motivation and retention, among other factors, to determine the amount of cash and equity incentives our officers are awarded. The committee also considers other relevant factors, such as market data, internal parity, succession planning, exceptional capability and stockholder perspectives.
We manage our equity compensation programs to provide competitive rewards that are commensurate with results delivered. The Compensation Committee considers measures related to dilution, burn rate and the cost of the equity incentive program compared to peer companies, while recognizing the need to offer equity to attract and retain top executive and technology talent in an increasingly competitive labor market. This is especially important in areas that help accelerate our strategy of being a global AI-driven expert platform to solve our customers’ biggest problems, such as full-stack and data engineering, AI, data science, customer success and sales.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Consultant
The Compensation Committee has the authority to retain independent consultants and other experts to assist it in fulfilling its responsibilities. The committee has engaged the services of Frederic W. Cook & Co. (“FW Cook”), a national executive compensation consulting firm, to review and provide recommendations concerning Intuit’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and interacts with the company and management only in the course of performing those services. As described below under “Fiscal 2023 Peer Group,” FW Cook assists the committee in defining our peer group, which is used in our evaluation of our relative executive compensation levels and practices and provides context for making compensation decisions. FW Cook also assists the committee in comparing our non-employee director compensation program and practices to those of peer companies.
FW Cook attended all meetings of the Compensation Committee as its independent advisor, responded to committee members’ inquiries and refined their analyses based on the committee’s questions. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules, and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

46	INTUIT 2024 Proxy Statement | CD&A | Compensation Philosophy and Objectives

Officers and the Board
The Compensation Committee received support from Intuit’s human resources leaders in analyzing and establishing Intuit’s compensation programs for fiscal 2023. Members of Intuit’s management and staff, including the Chief People & Places Officer, members of her staff and internal legal counsel, attended a portion of each meeting of the Compensation Committee.
Mr. Goodarzi, our President and CEO, provided recommendations to the committee regarding the cash and equity compensation of his executive staff  (including those who are NEOs), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth and support the ecosystem business model. In determining compensation for other NEOs, the committee considered Mr. Goodarzi’s recommendations.
To aid the Compensation Committee in its evaluation of his performance, Mr. Goodarzi provided a self-review and the Board Chair obtained feedback from Mr. Goodarzi’s executive staff and members of the Board. The Compensation Committee determined the compensation for Mr. Goodarzi after obtaining market data and other information and input from FW Cook and conferring with independent members of the Board without Mr. Goodarzi present.
In all cases, although the Compensation Committee received advice and recommendations, the committee is solely responsible for making the final decisions on compensation for the NEOs.
Fiscal 2023 Peer Group
Peer Group Composition
Each year the Compensation Committee works with its independent compensation consultant to determine appropriate peer companies for benchmarking our executive compensation program. In choosing the peer group, the committee has two primary objectives:
First, to confirm that our peer group is relevant and includes companies:
•
that compete with us for executive and technical talent;

•
of similar scope and complexity; and

•
of similar size, measured by revenue and market capitalization.

Second, to create a sufficiently robust set of peers to promote continuity year-over-year.
Using these objectives, the independent compensation consultant recommended a fiscal 2023 peer group of 16 companies with the following characteristics:
Criteria for Fiscal 2023 Peer Group	Characteristics
Technology companies with headquarters in California	All are publicly-traded California technology innovators that compete with Intuit for executive and technical talent.
Size	Peer companies generally fall within a range of between 0.25x and 4.0x Intuit’s revenue and between 0.25x and 4.0x of Intuit’s market capitalization.
Year-over-year continuity	In fiscal 2023, Airbnb, Inc. was added to the peer group, and Twitter, Inc. was removed from the peer group because it no longer met the public company criterion.
The independent compensation consultant reviewed these criteria with the Compensation Committee in January 2023, and the committee determined that the following companies would make up the compensation peer group for fiscal 2023 year-end decisions.
Fiscal 2023 Compensation Peer Group
Activision Blizzard, Inc.	Block, Inc.	PayPal Holdings, Inc.	Uber Technologies, Inc.
Airbnb, Inc.	eBay Inc.	QUALCOMM Incorporated	Visa Inc.
Adobe Inc.	Electronic Arts, Inc.	salesforce.com, inc.	VMware, Inc.
Autodesk, Inc.	Netflix, Inc.	ServiceNow, Inc.	Workday, Inc.
All compensation decisions made in July 2023 utilized this peer group for context. Any discussion about components of executive officers’ compensation that occurred prior to July 2023 (including, for example, their fiscal 2023 salaries) utilized the peer data from the peer group approved by the Compensation Committee in January 2022.

Fiscal 2023 Peer Group | CD&A | INTUIT 2024 Proxy Statement	47

How Peer Group Data Were Used
The Compensation Committee used the publicly reported information regarding NEO compensation from the peer companies as a reference point in assessing compensation levels for Intuit’s NEOs. The committee then considered each individual officer’s role and scope of responsibilities relative to comparable positions at Intuit’s peers. Based on this information, the committee reviewed Intuit’s executive compensation programs and practices, and analyzed each NEO’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation.
Components of Compensation
Overview
The components of Intuit’s executive compensation program for fiscal 2023 are as follows:
The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each NEO’s cash bonus and equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the committee to consider the company’s TSR performance to date and financial results for the fiscal year.

48	INTUIT 2024 Proxy Statement | CD&A | Components of Compensation

Base Salary
Each July, the Compensation Committee reviews the base salaries of our NEOs in the context of the compensation information provided by the committee’s independent compensation consultant. The goal of this review is to determine whether the base salaries of our NEOs are competitive with our compensation peer group and to ensure those salaries reflect each executive’s role, responsibilities, experience and performance. Fiscal 2024 base salary decisions for each of our NEOs are described under Fiscal 2023 Compensation Actions below.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual company financial performance and strategic objectives, including certain ESG-related goals, and individual strategic and operational objectives, all of which align with stockholder value. These bonuses are determined by a multi-step process. Cash bonuses for our senior executives, including our NEOs, were awarded under the Intuit Inc. Performance Incentive Plan (“IPI”), which is the same bonus program in which our broader employee base participates.
At the beginning of and during the fiscal year
Bonus targets are established. Each NEO has an annual bonus target that is a stated percent of base salary. The Compensation Committee set fiscal 2023 bonus targets in July 2022 for all NEOs based on the scope and significance of each executive’s leadership role at Intuit, as well as a review of market data.
IPI bonus pool baseline funding formula is determined. Baseline funding of the IPI is determined by company-wide financial performance. The Compensation Committee set two rigorous, equally weighted performance goals — one based on Intuit’s revenue and the other based on non-GAAP operating income. The committee believes these objective measurements serve as clear goals for management to drive both innovation and responsible cost-management.
True North strategic goals are established. As part of our financial planning process, management established goals to deliver results for each of our four key True North stakeholders: employees, customers, communities and stockholders. These metrics are designed to advance our progress toward our bold goals and include measurable company-wide ESG goals. Based on performance against these goals, the Compensation Committee has discretion to make upward or downward adjustments to the funding percentage generated by the baseline funding formula.
True North Stakeholder Fiscal 2023 Goals
Employees	Communities

•
Inspire and empower highly engaged employees, as measured by employee surveys*

•
Create a diverse and inclusive environment, as measured by percentage of women in our technology roles globally and percentage of U.S. employees from URGs*

•
Grow highly capable people managers, as measured by employee surveys*

•
Retain world’s top talent*

•
Create jobs through Prosperity Hubs*

•
Better prepare people for jobs*

•
Make a positive impact on climate, as measured by reduction of carbon dioxide equivalent emissions in the communities we serve*

Customers	Stockholders
• Increase the number of active customers • Improve customer retention • Delight customers more than alternatives, as measured by net promoter scores and product recommendation scores	• Grow revenue by double digits • Increase revenue per customer • Generate operating income growth

*
ESG goals

Components of Compensation | CD&A | INTUIT 2024 Proxy Statement	49

At the end of the fiscal year
Fiscal 2023 baseline bonus funding is determined. The following table shows the formulaic output of a range of performance levels against the two financial goals approved by the Compensation Committee at the beginning of the fiscal year. Based on our actual performance under these measures, the formula yielded a baseline funding for the IPI of 96.0% of target.
Measure Weighting	Revenue ($ Billions) 50%		Non-GAAP Operating Income ($ Billions) +50%		Total =100%
	FY23 Revenue	Bonus Pool Funding as a Percent of Target(1)	FY23 Non-GAAP Operating Income	Bonus Pool Funding as a Percent of Target(1)	Baseline Company Performance as a Percent of Target(2)
Maximum	$16.08	150%	$6.03	150%	150%
Target	$14.92	100%	$5.52	100%	100%
Threshold	$13.43	—%	$4.97	—%	—%
Actual fiscal 2023 performance and funding percentages	$14.37	92.6%	$5.50	99.3%	96.0%

(1)
Interpolated between defined points. Fiscal 2023 revenue and non-GAAP operating income dollar figures above are rounded to the nearest ten million. The Bonus Pool Funding as a Percent of Target is calculated using dollars in millions. Thus, actual results may vary slightly from the figures presented above.

(2)
This reflects a baseline for the funding of the IPI. The Compensation Committee has discretion to determine the actual IPI payment levels for each participant in an amount not to exceed 180% of target or $5 million.

True North goals are assessed. The Compensation Committee considered our progress against the fiscal 2023 True North goals.

Employees
•
Maintained engagement scores in the top 10% of industry benchmarks and diversity, inclusion and belonging scores at best-in-class levels, as measured by internal surveys administered by an independent employee engagement analytics firm

•
Maintained employee retention at better rates than industry benchmark

•
Increased the representation of our U.S employees from URGs to 16.3%, exceeding our fiscal 2023 goal of 16.0%*

•
Increased the representation of women in our technology roles globally to 34.1%, falling short of our fiscal 2023 goal of 35.0%*

•
Ranked #14 in Fortune magazine’s “100 Best Companies to Work For” survey

Communities
•
On a cumulative basis, maintained 18,217 seasonal and year-round jobs created in underserved communities, falling short of our fiscal 2023 goal due to a decline in overall US federal income tax returns, with fewer customers needing support

•
On a cumulative basis, better prepared 2,516,364 individuals for jobs, exceeding our fiscal 2023 cumulative goal of 2,200,000

•
Reduced/avoided greenhouse gas emissions in communities by 495,000 metric tonnes (since 2018), exceeding our fiscal 2023 Climate Positive cumulative goal of 400,000 metric tonnes

Customers
•
Grew active customers year-over-year with continued opportunity to accelerate growth

•
Opportunity to improve customer satisfaction, as measured by net promoter scores and product recommendation scores

Stockholders
•
Grew overall revenue by 13% to $14.4 billion

•
Grew revenue by 24% in the Small Business & Self-Employed Group, 6% in the Consumer Group, and 3% in the ProTax Group, partially offset by a 9% decrease in Credit Karma revenue

•
Grew combined platform revenue, which includes Small Business and Self-Employed Group Online Ecosystem, TurboTax Online and Credit Karma, by 14% to $11.0 billion

*
Does not include Credit Karma, which maintains separate record-keeping systems. Our representation goals focus on attracting and developing the best diverse talent to ensure individuals from all backgrounds have an equal opportunity to be employed and succeed at Intuit.

50	INTUIT 2024 Proxy Statement | CD&A | Components of Compensation

Actual Named Executive Officer bonus awards are determined. Based on the foregoing, including the results of our True North performance, in some areas of which we remain constructively dissatisfied, the Compensation Committee exercised negative discretion and set funding for the IPI at 90% of target, which is below the baseline formulaic funding level of 96.0%. This funding level established for the NEOs was equal to the aggregate funding percentage applicable to Intuit employees generally. The committee believes that funding short-term incentives paid to the NEOs at the same level as those paid to the rest of our employees helps to promote consistent Intuit-wide outcomes.
The fiscal 2023 bonus payouts for each of our NEOs were as follows:
Name	Annual Base Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Sasan K. Goodarzi	1,100,000	200%	2,200,000	90%	1,980,000
Michelle M. Clatterbuck	770,000	100%	770,000	90%	693,000
J. Alexander Chriss	770,000	120%	924,000	90%	831,600
Laura A. Fennell	770,000	120%	924,000	90%	831,600
Marianna Tessel	770,000	120%	924,000	90%	831,600
Long-Term Incentives
For the fiscal 2023 annual equity awards, which were granted in July 2023, our NEOs received half of their grant value in PSUs, and the other half was split evenly between RSUs and stock options. The value of equity grants is measured based on grant date fair value.
PSUs
Our PSUs align the interests of award recipients and our stockholders by rewarding superior stockholder returns compared to the returns of a pre-established peer group of other large technology companies (the “TSR Peers”). Specifically, the target number of shares is earned only if Intuit achieves a relative TSR ranking at the 60th percentile. These performance-based awards ensure that a significant share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group.
Vesting. PSUs cliff vest after a three-year period and are earned based on Intuit’s TSR compared to the TSR Peers over three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24-month relative TSR performance periods have an additional service-based vesting requirement; these shares do not vest until the end of the 36-month period. The three-year vesting schedule serves as a retention incentive and requires consistent, longer-term stock price performance, which supports long-term alignment with the interests of our stockholders.
Awards of PSUs to the CEO include an additional mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the PSU awards. This is to ensure longer-term alignment with stockholders and accountability for strategic decision-making. Except in certain limited circumstances (death, disability or a change in control), the deferral period applies to vested shares even if the CEO terminates service with the company or continues to serve Intuit but in a different role.
Performance goals. The target TSR is the 60th percentile of the TSR Peer group, which ensures that Intuit must perform better than the clear majority of the relative TSR Peers before executives earn the target number of shares. The use of discrete measurement periods of 12, 24 and 36 months aims to minimize the potential impact of short-term share price volatility over the duration of the three-year performance period. However, no portion of a PSU award is earned or distributed until the conclusion of the full three-year performance period to ensure retention and long-term alignment with stockholders. The Compensation Committee believes that this approach focuses the NEOs on long-term stockholder return.
TSR Peers. The TSR Peers were chosen so that the PSUs will reward the NEOs based on objective measurement of Intuit’s one-, two- and three-year returns compared to similar companies in which an Intuit stockholder might reasonably invest. The TSR Peers were identified using objective selection criteria recommended by the Compensation Committee’s independent compensation consultant. In prior years, the TSR Peers were selected by identifying U.S.-based public companies with General Industry Classification Standard (“GICS”) codes that were same as or similar to ours, which also met minimum market capitalization and revenue requirements. As a result of revisions that were made to the GICS framework in March 2023, a number of companies were reassigned new GICS codes. Under this new GICS framework, the historical approach to TSR Peer selection would no longer identify a group of companies that was large enough, engaged in the same type of business, or consistent year over year. The Compensation Committee, at the recommendation of the compensation consultant, reviewed several new approaches to identifying the TSR Peers based on objective criteria and, for fiscal 2023, the committee identified the TSR Peers by using the following criteria:
•
Companies in the peer group used to benchmark our executive compensation program (the “Compensation Benchmark Peers”); and

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•
Companies disclosed by a Compensation Benchmark Peer in its proxy statement that it uses to benchmark its own executive compensation program that meet the following additional criteria:

•
At least one other Compensation Benchmark Peer discloses that it uses that company to benchmark its own executive compensation; and

•
It has a market capitalization and revenues greater than or equal to 0.2x Intuit’s

For fiscal 2023, there were 44 TSR Peers to ensure a robust sample for purposes of comparing TSR, even in the event of mergers or acquisitions during the three-year PSU performance period. For comparison, there were 38 TSR Peers for fiscal 2022, and 26 of the 44 peer companies appear in both the fiscal 2022 and fiscal 2023 lists. The list of TSR Peers is not the same as the list of peers used to benchmark executive compensation.
Fiscal 2023 TSR Peer Group
Accenture Holdings plc	eBay Inc.	QUALCOMM
Activision Blizzard, Inc.	Electronic Arts Inc.	salesforce.com, inc.
Adobe Inc.	Fiserv, Inc.	SAP
Airbnb, Inc.	Global Payments Inc.	ServiceNow, Inc.
Alphabet Inc.	Intel	Synopsys, Inc.
Amazon.com, Inc.	International Business Machines Corporation	Tesla
American Express	JP Morgan Chase	The Walt Disney Co
Apple	Mastercard Incorporated	US Bancorp
Autodesk, Inc.	Meta Platforms, Inc.	Uber
Block, Inc.	Microsoft Corporation	Visa Inc.
Booking Holdings	Netflix	VMware, Inc.
Charter Communications	NVIDIA	Warner Brothers Discovery
Cisco Systems	Oracle Corporation	Workday, Inc.
Discover Financial	Palo Alto Networks, Inc.	Zoom Video Communications, Inc.
DoorDash, Inc.	PayPal Holdings, Inc.
How PSU payouts link to performance. A payout equal to 100% of the target number of shares is earned when Intuit’s relative TSR is at the 60th percentile of the TSR Peers for the applicable performance period. Payouts can range from as low as 0% (if performance is below the 25th percentile of the TSR Peers for the performance period) to 200% of target (if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period). In order to avoid particularly large awards for outperforming peers in a declining market when Intuit’s stockholders do not earn a positive return, payouts for each performance period are generally capped at 100% of target if absolute TSR for that performance period is negative. However, in order to further emphasize the long-term nature of these awards, recipients may still earn the full value of any capped award if, for the 36-month performance period, Intuit achieves absolute TSR that is not negative or a relative TSR ranking at the 75th percentile or above.

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The table below summarizes the relationship between relative TSR performance and the percent of target that may be earned under these awards.
Dividends. Recipients of PSUs, including the NEOs, are provided associated dividend-equivalent rights, but the dividends are not paid unless and until the underlying shares are earned, vest and are issued. Dividend-equivalent rights on PSUs that fail to vest are forfeited.
RSUs
In fiscal 2023, 25% of the total value of the executive officers’ annual equity awards was made in the form of RSUs. These RSUs provide a link to stockholders’ interests because their value tracks with changes in Intuit’s stock price. They also serve as a long-term incentive for officers to remain with Intuit, since RSUs are forfeited if the recipient does not stay with Intuit through the vesting period.
RSUs generally vest over four years, with 25% of the shares vesting in July of the year following the grant date, and the remainder vesting in equal quarterly installments over the next three years, so long as the executive officer continues to be employed by Intuit. The CEO’s RSU awards also include a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that vest under the RSU awards, to support longer-term alignment with stockholders. Except in certain limited circumstances (death, disability, retirement or a change in control), the deferral period generally applies to vested shares even if the CEO terminates service with Intuit or continues to serve Intuit but in a different role.
Intuit employees (including the NEOs) are provided dividend-equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest and are issued. Dividend-equivalent rights on RSUs that fail to vest are forfeited.
Stock Options
In fiscal 2023, 25% of the total value of the executive officers’ annual equity awards was provided in the form of non-qualified stock options. Stock options become valuable only if the price of Intuit stock appreciates after the grant date, so they align option holders with the goal of increasing stockholder value over the seven-year term of the options. These stock options vest over four years of continued service, with 25% of the options vesting after one year and the remainder vesting in equal monthly installments over the next three years, so long as the executive officer continues to be employed by Intuit.
Forfeiture
Intuit employees (including the NEOs) forfeit their unvested equity awards if they terminate their service with Intuit before the end of the applicable vesting period. Intuit employees who are at least 55 years old and have worked for Intuit for at least 10 full years are considered “retirement eligible” under the terms of these awards. Upon retirement, a retirement eligible employee is entitled to pro rata vesting of their RSUs, PSUs and stock options based on the number of full months of service over the award term.
How Equity Grant Values Were Determined
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including annual performance ratings, succession planning, internal equity, retention value of current equity holdings and equity award values for executives with similar roles at peer companies. For fiscal 2023, only executives with a performance rating of  “achieved expectations,” “exceeded expectations” or “trajectory-changing performance” were eligible for equity awards; a rating of  “trajectory-changing performance,” for any given role, generally resulted in a larger equity grant than any other rating. The committee exercises its judgment and discretion, and also considers the recommendations of the CEO, in setting specific awards for our NEOs. All annual equity granted to our NEOs reflects the mix of 50% PSUs, 25% RSUs and 25% stock options discussed above.
The value of the equity granted to Mr. Goodarzi was determined based on a review by the Compensation Committee of data provided by the committee’s independent compensation consultant related to the market, decisions made for other Intuit officers, Mr. Goodarzi’s

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equity holdings, and his prior compensation, in addition to the committee’s own assessment that Mr. Goodarzi delivered outstanding results for all stakeholders during the fiscal year and demonstrated trajectory-changing performance for the company and its stakeholders.
To determine the size of the equity awards for the other NEOs, the committee reviewed data provided by the committee’s independent compensation consultant, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group. The committee then considered the CEO’s recommendations in order to determine where within the applicable range each executive’s equity grant value should fall. The committee gives considerable weight to the CEO’s recommendations because he has direct knowledge of each other NEO’s performance and contributions.
The realization of an executive’s grant date equity values is subject to a significant amount of performance risk, and the amount actually earned could be significantly lower if Intuit’s absolute and relative TSR (compared to the TSR Peers) are not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile relative TSR target.
The fiscal 2023 equity decisions for each of our NEOs are described on the following pages.

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Fiscal 2023 Compensation Actions
Compensation Snapshot For Each Named Executive Officer
Sasan Goodarzi, President and Chief Executive Officer

Summary: The Compensation Committee’s decisions relating to Mr. Goodarzi’s fiscal 2023 compensation reflect its assessment that Mr. Goodarzi navigated a challenging macroeconomic environment to drive Intuit’s strong results in fiscal 2023 and demonstrated excellent leadership of the company’s strategic direction. The Compensation Committee believes this compensation package rewarded Mr. Goodarzi for his role in driving Intuit’s strong fiscal 2023 financial performance, employee engagement, progress on the five Big Bets and progress on the True North goals. The True North Goals included increasing the percentage of women in our technology roles globally and the percentage of U.S. employees from underrepresented racial groups, reducing and offsetting greenhouse gas emissions, creating jobs in underserved communities and better preparing individuals for jobs. The committee further recognized Mr. Goodarzi’s leadership of a high-performing management team with deep leadership experience, Intuit’s progress on its strategy to become a global AI-driven expert platform, and his leadership of the company to prioritize the use and deployment of AI to solve the most important problems of our customers.

July 2023 Compensation Decisions

After assessing Mr. Goodarzi’s performance, as described below, the Compensation Committee consulted with the Board, without Mr. Goodarzi present, and made the decisions described below with respect to his compensation.

Fiscal 2023 Bonus Award: $1,980,000, or 90% of target bonus
•
The 90% target bonus payout is less than the 96.0% generated under the bonus plan’s funding formula and matches the bonus pool funding percentage the Compensation Committee approved for the broader employee base, which helps to promote consistent Intuit-wide outcomes.

Fiscal 2023 Target Equity Grant Value: $25,500,000
•
Divided among PSUs (50% of grant value), RSUs (25%) and stock options (25%).

Mr. Goodarzi’s RSUs and PSUs are subject to an additional mandatory one-year holding period after vesting to ensure longer-term alignment with stockholders. Mr. Goodarzi’s fiscal 2023 target equity grant value was flat compared to fiscal 2022.
Fiscal 2024 Base Salary: $1,200,000
•
An increase of  $100,000, or 9%, to align with the median from the Compensation Benchmark Peers.

Fiscal 2024 Bonus Target: 200% of base salary
•
No change from fiscal 2023.

Performance Assessment

The Compensation Committee determined that Mr. Goodarzi delivered strong results for all stakeholders due to his impact on the one-year performance of the company and our primary business units, as well as on Intuit’s longer-term goals and strategic plans.

Short-Term Goals

The Compensation Committee determined that Mr. Goodarzi navigated a challenging macroeconomic environment to deliver strong results with respect to the annual goals established by the committee early in fiscal 2023 relating to revenue growth, operating income growth and leadership.

Revenue and operating income growth. Fiscal 2023 revenue was $14.4 billion, reflecting 13% annual growth, fueled by 24% growth in the Small Business & Self-Employed Group and 6% growth in the Consumer Group, offset by a 9% decrease in Credit Karma revenue. GAAP operating income was $3.1 billion, up 22% from fiscal 2022, and non-GAAP operating income was $5.5 billion, up 22% from the prior year.

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Leadership Results. The committee observed that Mr. Goodarzi delivered strong results in achieving his goals, including:
•
Delivering awesome customer experiences that create delight and increase share, as measured by customer product recommendation scores and net promoter scores and customer growth and retention, leadership across products and geographic regions, and acceleration of our mission to power prosperity around the world with the acquisition of Mailchimp and other corporate development initiatives;

•
Continuing to build a high-performing organization and a great environment for the best talent, as measured by strong employee engagement scores, below-market attrition rates, an increase in the diversity of our workforce, and a continued high ranking in Fortune magazine’s “100 Best Companies to Work For” survey; and

•
Continuing to build Intuit’s reputation by developing a robust culture of trust, compliance and security, as demonstrated through continuous enhancements to Intuit’s compliance, security and fraud detection and prevention processes and capabilities and advancements in Intuit’s corporate responsibility initiatives, including setting science-based net-zero emissions targets and reporting.

Long-Term Goals

The Compensation Committee determined that Mr. Goodarzi delivered meaningful progress toward the longer-term goals it established earlier in fiscal 2023, including implementation of a long-term plan to accelerate Intuit’s growth track and execution of a multi-year leadership strategy.

Long-term strategic plan to accelerate the company’s growth track. The committee recognized Mr. Goodarzi’s leadership in executing Intuit’s mission and strategy to become a global AI-driven expert platform and ensuring that leaders and employees understand the connection between their work and Intuit’s goals. The committee recognized the progress on and evolution of the company’s strategic priorities, or Big Bets, including accelerating the use and deployment of AI to solve the most important problems of our customers, focus on growth of new generations of customers, breakthrough adoption of offerings by our customers and acceleration of better together customer experiences across our platform. The committee also recognized Mr. Goodarzi’s leadership to refresh the company’s 2030 bold goals and noted his strength in creating a culture of accountability with an operating system that provides rigor for measuring progress. The committee also noted Mr. Goodarzi’s focused deployment of resources to accelerate the application of AI and other critical technology and platform, brand and corporate responsibility initiatives designed to enhance the long-term strategy.

Multi-year leadership and succession strategy. The committee assessed Mr. Goodarzi’s progress against his multi-year leadership and succession strategy. In particular, the committee recognized Mr. Goodarzi’s performance growing and developing the management team, and leadership in attracting and retaining skills and talent that are aligned with Intuit’s strategic priorities, as well as his focus on succession plans. The committee further recognized Intuit’s best-in-class employee engagement and DEI scores.

Other Named Executive Officers
The Compensation Committee determined the compensation for Intuit’s other NEOs based on each executive’s leadership in achieving the company’s one-year operating plan and making significant progress toward longer-term strategic plans. In evaluating the other executives and determining each of their overall performance ratings, the committee considered:
•
the performance evaluation and pay recommendations made by the CEO, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability, and the importance of retaining the executive; and

•
the scope, degree of difficulty and importance of the executive’s responsibilities.

The committee gave considerable weight to the evaluation provided by the CEO because of his direct detailed knowledge of each NEO’s performance and contributions. However, the committee has the sole responsibility for determining NEO compensation.
Like the CEO, each of the other NEOs was paid a bonus of 90% of his or her target bonus, which is less than the percentage generated under the bonus plan’s funding formula and matches the funding level the Compensation Committee approved for the bonus pool for the broader employee base.

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J. Alexander Chriss, Executive Vice President and General Manager, Small Business & Self-Employed Group (through September 5, 2023)

Performance Assessment: The Compensation Committee determined that Mr. Chriss delivered trajectory-changing results in his role as leader of the Small Business & Self-Employed Group. Under his leadership, our acquisition of Mailchimp accelerated progress on our strategic priorities related to being the center of small business growth and disrupting the small business mid-market. Despite an uncertain macroeconomic environment, Mr. Chriss drove strong results, delivering Small Business & Self-Employed Group revenue growth of 24% and Small Business and Self-Employed Group Online Ecosystem revenue growth of 30% for the fiscal year. The committee recognized Mr. Chriss as a visionary leader with the ability to inspire and implement change and recruit and develop top talent.

July 2023 Compensation Decisions:
Fiscal 2023 Bonus Award: $831,600, or 90% of target Fiscal 2023 Target Equity Grant Value: $13,500,000	Fiscal 2024 Base Salary: $770,000 (through September 5, 2023) • No change from fiscal 2023 Fiscal 2024 Bonus Target: 120% of base salary • No change from fiscal 2023
Laura A. Fennell, Executive Vice President and Chief People & Places Officer

Performance Assessment: The Compensation Committee recognized Ms. Fennell’s trajectory-changing impact in her role as Chief People & Places Officer. The committee assessed Ms. Fennell’s courageous, decisive and compassionate leadership as the company evolved to a hybrid workplace model amid unprecedented growth of our workforce. She exhibited execution excellence in managing Intuit’s human resources functions. She also demonstrated strong leadership in driving employee engagement, acquisition and retention of talent in a highly competitive market, as well as DEI initiatives to further Intuit’s strategic goals and reputation. The committee also recognized Ms. Fennell as a transformational leader with strong business acumen, operational rigor and ability to inspire her team to develop organizational capability.

July 2023 Compensation Decisions:
Fiscal 2023 Bonus Award: $831,600, or 90% of target Fiscal 2023 Target Equity Grant Value: $11,500,000	Fiscal 2024 Base Salary: $770,000 • No change from fiscal 2023 Fiscal 2024 Bonus Target: 120% of base salary • No change from fiscal 2023

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Marianna Tessel,
Executive Vice President and Chief Technology Officer (through September 5, 2023), Executive Vice President and General Manager, Small Business & Self-Employed Group (effective September 5, 2023)

Performance Assessment: The Compensation Committee determined that Ms. Tessel delivered trajectory-changing results in her role as Chief Technology Officer. Under her leadership, Intuit accelerated the use and deployment of AI to solve the most important problems of our customers, continued to enhance our cybersecurity programs to build even more trust with our customers as stewards of their data and drove increased benefits to customers. The committee also recognized Ms. Tessel’s significant contributions to increasing the speed of innovation to solve the most important customer problems. In addition, the committee recognized Ms. Tessel’s visionary leadership and deep customer and data orientation and her strength in building and inspiring teams and developing culture.

July 2023 Compensation Decisions:
Fiscal 2023 Bonus Award: $831,600, or 90% of target Fiscal 2023 Target Equity Grant Value: $14,500,000	Fiscal 2024 Base Salary: $770,000 • No change from fiscal 2023 Fiscal 2024 Bonus Target: 120% of base salary • No change from fiscal 2023
Michelle Clatterbuck, Executive Vice President and Chief Financial Officer (through July 31, 2023)

On February 23, 2023, we announced that Ms. Clatterbuck would transition to a new role effective July 31, 2023. We entered into an agreement with her (the “Transition Agreement”) pursuant to which she will continue to be employed by the company through July 31, 2024 (the “Transition Period”). Effective August 1, 2023, Ms. Clatterbuck will be paid an annual base salary of  $125,000 and will be eligible to receive a target annual cash bonus equal to 10% of her base salary. During the Transition Period, while continuing to serve as an employee, Ms. Clatterbuck’s previously granted equity awards will continue to vest in accordance with their terms. The Compensation Committee did not make any compensation decisions for Ms. Clatterbuck in July 2023 and she did not receive any new equity grants in fiscal 2023.

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Fiscal 2023 Equity Grants
The following table shows the intended target total annual equity grant value awarded to each NEO at the end of fiscal 2023, and the number of PSUs, RSUs and stock options granted based on the fiscal 2023 performance and compensation review process.
The intended values shown in the table may or may not be achieved, depending on whether performance criteria are met and how Intuit’s stock price performs over the vesting period.
Name	Total Intended Value of Equity Grant(1)	PSUs (target #) (50% of value)	RSUs (target #) (25% of value)	Stock Options (#) (25% of value)
Sasan K. Goodarzi	$25,500,000	25,473	12,840	43,433
Michelle M. Clatterbuck(2)	—	—	—	—
J. Alexander Chriss	$13,500,000	13,486	6,798	22,994
Laura A. Fennell	$11,500,000	11,488	5,791	19,588
Marianna Tessel	$14,500,000	14,485	7,301	24,697

(1)
These values were estimated using data available to the Compensation Committee on July 27, 2023. They do not match exactly the grant date fair values presented in the Fiscal Year 2023 Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 27, 2023 grant date.

(2)
Ms. Clatterbuck transitioned to a new role effective July 31, 2023. The Compensation Committee did not grant any equity to Ms. Clatterbuck in July 2023.

Payout of PSUs Granted in 2020
In July 2020, the Compensation Committee approved the grant to Intuit executives of performance-based RSUs that were tied to relative total stockholder returns over 12-, 24- and 36-month performance periods. In each case, earning and vesting of these 2020 PSUs was based on Intuit’s percentile rank for TSR compared to companies in the TSR peer group established for fiscal 2020, based on the 30-day average closing market price of each member of that peer group at the beginning and the end of each performance period. The Compensation Committee did not make any adjustments to the amounts earned under the formula.
The graphic below describes the percent of target that could be earned under these awards based on relative TSR, as well as the actual relative TSR performance for each performance period, as certified by the Compensation Committee under the earnout formula.

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For all of the NEOs, the table below sets forth the number of 2020 PSUs that vested on September 1, 2023, based solely on the formula established for the awards.
Name	2020 PSUs Vested (#)
Sasan K. Goodarzi	45,704
Michelle M. Clatterbuck	19,244
J. Alexander Chriss	16,837
Laura A. Fennell	18,042(1)
Marianna Tessel	22,852

(1)
Includes 625 PSUs that previously vested in order to cover required employment taxes (and income taxes related to such vesting) because the executive is retirement eligible.

Other Benefits
MANAGEMENT STOCK PURCHASE PROGRAM
To help encourage our executives to own Intuit stock, Intuit maintains the Management Stock Purchase Program (the “MSPP”). Under the MSPP, employees with a title of director or above (including the NEOs) may elect to defer up to 15% of their annual incentive bonus, which is then converted into deferred stock units based on the fair market value of Intuit’s stock on the date bonuses are awarded. These deferred stock units are fully vested on the purchase date, but are not issued in the form of shares until the earlier of the third anniversary of the purchase date or the date the executive terminates employment with Intuit. Intuit also grants employees who defer a portion of their annual bonuses an additional RSU for every deferred stock unit purchased through the MSPP, up to a maximum number, as shown below for the NEOs.
Executive Level	Maximum Number of Matching RSUs
Executive Vice President	1,500
Chief Executive Officer	3,000
These matching RSUs cliff vest three years after the grant date, or on the recipient’s earlier death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.
Deferred stock units purchased by employees under the MSPP, as well as any matching RSUs, have dividend-equivalent rights. Dividends on the purchased deferred stock units are paid on the later of the date the shares are issued or the date dividends are paid to Intuit’s common stockholders. Dividends on matching RSUs are paid upon vesting.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. We may make discretionary employer contributions to participant accounts in certain circumstances; the timing, amounts and vesting schedules of any such contributions are at the sole discretion of the Compensation Committee or its delegate. There were no discretionary employer contributions for fiscal 2023.
Benefits under the NQDCP are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason, or at a later date if necessary to comply with Section 409A of the Internal Revenue Code. Participants may elect to receive their payments in a lump sum or installments. Deferrals authorized by an executive and the related earnings are always 100% vested. Discretionary company contributions, if any, and the related earnings vest as determined by Intuit at the time a particular contribution is made, and in any event vest completely upon the participant’s disability or death or a change in control of Intuit.

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EMPLOYEE BENEFITS
All employees (including the NEOs) are eligible to participate in a number of programs that make up Intuit’s total compensation package, including health and welfare benefits, our 401(k) Plan with a company-sponsored match component and our Employee Stock Purchase Plan. NEOs participate in these programs on the same terms as all other employees. Intuit does not offer a defined benefit pension plan.
TERMINATION BENEFITS
As discussed below under Potential Payments Upon Termination of Employment or Change in Control, the company has agreed to provide severance payments to Mr. Goodarzi and pro rata vesting of equity awards to all of our NEOs, if their employment is terminated under specific circumstances. Intuit agreed to provide these benefits as consideration for each executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection if a change-in-control payment is considered an “excess parachute payment” under U.S. tax laws.
Our Compensation Policies and Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and reduce risk in our compensation programs.
STOCK OWNERSHIP REQUIREMENTS
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the NEOs) and to members of the Board. To ensure continued alignment of interests among Intuit’s management, directors and stockholders, the ownership requirements are as follows:
Role	Minimum Value of Stock Ownership
Chief Executive Officer	10x base salary
Chief Financial Officer, Chief Technology Officer and General Managers of the company’s two principal business units	5x base salary
Other Executive Vice Presidents	3x base salary
Senior Vice Presidents	1.5x base salary
Non-employee Board Members	10x standard annual Board retainer ($750,000)
Individuals must comply within five years after becoming subject to the guidelines. Existing senior officers who are promoted to positions with a higher ownership requirement have three years to reach that higher level. Senior officers must retain 50% of the shares remaining at the time of vesting of RSUs or PSUs, or exercise of options, after payment of any applicable exercise price and tax withholding (“net shares”), until they reach the applicable ownership requirement. Any senior officer who has not achieved the applicable ownership requirement by the applicable compliance date must retain 100% of his or her net shares until compliance is achieved. If a Board member has not met the stock ownership requirement by the required date, then 50% of that Board Member’s annual cash retainer will be paid in the form of Intuit stock until the required ownership level is reached. Shares that count toward this requirement include shares owned by the executive, unvested shares or stock units where vesting is solely contingent on future service, shares held in retirement accounts, shares held in trust, and shares or stock units that have vested but receipt of which has been deferred. As of July 31, 2023, all NEOs were in compliance with the requirements. As noted above in Director Compensation, all of our directors were also in compliance with these requirements as of July 31, 2023.
In addition to these ownership requirements, Mr. Goodarzi’s RSUs and PSUs granted after he became the CEO are subject to a mandatory one-year holding period after vesting in the form of an automatic one-year deferral of the release of the underlying shares, to increase his long-term alignment with stockholders.
Intuit’s Equity Granting Policy For Senior Executives
Equity grants made to the CEO, Executive Vice Presidents or other Section 16 officers must be approved by the Compensation Committee.
Timing of grants. During fiscal 2023, equity awards to employees generally were granted on regularly scheduled predetermined dates. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option, RSU and PSU awards to our NEOs within a few weeks before Intuit’s July 31 fiscal year-end.

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Option exercise price. The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with an acquisition) is the closing price of Intuit’s common stock on the Nasdaq stock market on the date of grant.
Policy Regarding Derivatives, Short Sales, Hedging And Pledging
Intuit’s Insider Trading Policy prohibits directors, officers and other employees from placing securities into a margin account, pledging any Intuit securities as collateral for a loan, trading in put or call options or other derivatives of Intuit’s securities, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities held directly or indirectly.
CLAWBACKS
On October 25, 2023, we adopted a clawback policy that complies with the new Nasdaq listing standards that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and applies to our executive officers (as defined in applicable SEC rules). This policy applies to all incentive-based compensation (as that term is defined in the new SEC rules), which includes performance-based awards granted under our 2005 Equity Incentive Plan and the cash bonus payments under the annual cash incentive plan in which our executive officers participate.
In addition to the adoption of the new clawback policy, our 2005 Equity Incentive Plan contains a clawback provision that applies to all participants and provides that, in the event we issue a restatement of our financial results for any period in the previous three fiscal years, the Compensation Committee, in its discretion, may require a participant to repay or forfeit a portion of time- and performance-based awards that the committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial, accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to our one- and three-year operating plans (including revenue) and market capitalization.

62	INTUIT 2024 Proxy Statement | CD&A | Accounting and Tax Implications of Our Compensation Policies

EXECUTIVE
COMPENSATION TABLES
Fiscal Year 2023 Summary Compensation Table
The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer	2023	1,100,000(4)	17,840,333	6,375,096	1,980,000(4)	10,000(5)	27,305,429
	2022	1,100,000	17,489,821	6,375,036	2,200,000	10,000	27,174,857
	2021	1,000,000	15,981,685	5,750,052	2,187,500	10,000	24,929,237
Michelle M. Clatterbuck(6) Executive Vice President and Chief Financial Officer	2023	770,000	105,119	—	693,000(7)	10,000(5)	1,578,119
	2022	700,000	7,632,122	2,500,044	700,000	10,000	11,542,166
	2021	700,000	7,230,511	2,375,027	875,000	10,925	11,191,463
J. Alexander Chriss Executive Vice President and General Manager, Small Business and Self-Employed Group	2023	770,000	10,230,812	3,375,059	831,600(7)	10,000(5)	15,217,471
	2022	700,000	9,506,960	3,125,020	700,000	12,133	14,044,113
	2021	700,000	8,355,966	2,750,057	875,000	11,185	12,692,208
Laura A. Fennell Executive Vice President and Chief People & Places Officer	2023	770,000	8,730,728	2,875,127	831,600(7)	10,000(5)	13,217,455
	2022	700,000	9,506,960	3,125,020	700,000	10,000	14,041,980
	2021	700,000	6,480,386	2,125,088	875,000	10,000	10,190,474
Marianna Tessel Executive Vice President and Chief Technology Officer	2023	770,000	10,980,607	3,625,026	831,600(7)	10,992(8)	16,218,225
	2022	700,000	9,375,560	3,125,020	700,000	13,150	13,913,730
	2021	700,000	8,355,966	2,750,057	875,000	11,362	12,692,385

(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards During Fiscal Year 2023” table below. In addition to annual stock awards, the amounts above include the fair value of RSUs that Intuit granted in August of each fiscal year to match RSUs that certain NEOs purchased under the MSPP with amounts deferred from their bonuses earned in the prior fiscal year. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award was calculated using the closing price of Intuit’s common stock on the date of grant. The total grant date fair value of the PSUs that may be earned depending on Intuit’s relative TSR remains the same whether the maximum, target, or below target performance is earned. Refer to Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2023.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards During Fiscal Year 2023” table below. Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to stock option grants and a complete description of the valuation of share-based compensation, see Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2023.

(3)
These amounts represent the amounts earned for performance under the IPI during fiscal 2023 and paid in August 2023. The cash incentive program is described in more detail in the “Compensation Discussion and Analysis.”

Fiscal Year 2023 Summary Compensation Table | Executive Compensation Tables | INTUIT 2024 Proxy Statement	63

(4)
The amount shown also includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2023” for more information.

(5)
This amount represents $10,000 in matching contributions by Intuit into the NEO’s 401(k) plan.

(6)
Ms. Clatterbuck transitioned to a new role effective July 31, 2023 and her fiscal 2023 compensation information reflects the compensation decisions announced in February 2023 relating to this transition. The Compensation Committee did not make any compensation decisions for Ms. Clatterbuck in July 2023.

(7)
The amount includes a deferral of the amount set forth in the table below made at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual IPI award to purchase deferred stock units under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased units with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
Michelle M. Clatterbuck	104,034	209
J. Alexander Chriss	124,940	251
Laura A. Fennell	124,940	251
Marianna Tessel	124,940	251

(8)
This amount includes $10,000 in matching contributions by Intuit into Ms. Tessel’s 401(k) plan and a referral award under Intuit’s broadly available referral program of  $500, which was grossed-up in the amount of  $492, consistent with all awards made under the program.

64	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Fiscal Year 2023 Summary Compensation Table

Grants of Plan-Based Awards During Fiscal Year 2023
The following table provides information about PSUs and RSUs granted to the NEOs under our 2005 Equity Incentive Plan during fiscal 2023, and cash awards for which the NEOs were eligible in fiscal 2023 under the IPI.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares (#)	($)
Sasan K. Goodarzi	7/27/2023	7/27/2023			10,189	25,473	50,946	—	11,464,888(4)
	7/27/2023	7/27/2023			—	—	—	12,840	6,375,445(7)
			2,200,000	3,300,000	—	—	—	—	—
									17,840,333
Michelle M. Clatterbuck	8/12/2022	8/12/2022			—	—	—	216	105,119(6)
			770,000	1,155,000	—	—	—	—	—
									105,119
J. Alexander Chriss	8/12/2022	8/12/2022			—	—	—	216	105,119(6)
	7/27/2023	7/26/2023			5,394	13,486	26,972	—	6,750,282(4)
	7/27/2023	7/26/2023			—	—	—	6,798	3,375,411(5)
			924,000	1,386,000	—	—	—	—	—
									10,230,812
Laura A. Fennell	8/12/2022	8/12/2022			—	—	—	216	105,119(6)
	7/27/2023	7/26/2023			4,595	11,488	22,976	—	5,750,204(4)
	7/27/2023	7/26/2023			—	—	—	5,791	2,875,405(7)
			924,000	1,386,000	—	—	—	—	—
									8,730,728
Marianna Tessel	8/12/2022	8/12/2022			—	—	—	216	105,119(6)
	7/27/2023	7/26/2023			5,794	14,485	28,970	—	7,250,322(4)
	7/27/2023	7/26/2023			—	—	—	7,301	3,625,166(5)
			924,000	1,386,000	—	—	—	—	—
									10,980,607

(1)
Represents awards that could have been earned under the IPI based on performance in fiscal 2023. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each NEO was the lesser of 150% of the Target or $5 million.

(2)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the PSUs described in footnote (4) that may be earned depending on Intuit’s relative TSR, the “Threshold” column reflects the number of PSUs that will be earned if the lowest TSR performance goals are achieved, the “Target” column reflects the number of PSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of PSUs that could be earned if the highest level of performance is achieved. The RSUs described in footnotes (5) and (7) will all become subject to service-based vesting upon the completion of the specified service period or, otherwise, be forfeited.

(3)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the total grant date fair value of the PSUs described in footnote (4), which may be earned depending on Intuit’s relative TSR, remains the same whether the maximum, target, or below target number of PSUs is earned. The grant date fair values of the RSUs described in footnotes (5) and (7) and the MSPP matching RSUs described in footnote (6) were calculated using the closing price of Intuit’s common stock on the date of grant.

(4)
Depending on Intuit’s relative TSR for the 12-, 24- and 36-month periods ending July 31, 2024, July 31, 2025, and July 31, 2026, compared to TSR for a pre-established peer group, and so long as the executive remains employed by Intuit following each such date, the earned portion of these PSUs will vest on September 1, 2026. Mr. Goodarzi’s PSUs will be issued one year after the vesting date.

(5)
These RSUs will vest as to 25% of the shares on July 1, 2024, and thereafter 6.25% of the shares quarterly through July 1, 2027.

(6)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2022 bonuses. The bonuses were paid and deferred in early fiscal 2023, and the matching grants vest on the third anniversary of the grant date.

(7)
These RSUs will vest as to 12.5% of the shares on December 31, 2023, and thereafter 6.25% of the shares quarterly through July 1, 2027. Mr. Goodarzi’s RSUs will be issued one year after the vesting dates.

Grants of Plan-Based Awards During Fiscal Year 2023 | Executive Compensation Tables | INTUIT 2024 Proxy Statement	65

The following table provides information about stock options granted to the NEOs under our 2005 Equity Incentive Plan during fiscal 2023.
Name	Grant Date	Board Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options ($/share)	Grant Date Fair Value of Option Awards ($)(2)
Sasan K. Goodarzi	7/27/2023	7/27/2023	43,433	496.53	6,375,096
Michelle M. Clatterbuck(3)			—	—	—
J. Alexander Chriss	7/27/2023	7/26/2023	22,994	496.53	3,375,059
Laura A. Fennell	7/27/2023	7/26/2023	19,588	496.53	2,875,127
Marianna Tessel	7/27/2023	7/26/2023	24,697	496.53	3,625,026

(1)
These awards vest as to 25% of the options on July 27, 2024, and 2.083% of the options each month thereafter.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718.

(3)
Ms. Clatterbuck transitioned to a new role effective August 1, 2023 and her fiscal 2023 compensation information reflects the compensation decisions announced in February 2023 relating to this transition. The Compensation Committee did not grant any equity to Ms. Clatterbuck in July 2023.

66	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Grants of Plan-Based Awards During Fiscal Year 2023

Outstanding Equity Awards at Fiscal 2023 Year-End
The following table provides information with respect to outstanding stock options held by the NEOs as of July 31, 2023.
	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Sasan K. Goodarzi	78,170	—	135.35	07/20/17	07/19/24
	54,162	—	216.64	07/26/18	07/25/25
	61,028	—	281.60	07/25/19	07/24/26
	47,593	15,865 (1)	303.94	07/30/20	07/29/27
	23,534	23,536(2)	525.51	07/29/21	07/28/28
	11,654	34,962(3)	448.59	07/28/22	07/27/29
	—	43,433(4)	496.53	07/27/23	07/26/30
Michelle M. Clatterbuck	14,656	—	135.35	07/20/17	07/19/24
	29,543	—	216.64	07/26/18	07/25/25
	26,700	—	281.60	07/25/19	07/24/26
	20,039	6,680(1)	303.94	07/30/20	07/29/27
	9,720	9,722(2)	525.51	07/29/21	07/28/28
	4,570	13,711(3)	448.59	07/28/22	07/27/29
J. Alexander Chriss	1,467	—	216.64	07/26/18	07/25/25
	16,450	—	281.60	07/25/19	07/24/26
	11,203	5,845(1)	303.94	07/30/20	07/29/27
	11,256	11,256(2)	525.51	07/29/21	07/28/28
	5,712	17,139(3)	448.59	07/28/22	07/27/29
	—	22,994(4)	496.53	07/27/23	07/26/30
Laura A. Fennell	29,543	—	216.64	07/26/18	07/25/25
	26,700	—	281.60	07/25/19	07/24/26
	18,786	6,263(1)	303.94	07/30/20	07/29/27
	8,698	8,698(2)	525.51	07/29/21	07/28/28
	5,712	17,139(3)	448.59	07/28/22	07/27/29
	—	19,588(4)	496.53	07/27/23	07/26/30
Marianna Tessel	6,978	—	140.21	06/09/17	06/08/24
	7,385	—	216.64	07/26/18	07/25/25
	34,329	—	281.60	07/25/19	07/24/26
	23,796	7,933(1)	303.94	07/30/20	07/29/27
	11,256	11,256(2)	525.51	07/29/21	07/28/28
	5,712	17,139(3)	448.59	07/28/22	07/27/29
	—	24,697(4)	496.53	07/27/23	07/26/30

(1)
This award vested as to 25% of the options on July 30, 2021 and 2.083% of the options each month thereafter.

(2)
This award vested as to 25% of the options on July 29, 2022 and 2.083% of the options each month thereafter.

(3)
This award vested as to 25% of the options on July 28, 2023 and 2.083% of the options each month thereafter.

(4)
This award will vest as to 25% of the options on July 27, 2024 and 2.083% of the options each month thereafter.

Outstanding Equity Awards at Fiscal 2023 Year-End | Executive Compensation Tables | INTUIT 2024 Proxy Statement	67

The following table provides information with respect to outstanding RSUs held by the NEOs as of July 31, 2023, excluding deferred stock units purchased by the NEOs under the MSPP. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. The market value of the awards is determined by multiplying the number of unvested shares or units by $511.70, the closing price of Intuit’s common stock on Nasdaq on July 31, 2023, the last trading day of fiscal 2023. For those awards that are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.
	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sasan K. Goodarzi	07/30/20	3,907(1)	1,999,212
	07/30/20	45,704(2)	23,386,737
	07/29/21	5,471(3)	2,799,511
	07/29/21			21,506(4)	11,004,620
	07/28/22	10,659(5)	5,454,210
	07/28/22			27,052(6)	13,842,508
	07/27/23	12,840(7)	6,570,228
	07/27/23			25,473(8)	13,034,534
Michelle M. Clatterbuck	07/30/20	1,645(9)	841,747
	07/30/20	19,244(10)	9,847,155
	08/14/20	344(11)	176,025
	07/29/21	2,260(12)	1,156,442
	07/29/21			8,883(13)	4,545,431
	08/13/21	243(11)	124,343
	07/28/22	4,180(14)	2,138,906
	07/28/22			10,609(15)	5,428,625
	08/12/22	216(11)	110,527
J. Alexander Chriss	07/30/20	1,440(9)	736,848
	07/30/20	16,837(10)	8,615,493
	08/14/20	344(11)	176,025
	07/29/21	2,617(12)	1,339,119
	07/29/21			10,286(13)	5,263,346
	08/13/21	243(11)	124,343
	07/28/22	5,225(14)	2,673,633
	07/28/22			13,261(15)	6,785,654
	08/12/22	216(11)	110,527
	07/27/23	6,798(16)	3,478,537
	07/27/23			13,486(17)	6,900,786

68	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2023 Year-End

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laura A. Fennell	07/30/20	1,542(18)	789,041
	07/30/20	17,417(10)(19)	8,912,279
	08/14/20	330(11)(20)	168,861
	07/29/21	2,022(21)	1,034,657
	07/29/21			7,788(13)(22)	3,985,120
	08/13/21	237(11)(23)	121,273
	07/28/22	5,226(24)	2,674,144
	07/28/22			13,179(15)(25)	6,743,694
	08/12/22	214(11)(26)	109,504
	07/27/23	5,791(27)	2,963,255
	07/27/23			11,488(17)	5,878,410
Marianna Tessel	07/30/20	1,954(9)	999,862
	07/30/20	22,852(10)	11,693,368
	08/14/20	344(11)	176,025
	07/29/21	2,617(12)	1,339,119
	07/29/21			10,286(13)	5,263,346
	07/28/22	5,225(14)	2,673,633
	07/28/22			13,261(15)	6,785,654
	08/12/22	216(11)	110,527
	07/27/23	7,301(16)	3,735,922
	07/27/23			14,485(17)	7,411,975

(1)
These RSUs vested as to 25% of the shares on July 1, 2021, and have vested and will vest as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(2)
Based on the performance goals achieved as of July 31, 2023, these PSUs vested on September 1, 2023 and will be issued on September 1, 2024.

(3)
These RSUs vested as to 25% of the shares on July 1, 2022, and have vested and will vest as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(4)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2024, compared to TSR of a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2024 and will be issued on September 1, 2025.

(5)
These RSUs vested as to 25% of the shares on July 1, 2023, and have vested and will vest as to 6.25% of the shares each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(6)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2025, compared to TSR for a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2025, and will be issued on September 1, 2026.

(7)
These RSUs will vest as to 12.5% of the shares on December 31, 2023, and as to 6.25% each quarter thereafter. Shares underlying the RSUs will be issued on the date that is one year following each vesting date.

(8)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2026, compared to TSR for a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2026, and will be issued on September 1, 2027.

(9)
These RSUs vested as to 25% of the shares on July 1, 2021, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(10)
Based on the performance goals achieved as of July 31, 2023, these PSUs vested on September 1, 2023.

(11)
Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(12)
These RSUs vested as to 25% of the shares on July 1, 2022, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(13)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2024 compared to TSR for a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2024.

(14)
These RSUs vested as to 25% of the shares on July 1, 2023, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(15)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2025, compared to TSR for a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2025.

(16)
These RSUs will vest as to 25% of the shares on July 1, 2024, and as to 6.25% of the shares each quarter thereafter.

Outstanding Equity Awards at Fiscal 2023 Year-End | Executive Compensation Tables | INTUIT 2024 Proxy Statement	69

(17)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2026, compared to TSR for a pre-established peer group, the earned portion of these PSUs will vest on September 1, 2026.

(18)
These RSUs vested as to 12.5% of the shares on December 31, 2020, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(19)
Because the recipient is retirement eligible for purposes of this award, 76, 261, and 288 additional shares vested in December 2020, 2021, and 2022, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(20)
Because the recipient is retirement eligible for purposes of this award, 2, 6, and 6 additional shares vested in December 2020, 2021, and 2022, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(21)
These RSUs vested as to 12.5% of the shares on December 31, 2021, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(22)
Because the recipient is retirement eligible for purposes of this award, 50 and 110 additional shares vested in December 2021 and 2022, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(23)
Because the recipient is retirement eligible for purposes of this award, 2 and 4 additional shares vested in December 2021 and 2022, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(24)
These RSUs vested as to 12.5% of the shares on December 31, 2022, and have vested and will vest as to 6.25% of the shares each quarter thereafter.

(25)
Because the recipient is retirement eligible for purposes of this award, 82 additional shares vested in December 2022 in order to cover required employment taxes (and income taxes related to such vesting).

(26)
Because the recipient is retirement eligible for purposes of this award, 2 additional shares vested in December 2022 in order to cover required employment taxes (and income taxes related to such vesting).

(27)
These RSUs will vest as to 12.5% of the shares on December 31, 2023, and as to 6.25% of the shares each quarter thereafter.

70	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2023 Year-End

Option Exercises and Stock Vested During Fiscal Year 2023
The following table shows information about stock option exercises and vesting of RSUs for each of the NEOs during fiscal 2023, including the value realized upon exercise or vesting. The table excludes deferred stock units purchased by the NEOs under the MSPP, which is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sasan K. Goodarzi	—	—	44,436(1)	18,969,130
Michelle M. Clatterbuck	—	—	19,587	8,372,668
J. Alexander Chriss	—	—	25,770	11,008,658
Laura A. Fennell	53,741	16,961,455	19,579	8,294,770
Marianna Tessel	1,744	465,906	25,730	10,987,305

(1)
Includes 42,475 of shares vested as of July 31, 2023 that are not released. Mr. Goodarzi’s awards are generally released one year after vesting, with the exception of 1,961 shares released to cover certain taxes.

Option Exercises and Stock Vested During Fiscal Year 2023 | Executive Compensation Tables | INTUIT 2024 Proxy Statement	71

Non-Qualified Deferred Compensation for Fiscal Year 2023
The following table shows the non-qualified deferred compensation activity for each of the NEOs during fiscal 2023. The NQDCP and MSPP are described in the “Compensation Discussion and Analysis” section of this proxy statement.
Name	Plan	Aggregate Balance at July 31, 2022 ($)	Executive Contributions in Fiscal 2023 ($)(1)	Aggregate Earnings/ (Losses) in Fiscal 2023 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2023 ($)	Aggregate Balance at July 31, 2023 ($)
Sasan K. Goodarzi	NQDCP	9,380,696	1,210,000	809,994	—	11,400,690(3)
	MSPP	—	—	—	—	—
	Total	9,380,696	1,210,000	809,994	—	11,400,690
Michelle M. Clatterbuck	NQDCP	—	—	—	—	—
	MSPP	467,118	105,119	40,583	(201,925)	410,895
	Total	467,118	105,119	40,583	(201,925)	410,895
J. Alexander Chriss	NQDCP	—	—	—	—	—
	MSPP	401,430	105,119	39,733	(135,387)	410,895
	Total	401,430	105,119	39,733	(135,387)	410,895
Laura A. Fennell	NQDCP	—	—	—	—	—
	MSPP	447,047	105,119	40,323	(181,594)	410,895
	Total	447,047	105,119	40,323	(181,594)	410,895
Marianna Tessel	NQDCP	—	—	—	—	—
	MSPP	275,527	105,119	26,045	(120,138)	286,553
	Total	275,527	105,119	26,045	(120,138)	286,553

(1)
Amounts shown in this column for the NQDCP are included in the “Salary” or “Stock Awards” columns of the “Fiscal Year 2023 Summary Compensation Table.” Amounts shown in this column for the MSPP were contributed from amounts earned for fiscal 2022 under the cash bonus plan, which were paid in August 2022.

(2)
None of the amounts shown in this column are included in the “Fiscal Year 2023 Summary Compensation Table” because they are not preferential or above-market.

(3)
Mr. Goodarzi has contributed an additional $6,670,519 to the NQDCP that was previously reported in the “Summary Compensation Table” for fiscal years prior to fiscal 2023. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

72	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Non-Qualified Deferred Compensation for Fiscal Year 2023

Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our NEOs and the estimated payments and benefits that would be provided under these arrangements, assuming hypothetically that the executive’s employment terminated under certain circumstances as of July 31, 2023, and using the closing price of our common stock on July 31, 2023, the last trading day of fiscal 2023 ($511.70 per share).
Certain benefits shown in the tables below are provided to all recipients of Intuit equity awards, not solely to NEOs. For example:
•
stock options, PSUs and RSUs (including matching RSUs under the MSPP) generally provide for 100% acceleration of vesting upon termination due to death or disability;

•
stock options and RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s involuntary termination within one year following a change in control;

•
stock options, PSUs and RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s retirement;

•
PSUs generally provide for pro rata vesting on an involuntary termination or upon a recipient’s retirement based on actual performance for any completed performance period and target performance for any incomplete performance period; and

•
PSUs generally provide for accelerated vesting based on actual performance in the event of a change in control.

Mr. Goodarzi, Ms. Fennell and Ms. Clatterbuck would have been the only NEOs eligible for retirement, for purposes of such stock option, PSU and RSU vesting, had they been terminated as of July 31, 2023.
Intuit does not generally provide for any special severance payments or acceleration of equity upon an NEO’s termination for cause or resignation without good reason. Under the NQDCP, participants will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon their disability or death or a change in control of Intuit, as described above under Non-Qualified Deferred Compensation for Fiscal Year 2023.
Sasan K. Goodarzi
On November 15, 2018, Intuit entered into an employment agreement with Mr. Goodarzi, which provided that he would become the President and CEO of Intuit, effective January 1, 2019. Under the agreement, Mr. Goodarzi’s employment is at-will and can be terminated at any time by Intuit or by Mr. Goodarzi. If Intuit terminates Mr. Goodarzi other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Goodarzi terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation without his consent), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.
The estimated payments or benefits that would have been paid to Mr. Goodarzi in a hypothetical termination of employment on July 31, 2023, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)	Retirement ($)
Total Cash Severance	3,300,000	3,300,000	—	—	—
Total Benefits and Perquisites	—	—	—	—	—
Total Severance	3,300,000	3,300,000	—	—	—
Gain on Accelerated Stock Options	—	—	—	6,161,443	—
Value of Accelerated Restricted Stock Units	34,692,641	45,943,577	45,943,577	76,530,632	34,692,641
Total Value of Accelerated Long-Term Incentives	34,692,641	45,943,577	45,943,577	82,692,075	34,692,641
Total Severance, Benefits & Accelerated Equity	37,992,641	49,243,577	45,943,577	82,692,075	34,692,641

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2024 Proxy Statement	73

Michelle M. Clatterbuck
On February 17, 2023, Intuit entered into the Transition Agreement with Ms. Clatterbuck. For additional information regarding the Transition Agreement, see the Compensation Discussion and Analysis. The estimated payments or benefits that would have been paid to Ms. Clatterbuck in a hypothetical termination on July 31, 2023, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Clatterbuck for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)	Retirement ($)
Total Cash Severance	—	—	—	—	—
Total Benefits and Perquisites	—	—	—	—	—
Total Severance	—	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,253,138	—
Value of Accelerated Restricted Stock Units	14,430,374	19,198,016	18,910,172	23,752,672	14,718,217
Total Value of Accelerated Long-Term Incentives	14,430,374	19,198,016	18,910,172	26,005,810	14,718,217
Total Severance, Benefits & Accelerated Equity	14,430,374	19,198,016	18,910,172	26,005,810	14,718,217

J. Alexander Chriss
On November 7, 2018, Intuit entered into an employment agreement with Mr. Chriss. The estimated payments or benefits that would have been paid to Mr. Chriss in a hypothetical termination of employment on July 31, 2023, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Chriss for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,644,818
Value of Accelerated Restricted Stock Units	14,032,254	19,796,670	19,508,827	35,406,050
Total Value of Accelerated Long-Term Incentives	14,032,254	19,796,670	19,508,827	38,050,868
Total Severance, Benefits & Accelerated Equity	14,032,254	19,796,670	19,508,827	38,050,868

74	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

Laura A. Fennell
The estimated payments or benefits that would have been paid to Ms. Fennell in a hypothetical termination of employment on July 31, 2023, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Fennell for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)	Retirement ($)
Total Cash Severance	—	—	—	—	—
Total Benefits and Perquisites	—	—	—	—	—
Total Severance	—	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,679,993	—
Value of Accelerated Restricted Stock Units	13,485,254	18,887,361	18,609,381	32,694,343	13,763,233
Total Value of Accelerated Long-Term Incentives	13,485,254	18,887,361	18,609,381	35,374,336	13,763,233
Total Severance, Benefits & Accelerated Equity	13,485,254	18,887,361	18,609,381	35,374,336	13,763,233

Marianna Tessel
On November 7, 2018, Intuit entered into an employment agreement with Ms. Tessel. The estimated payments or benefits that would have been paid to Ms. Tessel in a hypothetical termination of employment on July 31, 2023, are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Tessel for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	3,104,456
Value of Accelerated Restricted Stock Units	17,159,453	22,843,650	22,636,025	39,993,951
Total Value of Accelerated Long-Term Incentives	17,159,453	22,843,650	22,636,025	43,098,407
Total Severance, Benefits & Accelerated Equity	17,159,453	22,843,650	22,636,025	43,098,407

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2024 Proxy Statement	75

CEO Pay Ratio
Mr. Goodarzi’s annual total compensation for fiscal 2023 was $27,305,429, as reported in the Fiscal Year 2023 Summary Compensation Table of this proxy statement. The fiscal 2023 annual total compensation for our median employee was $184,705 as determined under Item 402 of Regulation S-K. The ratio of our CEO’s annualized total compensation to our median employee’s annual total compensation for fiscal 2023 was 148 to 1.
We identified our median employee from all full-time, part-time and seasonal workers (other than the CEO) in the U.S., Canada, India and the United Kingdom who were included as employees on our payroll records as of June 30, 2023, based on gross wages paid during the twelve-month period ending on that date. For permanent employees hired during that twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents using exchange rates as of the determination date. As permitted by SEC rules, we excluded approximately 168 employees located in Australia, 34 employees located in Singapore, 22 employees located in France, 1 employee located in Brazil, and 1 employee located in Ireland who in the aggregate represented approximately 1.3% of our 17,335 employees, resulting in an employee population of 17,109 for purposes of this computation.
The ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.

76	INTUIT 2024 Proxy Statement | Executive Compensation Tables | CEO Pay Ratio

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship between the “Compensation Actually Paid” (as computed in accordance with SEC rules) to our CEO and non-CEO NEOs (as a group) and certain financial performance measures. The amounts of  “Compensation Actually Paid” reflect the Summary Compensation Table total with certain adjustments as described in the following table and footnotes. We discuss our pay-for-performance philosophy and how we align executive compensation with our performance in the “Compensation Discussion and Analysis” above.
					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(1) ($)	Average Summary Compensation Table Total For Non-CEO NEO(1) ($)	Average Compensation Actually Paid to Non-CEO NEO(1) ($)	Total Shareholder Return(2) ($)	Peer Group Total Shareholder Return(3) ($)	Net Income ($ in millions)	Company Selected Performance Measure: Revenue(4) ($ in millions)
2023	27,305,429	34,871,125	11,557,818	14,414,929	170.19	156.73	2,384	14,368
2022	27,174,857	18,442,842	13,385,497	9,760,839	150.61	124.73	2,066	12,726
2021	24,929,237	82,944,429	12,290,493	39,367,120	174.01	138.17	2,062	9,633

(1)
The named executives included in the above table were:

Fiscal Year	CEO	Non-CEO NEOs
2023	Sasan Goodarzi	Michelle M. Clatterbuck, J. Alexander Chriss, Laura A. Fennell, and Marianna Tessel
2022	Sasan Goodarzi	Michelle M. Clatterbuck, J. Alexander Chriss, Laura A. Fennell, and Marianna Tessel
2021	Sasan Goodarzi	Michelle M. Clatterbuck, J. Alexander Chriss, Gregory N. Johnson, and Marianna Tessel

(2)
Total shareholder return (TSR) for each of fiscal 2023, 2022, and 2021 is cumulative, reflecting the value of a fixed $100 investment beginning with the market close on July 31, 2020, the last trading day before fiscal 2021, through and including the end of the respective listed fiscal years, and that all dividends were reinvested.

(3)
The peer group for this purpose is the Morgan Stanley Technology Index, which is the industry peer group we use for purposes of Item 201(e) of Regulation S-K.

(4)
Our company selected financial measure, as required by Item 402(v) of Regulation S-K, is revenue, which, in our assessment, represents the most important financial performance measure linking fiscal 2023 NEO Compensation Actually Paid to company performance.

Pay Versus Performance | Executive Compensation Tables | INTUIT 2024 Proxy Statement	77

To calculate Compensation Actually Paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:
	Fiscal Year 2023		Fiscal Year 2022		Fiscal Year 2021
	CEO ($)	Average for Non-CEO NEOs ($)	CEO ($)	Average for Non-CEO NEOs ($)	CEO ($)	Average for Non-CEO NEOs ($)
SCT Total	27,305,429	11,557,818	27,174,857	13,385,497	24,929,237	12,290,493
Adjustments
Deduction: Amounts reported under “Stock Awards” and “Option Awards” column in the SCT(1)	(24,215,429)	(9,980,620)	(23,864,857)	(11,974,177)	(21,731,737)	(10,704,625)
Addition: Year-end fair value of equity awards granted in the year(2)	26,676,804	10,953,613	25,804,418	12,916,982	23,063,084	11,363,452
Addition: Fair value of awards on the vesting date for awards granted and vested during the year(2)	—	14,042	—	9,264	—	—
Addition/Deduction: Change in fair value from prior year-end to current year-end of awards granted in prior years that were outstanding and unvested as of year-end(2)	8,008,087	2,988,233	(10,985,018)	(4,729,399)	49,253,012	23,426,211
Addition/Deduction: Change in fair value from prior year-end to vesting date of awards granted in prior years that vested during the year(2)	(2,981,810)	(1,270,414)	37,148	46,504	7,127,838	2,912,101
Addition: Value of dividends or other earnings paid on equity awards not otherwise reflected in fair value or SCT total (2)	78,044	152,257	276,294	106,168	302,995	79,488
Compensation Actually Paid	34,871,125	14,414,929	18,442,842	9,760,839	82,944,429	39,367,120

(1)
Represents the grant date fair value of the equity-based awards computed in accordance with FASB ASC Topic 718 and disclosed in the SCT.

(2)
Reflects the adjustments made based on the value of equity awards calculated in accordance with the SEC methodology for determining CAP for each year shown. The valuation assumptions used to calculate the fair values did not materially differ from those disclosed at the time of grant.

Financial Performance Measures
As discussed in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that we use to determine the compensation of executives are designed to incentivize our executives to drive growth and long-term shareholder value. Below is an unranked list of the most important financial performance measures that we use to link Compensation Actually Paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance:
•
Revenue

•
Non-GAAP operating income

•
Relative TSR

78	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Pay Versus Performance

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the Compensation Discussion and Analysis, our executive compensation program reflects a pay-for-performance philosophy. While we use several performance measures to align executive compensation with our performance, as contemplated by SEC rules, not all of these measures are presented in the Pay Versus Performance table. Moreover, the Compensation Committee generally seeks to incentivize long-term performance and therefore does not seek to specifically align the performance measures with Compensation Actually Paid for a particular fiscal year. However, in accordance with Item 402(v) of Regulation S-K of the Exchange Act, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
The graphs below show the relationship of the CAP of our CEO and the average CAP of our non-CEO NEOs in fiscal 2021, 2022 and 2023 to (1) our TSR and the Peer Group TSR, (2) net income and (3) revenue.

Pay Versus Performance | Executive Compensation Tables | INTUIT 2024 Proxy Statement	79

80	INTUIT 2024 Proxy Statement | Executive Compensation Tables | Pay Versus Performance

Proposal No. 3 Advisory Vote on Frequency of Advisory Votes to Approve Executive Compensation
In addition to the opportunity to cast an advisory vote on executive compensation (“say-on-pay vote”), stockholders have the opportunity this year to cast an advisory vote on how frequently we will hold “say-on-pay” votes in the future. This vote regarding the frequency of “say-on-pay” votes must be held at least every six years under federal securities law.
The Board recommends that stockholders vote to continue to hold “say-on-pay” votes every year, which is the frequency that received the highest support from stockholders at the 2018 annual meeting, the last time we held this vote. The Board believes that an annual advisory vote on executive compensation provides the company with more direct and immediate feedback on our compensation philosophy, policies and practices and related disclosures. Holding these votes annually is also consistent with our practice of regularly engaging with our stockholders on corporate governance and executive compensation matters.
For this proposal, you will have the opportunity to vote for one-year, two-year or three-year intervals (or to abstain from voting on this proposal). Abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal.
Because this vote is advisory and not binding on us, the Board may decide that it is in the best interests of our stockholders and Intuit to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.
The Board recommends that you vote for the option of ONE YEAR on the advisory vote on the frequency of an executive compensation vote.

Proposal No. 3 Advisory Vote on Frequency of Advisory Votes to Approve Executive Compensation | INTUIT 2024 Proxy Statement	81

Proposal No. 4 Ratification of Selection of Independent Registered Public Accounting Firm
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending July 31, 2024. As a matter of good corporate governance, we are asking stockholders to ratify this selection. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
In order to support continuing auditor independence, the Audit and Risk Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, the Audit and Risk Committee is engaged in the selection and mandated rotation of the lead engagement partner from Ernst & Young. The Audit and Risk Committee believes that the continued retention of Ernst & Young to serve as our independent registered public accounting firm is in the best interest of the company and our stockholders.
Representatives of Ernst & Young are expected to attend the Meeting virtually. They will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from stockholders.
The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve, near the beginning of each fiscal year, all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee also may pre-approve particular services during the fiscal year on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2023 and fiscal 2022:
Fee Category	Fiscal 2023	Fiscal 2022
Audit Fees	$9,092,000	$7,527,000
Audit-Related Fees	732,000	889,000
Tax Fees	606,000	280,000
All Other Fees	—	—
Total Fees	$10,430,000	$8,696,000

82	INTUIT 2024 Proxy Statement | Proposal No. 4 Ratification of Selection of Independent Registered Public Accounting Firm

Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including agreed-upon audit procedures that focus on a specific business process. For fiscal 2023, audit-related fees primarily consisted of fees for due diligence in connection with a business combination, services related to service organization control reports, and services related to ISO 27001 certification. For fiscal 2022, audit-related fees consisted of fees for due diligence in connection with potential business combinations.
Tax Fees
Tax fees consist of fees for tax compliance, tax planning, and tax advice. For fiscal 2023, tax fees consisted of tax services related to various acquisitions and international tax advisory services. For fiscal 2022, tax fees consisted of tax services related to the acquisition of Mailchimp.
All Other Fees
Intuit paid no other fees to Ernst & Young for fiscal 2023 or fiscal 2022.
For more information about Ernst & Young, see the “Audit and Risk Committee Report.”
The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2024.

Proposal No. 4 Ratification of Selection of Independent Registered Public Accounting Firm | INTUIT 2024 Proxy Statement	83

Audit and Risk
Committee Report
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes; the qualifications, independence and performance of Intuit’s independent registered public accounting firm; the performance of Intuit’s internal audit department; and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent registered public accounting firm. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting.
The Audit and Risk Committee has selected Ernst & Young as Intuit’s independent registered public accounting firm, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and the effectiveness of Intuit’s internal control over financial reporting. The Audit and Risk Committee oversees these processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2023, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:
•
Reviewed and discussed with management and the independent registered public accounting firm Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•
Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•
Reviewed with the independent registered public accounting firm and management the audit scope and plan;

•
Reviewed the internal audit plan with the internal auditor; and

•
Met in periodic executive sessions with each of the independent registered public accounting firm, representatives of management, and the Chief Audit Executive, who leads internal audit at Intuit.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2023, and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has made an evaluation and concluded that Ernst & Young is qualified and independent. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the committee’s charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2023. We also selected Ernst & Young as Intuit’s independent registered public accounting firm for fiscal 2024.
Audit and Risk Committee Members
Thomas Szkutak (Chair)
Eve Burton
Richard L. Dalzell
Raul Vazquez
Eric S. Yuan

84	INTUIT 2024 Proxy Statement | Audit and Risk Committee Report

Proposal No. 5 Approval of Amended and Restated 2005 Equity Incentive Plan
General
In October 2004, our stockholders approved the 2005 Equity Incentive Plan (the “Plan”), which we designed to reflect our commitment to having best practices in both compensation and corporate governance. The plan was last amended on January 20, 2022 when our stockholders approved the Plan in the form presented to our stockholders at that time, which included an extension to the duration of the Plan and an increase to the number of shares available under the Plan.
On October 25, 2023, our Compensation Committee approved amendments to the Plan that are subject to the approval of our stockholders. These amendments (1) increase the number of shares available for issuance under the Plan and (2) extend the duration of the Plan. There were also certain other amendments described more fully below. While these amendments have been included in a single amendment and restatement of the Plan, the only amendments that require stockholder approval are the share increase and the extension of the duration.
In the discussion of this proposal, we refer to the currently existing version of the 2005 Equity Incentive Plan as the “Plan,” and we refer to the version of the 2005 Equity Incentive Plan that we are asking stockholders to approve as the “Restated 2005 Plan.” If the stockholders approve this proposal, the Restated 2005 Plan will become effective on the date of the 2024 Annual Meeting (the “Effective Date”).
Material Amendments
The material differences between the Plan and the Restated 2005 Plan are described below. For further information on the terms of the Restated 2005 Plan as proposed, we encourage you to refer to the text of the Restated 2005 Plan, a copy of which has been filed with this proxy statement as Appendix B and the description below is qualified in its entirety by reference to that Appendix.
Increase in Share Reserve. As of the Effective Date, and subject to adjustments for changes in capitalization and the Restated 2005 Plan’s share counting provisions, a total of 32,622,576 shares would be authorized for issuance for new awards, reduced by new grants made after October 31, 2023 and before the Effective Date under the Plan (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 12,200,000 shares to the 20,422,576 shares available for issuance under the Plan as of October 31, 2023. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or stock appreciation right (“SAR”) granted under the Plan after October 31, 2023 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted under the Plan after October 31, 2023.
Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, then we generally expect that the share reserve under the Restated 2005 Plan should be sufficient to cover the company’s projected stock grants for a period of approximately three to four years.
The following table shows certain information about the Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of October 31, 2023:
Number of shares that were available for future grant under the Plan(1)	20,422,576
Number of full-value awards (restricted stock units and performance-based restricted stock units) outstanding	10,841,641
Number of stock options outstanding	1,893,632
Weighted average remaining term of outstanding options	4.02
Weighted average exercise price of outstanding options	$364.05

(1)
Grants of stock-based awards other than options or SARs count against the authorization as 2.3 shares. As of the Effective Date, the number of shares available will be reduced by the number of shares granted under the Plan after October 31, 2023 and prior to the Effective Date adjusted by the fungible ratio.

Term. Currently, the term of the Plan is set to expire on January 20, 2032. The term of the Restated 2005 Plan would expire on January 18, 2034, unless extended by stockholder approval in the future.

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Burn Rate and Overhang
In setting and recommending to stockholders the number of additional shares to authorize under the Restated 2005 Plan, the Compensation Committee considered the historical number of equity awards granted under the Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:
Fiscal Year	Stock Options Granted (A)	Full-Value Awards Granted (RSUs and PSUs) (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate
2023	413,000	5,260,000	5,673,000	281,000,000	2.02%
2022	400,000	6,051,000(1)	6,451,000	280,000,000	2.30%
2021	323,000	3,068,000(2)	3,391,000	270,000,000	1.26%
Three-year average					1.86%

(1)
Excludes 583,000 RSUs granted to employees of Mailchimp in substitution of outstanding equity incentive awards and includes 325,000 RSUs granted to employees of Mailchimp in connection with the acquisition.

(2)
Excludes 809,000 RSUs and 775,000 restricted shares granted under the then-outstanding Credit Karma Plan to Credit Karma employees in connection with its acquisition.

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted (in each case, with no adjustment for the fungible ratio), divided by the sum of  (1) the approximate total common shares outstanding at the Record Date, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted. Our approximate overhang as of the Record Date was 10.5% as a percent of fully-diluted common shares outstanding. If the Restated 2005 Plan is approved, our approximate potential overhang (as a percent of fully-diluted common shares outstanding) as of that date would increase to 13.9% and then will decline over time.
In addition to the preceding information, the following are the factors that were material to the evaluation of the Compensation Committee, with input from management and its independent compensation consultant, in determining acceptable and targeted levels of dilution: (1) competitive data from relevant peer companies; (2) the current and future accounting expense associated with Intuit’s equity award practices; (3) input from stockholders; and (4) the standards of stockholder advisory firms. Intuit’s equity programs are assessed on an ongoing basis against these (and other) measures and the Compensation Committee regularly consults with management and the independent compensation consultant.
Request for Stockholder Approval
Much of our future success and growth as a company depends on our ability to attract, retain and motivate qualified, high-performing employees and our stock-based compensation program is critical to this workforce development strategy. This is especially important in areas that help accelerate our strategy to be an AI-driven expert platform to solve our customers’ biggest problems, such as AI, full-stack and data engineering, data science, customer success and sales. Equity compensation is a very effective incentive and retention tool that encourages and rewards employee performance that aligns with stockholders’ interests. In addition, when the company makes employee compensation decisions, equity grants are rendered in their cash equivalent value so that there is full transparency regarding the costs involved. We believe that the Restated 2005 Plan is an essential platform for attracting, retaining and motivating our employees, and we request your approval of the Restated 2005 Plan.
Approval of this Proposal No. 5 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote FOR the approval of the Intuit Inc. Amended and Restated 2005 Equity Incentive Plan.

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Approval of the Restated 2005 Plan enables Intuit to achieve, among others, the following objectives:
1. The continued ability of Intuit to offer stock-based incentive compensation to Intuit’s eligible employees and non-employee directors. We are requesting approval of 12,200,000 additional shares for the Restated 2005 Plan, which will provide for grants for both new hires and current and future employees.
2. Furthering compensation and governance best practices. The Restated 2005 Plan includes a number of features that are widely considered to be best practices in compensation or corporate governance. The Restated 2005 Plan is administered by the Compensation Committee, which is comprised solely of directors who are “independent” based on the standards set forth by NASDAQ. The Restated 2005 Plan includes limits on awards to non-employee directors. It includes a recoupment or “clawback” provision that not only complies with Nasdaq listing standards based on SEC rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, but also provides the Compensation Committee with the ability to clawback time- and performance-based awards in connection with a financial restatement. All options or SARs must have an exercise price that is at least 100% of the fair market value of the common shares on the date of grant. The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding option or SAR for either cash or a new award with a lower (or no) exercise price. The Restated 2005 Plan prohibits the payment of dividends or dividend equivalents on unvested awards. The Restated 2005 Plan also does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan) and does not provide for any tax gross-ups or tax reimbursement in connection with any type of equity award that may be granted under its terms. In order to continue these best practices, we are requesting the term of the Plan be extended until January 18, 2034, resulting in the ability to continue granting awards under the Restated 2005 Plan until that date.
Background on Stock Compensation at Intuit
We believe that employee stock ownership has been a significant contributing factor to our financial performance. Historically, we have granted RSUs to the majority of our year-round employees, and our equity granting practices have been an important component of our overall compensation program. Recognizing that stock-based compensation is a valuable and limited resource, we actively manage our use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our higher performing employees receive annual equity awards.
We believe that RSUs align our employees’ interests directly with those of other stockholders, as they provide greater value to employees as Intuit’s stock price increases. We believe that stock options align our employees’ interests directly with those of our other stockholders because an employee only realizes value from an option if the stock price increases after the date of the award. We also believe that stock-based compensation will be an essential component of our ability to drive our future performance. Our ability to grant stock-based compensation is critical to our ability to attract, retain and motivate the employee talent that we need to execute on our strategy. Therefore, we consider approval of the Restated 2005 Plan to be vital to Intuit’s continued success.
Purpose of the Plan
The Restated 2005 Plan will allow Intuit, under the direction of the Compensation Committee, to make broad-based grants of options, SARs, restricted stock awards, and RSUs to employees and non-employee directors, within the limits set forth in the Restated 2005 Plan. The purpose of these equity awards is to attract, retain and motivate employees and non-employee directors who have the skills and experience that are necessary to drive our growth, further align their interests with those of our stockholders, and continue to link employee compensation with Intuit’s financial performance.
Key Terms of the Restated 2005 Plan
The following is a summary of the key provisions of the Restated 2005 Plan, as it would become effective if the stockholders approve this Proposal No. 5. This summary does not purport to be a complete description of all the provisions of the Restated 2005 Plan. A copy of the Restated 2005 Plan has been filed with this proxy statement as Appendix B, and the following description of the Restated 2005 Plan is qualified in its entirety by reference to that Appendix.
Plan Termination Date	January 18, 2034
Eligible Participants	Employees of Intuit and its subsidiaries, non-employee directors of Intuit and certain advisors and consultants of Intuit and its subsidiaries are eligible to receive awards under the Restated 2005 Plan. As of October 31, 2023 there were approximately 18,209 individuals eligible to participate in the Plan, including approximately 18,200 employees and nine non-employee directors. Intuit uses the services of a significant number of advisors and consultants at any given point in time, but Intuit has a long-standing practice of not granting awards under the Restated 2005 Plan to its advisors and consultants, and at this time does not foresee changing that practice.
Closing Stock Price	The closing price of Intuit’s common stock on NASDAQ on October 31, 2023, the last business day of that month, was $494.95.

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Share Reserve
As of the Effective Date, and subject to adjustments for changes in capitalization and the Restated 2005 Plan’s share counting provisions, a total of 32,622,576 shares would be authorized for issuance for new awards, less grants made under the Plan after October 31, 2023 and before the Effective Date (which grants are counted against the share pool at the fungible ratio described below). This reflects an increase of 12,200,000 shares to the 20,422,576 shares available for issuance under the Plan as of October 31, 2023. The share reserve for the Restated 2005 Plan will be reduced by one share for every one share that is subject to an option or SAR granted under the Plan after October 31, 2023 and 2.3 shares for every one share that is subject to an award other than an option or SAR granted under the Plan after October 31, 2023.
Shares that are subject to awards that have been forfeited, expired or settled for cash (in whole or part), or tendered or withheld in satisfaction of withholding tax liabilities arising from an award granted on or after July 21, 2016 other than an option or SAR will be added to the shares available for awards under the Restated 2005 Plan at the fungible ratio described above.

Award Types	(1) Restricted Stock Units (RSUs) (2) Non-qualified and incentive stock options (3) Stock Appreciation Rights (SARs) (4) Restricted Stock Awards (5) Cash-Based Awards
Fungible Share Reserve	Each share subject to an option or SAR will reduce the share reserve by one (1) share, and each share subject to restricted stock or an RSU will reduce the share reserve by two and three-tenths (2.3) shares. Each share that is credited back to the Restated 2005 Plan (under the circumstances described above under “Share Reserve”) will increase the share reserve by one (1) share if the share had been subject to an option or SAR, and by two and three-tenths (2.3) shares if the share had been subject to a restricted stock or an RSU.
Individual Share Limits	No more than 2,000,000 shares (3,000,000 for a new hire grant) may be made subject to awards to a single participant in any fiscal year. The maximum cash amount payable pursuant to all cash-based awards granted in any calendar year to any participant will not exceed five million dollars ($5,000,000). Share limits have been in place since the Plan was first established in 2005 and the limit on cash-based awards was introduced later. Historically, these limits were necessary for awards to qualify as performance-based compensation under Section 162(m) of the Code, and have been retained as a matter of good corporate governance, and are greater than the number of options or other awards that Intuit has granted to any individual in the past. We are not proposing changes to these limits. These limits do not signal any intent on our part to significantly change our practices regarding the grant of equity awards or other awards to our executive officers.
Performance Criteria	The grant or vesting of awards may be based on any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to Intuit as a whole or to one or more business units or subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be determined by Intuit’s Compensation Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon GAAP or non-GAAP financial results, in each case as specified by Intuit’s Compensation Committee (or subcommittee): (i) cash flow (before or after dividends); (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization); (iii) stock price; (iv) return on equity; (v) total stockholder return; (vi) return on capital (including return on total capital or return on invested capital); (vii) return on assets or net assets; (viii) market capitalization; (ix) economic value added; (x) debt leverage (debt to capital); (xi) revenue or net revenue; (xii) income or net income; (xiii) operating income; (xiv) operating profit or net operating profit; (xv) operating margin or profit margin; (xvi) return on operating revenue; (xvii) cash from operations; (xviii) operating ratio; (xix) operating revenue; (xx) contract value; (xxi) client renewal rate; (xxii) operating cash flow return on income; (xxiii) adjusted operating cash flow return on income; (xxiv) employee productivity and satisfaction metrics; (xxv) market share;

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(xxvi) strategic positioning; (xxvii) new product releases; or (xxviii) such other criteria as selected by the Compensation Committee in its sole discretion. These performance criteria may differ for awards granted to any one participant or to different participants.
Vesting	Vesting of awards granted to employees is determined by the Compensation Committee and may be based on the completion of a specified period of service with Intuit, on the attainment of pre-established performance goals, on such other factors as the Compensation Committee determines, or on a combination of the foregoing. Although subject to change at any time at the Compensation Committee’s sole discretion, options and “time-based” RSUs granted to employees generally vest over four years. “Performance-based” RSUs generally vest over three years, contingent on the satisfaction of pre-established performance goals. RSUs issued to non-employee directors under our current grant program generally vest over a period of one year, depending on the type of grant, and are generally subject to a mandatory deferral period of five years.
Other Award Terms
Stock options will have a term no longer than seven years consistent with Intuit’s long-standing policy (although the Restated 2005 Plan does permit the grant of options with a term of up to ten years). SARs will have a term no longer than seven years. Options and SARs will have an exercise price no less than 100% of the fair market value of Intuit’s common stock on the date of grant (except for certain options granted in connection with a merger or other acquisition as substitute or replacement awards).
Unless otherwise provided in an award agreement, upon termination of employment for any reason other than death or “Disability” (as defined in the Restated 2005 Plan), stock options will cease to vest. Options granted to directors, or to employees who have been actively employed by Intuit for at least one year, and in either case who die or incur a Disability will vest in full, unless otherwise provided in the award agreement. Upon termination of employment, restricted stock awards generally will cease to vest and the participant will be entitled to retain the shares only to the extent earned as of the date of termination. The effect of termination of service on SARs and RSUs is specified in the applicable award agreements.
Dividends or distributions paid with respect to shares subject to restricted stock awards will be retained by Intuit and paid to the applicable participant at the same time that the shares with respect to which such dividends or distributions were paid are released from the restrictions of the award. A participant will be entitled to receive dividend equivalent rights prior to the issuance of shares subject to RSUs to the extent and under the terms and conditions provided in the applicable award agreement. However, any such dividend equivalent rights will be paid upon the date the RSUs with respect to which such dividend equivalent rights are payable become vested, and will be forfeited to the extent the underlying award does not vest. Except with respect to RSUs, dividend equivalent rights will not be granted alone or in connection with any award payable under the Restated 2005 Plan.

Repricing Prohibited	The Restated 2005 Plan prohibits Intuit from taking any of the following actions without stockholder approval: directly or indirectly reducing the exercise price of stock options or SARs or, when the exercise price of an outstanding option or SAR is above fair market value, amending the terms of such outstanding option or SAR to provide for the cancellation and re-grant or the exchange of such outstanding option or SAR for either cash or a new award with a lower (or no) exercise price. Notwithstanding the foregoing in the event of a Corporate Transaction (as defined in the Restated 2005 Plan), any option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Intuit’s common stock (on a per share basis) may be cancelled without any consideration.
Recoupment of Awards	If Intuit is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a participant to repay or forfeit to Intuit that portion of time- and/or performance-based awards that were granted, earned or vested during the three completed fiscal years immediately preceding the date Intuit is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or

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vested during such period based on the restated results. For performance-based awards subject to the Company’s clawback policy that is intended to comply with the requirements of Nasdaq listing standards based on Exchange Act Rule 10D-1, the clawback policy shall govern the awards granted to any of the Company’s executive officers, including the minimum amount subject to recoupment.
Non-Transferability	Awards granted under the Restated 2005 Plan are not transferable except by will or the laws of descent and distribution except that the Compensation Committee or its authorized delegates may consent to permit the transfer of an award other than an incentive stock option by gift or domestic relations order to an “authorized transferee” as defined in the Restated 2005 Plan. Transfers by an individual for consideration are prohibited.
Administration	The Compensation Committee will administer the Restated 2005 Plan. To the extent required by applicable law (such as Rule 16b-3 under the Securities Exchange Act of 1934), certain awards may be administered by a qualifying subcommittee. The Restated 2005 Plan also allows the Compensation Committee to delegate to one or more officers of Intuit the ability to grant awards and take certain other actions with respect to participants who are not executive officers or directors, within such limits as the Compensation Committee establishes, and to approve certain changes to the forms and award agreements under the Restated 2005 Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Restated 2005 Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Restated 2005 Plan and establish, amend and rescind any rules relating to the Restated 2005 Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations. The Compensation Committee may address unanticipated events and make all other determinations necessary or advisable for the administration of the Restated 2005 Plan.
Corporate Transactions	In the event of a Corporate Transaction (as defined in the Restated 2005 Plan) involving Intuit, any outstanding awards granted under the Restated 2005 Plan may be assumed, continued, replaced, or substituted by the successor, which assumption, continuation, replacement, or substitution shall be binding on all participants. In the event such successor refuses to assume, continue, replace, or substitute the awards, the awards will vest as to 100% of the underlying shares (based on such further terms and conditions, if any, provided in the applicable award agreement and as determined by the Board). For purposes of the Restated 2005 Plan, “Corporate Transactions” include certain mergers, consolidations, or similar transactions; dissolutions or liquidations; certain sales or transfers of all or substantially all the assets of Intuit; and certain other transactions that qualify as a “corporate transaction” under Section 424(a) of the Code.
Amendment and Termination	The Board or the Compensation Committee may terminate, amend or suspend the Restated 2005 Plan, provided that no such action may be taken to amend this Plan in any manner (including an amendment to reduce or permit the reduction of the exercise of an option or SAR) that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder, or pursuant to NASDAQ rules. In addition, neither the Board nor the Compensation Committee may amend an outstanding award in a manner that materially impairs the rights of a participant without such participant’s consent, except as expressly authorized in the Restated 2005 Plan.
New Plan Benefits
Intuit’s executive officers and directors have an interest in approval of the Restated 2005 Plan because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the Restated 2005 Plan to executive officers cannot currently be determined. Awards granted under the Restated 2005 Plan to executive officers are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Although not required by the Restated 2005 Plan, and subject to change at any time at the Compensation Committee’s sole discretion, Intuit’s current approved program generally provides for an annual grant for non-employee directors of RSUs covering the number of shares equal to $260,000 (with an additional grant equal to $90,000 for the Chair of the Board). Each non-employee director also has the ability to elect to convert all of the director’s cash retainer(s) otherwise payable to the director during a calendar year into RSUs.

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Aggregate Past Grants Under the Plan
The table below shows, as to each NEO and the various indicated groups, the aggregate number of shares of Intuit common stock subject to option grants, stock grants and RSU grants under the Plan in the 18 years since the Plan’s inception in 2005 through October 31, 2023.
Name	Number of Options Granted (#)	Number of Restricted Stock Units and Restricted Shares Granted (#)
Named Executive Officers:
Sasan K. Goodarzi	1,107,330	800,972
Michelle M. Clatterbuck	268,624	154,430
J. Alexander Chriss	271,928	159,423
Laura A. Fennell	716,780	550,340
Marianna Tessel	164,433	146,084
All current executive officers as a group (11 persons)	3,239,336	2,219,566
All current non-executive directors as a group (9 persons)	150,000	105,388
All employees, excluding current executive officers	67,880,266	61,740,260
U.S. Federal Tax Consequences
Stock option grants under the Restated 2005 Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The tax treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.
For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date. Similarly, for RSUs, the award generally becomes taxable when the shares vest. Income tax is paid at ordinary rates on the value of the RSUs when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date.
A participant will have taxable income at the time a cash-based award becomes payable and, if the participant has timely elected deferral to a later date, at such later date. At these times, the participant will recognize ordinary income equal to the value of the amount then payable.
The Restated 2005 Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

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Equity Compensation Plan Information
The following table contains information about securities authorized for issuance under all of Intuit’s equity compensation plans as of
July 31, 2023.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	13,022,445(2)	358.42	21,349,540(5)
Equity compensation plans not approved by security holders	1,001,610(3)	522.86	—
Total	14,024,055(4)	360.17	21,349,540

(1)
RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)
Represents 2.107 million shares issuable upon exercise of options and 10.915 million shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)
Represents 0.023 million shares issuable upon exercise of options and 0.979 million shares issuable upon vesting of RSU awards that were assumed or granted in connection with corporate acquisitions.

(4)
Represents 2.130 million shares issuable upon exercise of options and 11.894 million shares issuable upon vesting of RSU awards.

(5)
Represents 19.026 million shares available for issuance under our 2005 Equity Incentive Plan (without taking into account Proposal No. 5 to increase the number of shares available for issuance thereunder) and 2.324 million shares available for issuance under our Employee Stock Purchase Plan. For a description of the material terms of the 2005 Equity Incentive Plan and the Employee Stock Purchase Plan, see footnote 12 to the financial statements filed with our Form 10-K for fiscal 2023.

92	INTUIT 2024 Proxy Statement | Proposal No. 5 Approval of Amended and Restated 2005 Equity Incentive Plan | Equity Compensation Plan Information

Proposal No. 6 Stockholder Proposal - Retirement Plan Investment Report
The following stockholder proposal has been submitted to the company for action at the Meeting by As You Sow on behalf of the following:
•
Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, a beneficial owner of seven shares of the company’s common stock,

•
Meyer Memorial Trust, 2045 North Vancouver Avenue, Portland, OR 97227, a beneficial owner of 546 shares of the company’s common stock, and

•
Merck Family Fund, 100 Summer Street, Suite 1600, Boston, MA 02110, a beneficial owner of 227 shares of the company’s common stock.

The Board accepts no responsibility for the proposal. The proposal is required to be voted on at the Meeting only if properly presented by the stockholders or their qualified representative. The Board opposes the proposal for the reasons stated after the proposal. The text of the stockholder proposal follows:
WHEREAS: Without aggressive mitigation, climate change will have significant, deleterious consequences for the global economy. Unmitigated climate change can be expected to shave 11% to 14% off global economic output by 2050.1
The serious economic effects of climate change will have a particularly significant impact on workers’ saving for retirement. Retirement plan beneficiaries have long investment horizons, and “[t]he longer term the investment horizon, the more likely it is that climate will not only be a material risk, but the most material risk.”2 Such climate portfolio risk to retirement plans will be difficult to mitigate. An International Finance Corporation report concluded that “the traditional way of managing risk through a shift in asset allocation into increased holdings of more conservative, lower risk, lower return, asset classes may do little to offset climate risks.”3
While our Company has taken actions to address its operational greenhouse gas emissions,4 it has not acted to meaningfully address the emissions generated by its retirement plan investments. The plan’s “default” investment option — into which participants are automatically enrolled if they do not affirmatively select another option — is the Vanguard Target Retirement fund series. The funds in this series account for 76% of plan assets.5 These funds invest heavily in high-carbon companies and companies contributing to deforestation.6
Investments in high-carbon companies and companies contributing to deforestation help fuel the climate crisis and make worst-case economic scenarios more likely.7 To effectively mitigate the climate crisis and keep temperature increases within manageable ranges, the world has a limited “carbon budget.”8 Emissions today deplete that budget and, together with investments in new sources of emissions, “lock in” future temperature increases.9
High-carbon companies and companies contributing to deforestation add to systemic climate risk in beneficiaries’ portfolios, endangering workers’ life savings. These investments are especially perverse when made automatically on behalf of younger workers with long investment time horizons. The Company’s retirement plan may also contribute to difficulty in worker recruitment and retention, as polling indicates employee demand for responsible retirement options, including climate-safe investments.10
Federal law requires that retirement plan fiduciaries act in beneficiaries’ best interests and ensure prudence of the plan’s investments. Recent regulatory amendments have confirmed that managing material climate risk is an appropriate consideration for retirement plan fiduciaries.11 Intuit can best ensure that it is meeting its obligations to employees — especially younger employees — by appropriately mitigating climate risk in its retirement plan investments.
RESOLVED: Shareholders request Intuit publish a report disclosing how the Company is protecting plan beneficiaries — especially those with a longer investment time horizon — from the increased future portfolio risk created by present-day investments in high-carbon companies.

1
https://www.nytimes.com/2021/04/22/climate/climate-change-economy.html

2
https://www.plansponsor.com/in-depth/climate-change-benchmarking-risk-retirement-plans/

3
https://www.ifc.org/wps/wcm/connect/6544b84f-e183-4e45-9fdf-ec54ff611498/IFC_Brief_Mercer_web.pdf?MOD=AJPERES&CVID=jqeEzmy, p. 3

4
https://www.intuit.com/company/corporate-responsibility/climate/

5
https://investyourvalues.org/retirement-plans/intuit

6
https://investyourvalues.org/retirement-plans/intuit

7
https://www.bloomberg.com/news/features/2022-10-20/how-to-purge-fossil-fuel-investments-from-your-401-k-or-ira#xj4y7vzkg

8
https://www.ipcc.ch/sr15/chapter/chapter-2/

9
https://www.carbonbrief.org/guest-post-what-the-tiny-remaining-1-5c-carbon-budget-means-for-climate-policy/

10
https://www.benefitnews.com/news/employees-want-retirement-plans-to-include-esg-investing

11
https://www.federalregister.gov/documents/2022/12/01/2022-25783/prudence-and-loyalty-in-selecting-plan-investments- and-exercising-shareholder-rights

Proposal No. 6 Stockholder Proposal - Retirement Plan Investment Report | INTUIT 2024 Proxy Statement	93

Board’s Statement in Opposition to Stockholder Proposal

After careful consideration, and discussion of the matter between the company and the Proponent, the Board of Directors recommends a vote against the adoption of this stockholder proposal for the following reasons.

Participants in Intuit’s 401(k) plan are offered a variety of investment options, including the ability to choose investments structured to consider climate risk.

Our 401(k) plan provides participants with a variety of investment options to enable participants to pursue their individual retirement objectives based on their own risk tolerance. These options currently include a fund comprised of companies screened for certain ESG criteria, including climate-related risk. The primary investment managers, and nearly all of the subadvisors, of the funds offered by our 401(k) plan, as signatories to the UN Principles for Responsible Investment, are publicly committed to incorporate climate risk and other ESG factors into their investment practices. In addition, our plan offers a self-directed brokerage option that gives plan participants the ability to invest some or all of their plan accounts in hundreds of ESG-focused funds (in addition to thousands of other investments such as mutual funds, individual stocks, and ETFs). These options already provide plan participants with the ability to invest their plan accounts according to their personal objectives and preferences, which may include objectives related to climate or other ESG-related outcomes.

Federal law requires that plan fiduciaries must select 401(k) plan investment options solely based on relevant risk-return factors in the financial interests of plan participants and beneficiaries.

The proposal requests a report from our Board. However, this request is misplaced because Intuit’s 401(k) retirement plan is overseen by our Employee Benefits Administrative Committee (“EBAC”), a management-level committee that serves as the plan’s fiduciary in consultation with a third-party fiduciary investment consultant. EBAC, among other things, is responsible for selecting the 401(k) plan investment options, including the qualified default investment option, in accordance with the strict fiduciary requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and related regulations and the plan’s investment policy. Our 401(k) plan offers a carefully curated and closely monitored investment lineup that was selected in accordance with these requirements. In offering participants a broad range of investment strategies across different asset classes and investment styles, EBAC takes into account a variety of potential risks, reward opportunities, and goals, including, but not limited to, those related to climate change, to allow participants to diversify their investments and pursue their individual retirement objectives. EBAC regularly evaluates investment options and will continue to assess alternatives in accordance with its fiduciary duties.

Based on the foregoing, we do not believe the request for our Board to publish the requested report is an effective means of enhancing the protection of 401(k) plan participants in accordance with the applicable fiduciary requirements.

The Board recommends that you vote AGAINST the stockholder proposal requesting a Retirement Plan Investment Report.

94	INTUIT 2024 Proxy Statement | Proposal No. 6 Stockholder Proposal - Retirement Plan Investment Report

Stock Ownership
Information
Security Ownership Table
Unless otherwise indicated below, the following table shows shares of Intuit common stock that we believe are owned as of October 31, 2023 by:
•
Each NEO;

•
Each director and nominee;

•
All current directors and executive officers as a group; and

•
Each stockholder beneficially owning more than 5% of our common stock.

Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Except where a different address appears in the footnotes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 280,105,448 shares of common stock outstanding on October 31, 2023. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2023, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested and settled within 60 days of October 31, 2023. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership Table | Stock Ownership Information | INTUIT 2024 Proxy Statement	95

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Named Executive Officers:
Scott D. Cook(1)	7,116,469	2.54%
Sasan K. Goodarzi(2)	430,127	*
Michelle M. Clatterbuck(3)	113,958	*
J. Alexander Chriss(4)	13,637	*
Laura A. Fennell(5)	146,076	*
Marianna Tessel(6)	123,736	*
Eve Burton(7)	10,028	*
Richard L. Dalzell(8)	18,476	*
Deborah Liu(9)	7,833	*
Tekedra Mawakana(10)	1,604	*
Suzanne Nora Johnson(11)	40,853	*
Ryan Roslansky	—	—
Thomas Szkutak(12)	6,756	*
Raul Vazquez(13)	4,935	*
Eric S. Yuan	—	—
All current directors and executive officers as a group (20 people)(14)	8,159,064	2.90%
5% Stockholders:
The Vanguard Group(15)	24,934,429	8.90%
BlackRock, Inc.(16)	23,645,470	8.44%
T. Rowe Price Associates, Inc.(17)	16,628,964	5.94%

*
Indicates ownership of 1% or less.

(1)
Represents 6,900,688 shares held by trusts of which Mr. Cook is a trustee or beneficiary and 215,781 shares held by a trust of which an immediate family member of Mr. Cook is a beneficiary.

(2)
Includes 349,332 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Goodarzi.

(3)
Includes 112,608 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Clatterbuck.

(4)
Includes 12,435 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Chriss. Holdings as of September 5, 2023, when Mr. Chriss stepped down from his role as Executive Vice President and General Manager, Small Business & Self-Employed Group and left the company.

(5)
Includes 96,950 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Fennell.

(6)
Includes 90,975 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Tessel.

(7)
Represents 10,028 shares issuable upon settlement of vested restricted stock units held by Ms. Burton.

(8)
Includes 4,741 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(9)
Includes 6,392 shares issuable upon settlement of vested restricted stock units held by Ms. Liu.

(10)
Represents 1,604 shares issuable upon settlement of vested restricted stock units by Ms. Mawakana.

(11)
Includes 3,475 shares issuable upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(12)
Includes 4,868 shares issuable upon settlement of vested restricted stock units held by Mr. Szkutak.

(13)
Includes 3,304 shares issuable upon settlement of vested restricted stock units held by Mr. Vazquez.

(14)
Includes 790,766 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 15 individuals in the table, plus an additional 30,522 outstanding shares and 94,054 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

96	INTUIT 2024 Proxy Statement | Stock Ownership Information | Security Ownership Table

(15)
Ownership information for The Vanguard Group (“Vanguard”) is based on a Schedule 13G/A filed with the SEC on February 9, 2023 by Vanguard, reporting ownership as of December 30, 2022. Vanguard reported sole voting power as to no shares, shared voting power as to 411,426 shares, sole dispositive power as to 23,767,960 shares, and shared dispositive power as to 1,166,469 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(16)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC on February 3, 2023 by BlackRock, reporting ownership as of December 31, 2022. BlackRock reported sole voting power as to 21,103,057 shares, shared voting power as to no shares, sole dispositive power as to 23,645,470 shares, and shared dispositive power as to no shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)
Ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based on a Schedule 13G/A filed with the SEC on February 14, 2023 by Price Associates, reporting ownership as of December 31, 2022. Price Associates reported sole voting power as to 7,967,197 shares, shared voting power as to no shares, sole dispositive power as to 16,628,964 shares, and shared dispositive power as to no shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

Security Ownership Table | Stock Ownership Information | INTUIT 2024 Proxy Statement	97

Information About the
Meeting, Voting and Proxies
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 18, 2024, at 8:00 a.m. Pacific Standard Time. The Meeting will occur as a virtual meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/INTU2024. There will not be a physical location for the Meeting. We believe our virtual format offers stockholders the same opportunities to participate as an in-person meeting. The virtual format enhances the experience because we can provide consistent opportunities for engagement to all stockholders, regardless of their geographic location. To participate in the Meeting, including to vote and submit questions, stockholders of record will need to log in using the control number on their Notice of Internet Availability or proxy card. You may log into the Meeting website beginning at 7:45 am Pacific Standard Time. Street-name holders who receive a Notice of Internet Availability or voting instruction form indicating that they may vote those shares through the www.proxyvote.com website may access, participate in and vote at the Meeting using the control number indicated on that Notice of Internet Availability or voting instruction form. Otherwise, street-name holders should contact their bank, broker, or other nominee (preferably at least five days before the Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Meeting.
A recording of the webcast will be available on our investor relations website for at least 60 days following the Meeting.
If you lost your control number or are not a stockholder, you will be able to attend the Meeting by visiting www.virtualshareholdermeeting.com/INTU2024 and registering as a guest. However, in this case, you will not be able to vote or submit questions.
Asking Questions at the Meeting
If you wish to submit a question during the Meeting, you must log into www.virtualshareholdermeeting.com/INTU2024 using the control number on your Notice of Internet Availability, proxy card or voting instruction form and follow the instructions on the Meeting website. During the Meeting, we will answer questions relevant to meeting matters that comply with the meeting rules of conduct, subject to time constraints. We reserve the right to exclude questions that are not relevant to meeting matters, are irrelevant to the business of the company, are derogatory or in bad taste, relate to pending or threatened litigation, are personal grievances or are otherwise inappropriate (as determined by the chair of the Meeting). Questions relevant to Meeting matters that we do not have time to answer during the Meeting will be posted to our website as soon as practicable following the Meeting. If you have an individual concern that is not of general concern to all stockholders, or if a question posed was not otherwise answered, contact Intuit Investor Relations at investor_relations@intuit.com. Additional information regarding the question and answer process, including the types and number of questions permitted and how questions will be addressed and disclosed, will be available in the Meeting rules of conduct, which will be posted at the virtual Meeting website during the Meeting.
If You Have Technical Problems
We will have technicians ready to assist you with any technical difficulties. If you have trouble accessing or checking in to the virtual meeting or otherwise during the Meeting, call the technical support number that will be posted on the virtual meeting platform log-in page.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing individual printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will explain how you may access and review the proxy materials and cast your vote online. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting.
The Notice of Internet Availability contains instructions for requesting printed copies of our proxy materials.
We have first released this proxy statement to Intuit stockholders beginning on November 22, 2023.

98	INTUIT 2024 Proxy Statement | Information About the Meeting, Voting and Proxies

Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 20, 2023 (the “Record Date”) will be entitled to vote at the Meeting. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals. On the Record Date, we had approximately 279,935,558 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstentions and broker non-votes will be counted as “present” in determining whether we have a quorum.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or to approve one or more of the proposals, the Chair of the Meeting, or the individuals named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The individuals named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the Meeting date, a list of registered stockholders eligible to vote at the Meeting will be available for review. If you would like to view the stockholder list, contact Intuit Investor Relations at investor_relations@intuit.com.
How to Know if You’re a Stockholder of Record or a Beneficial Owner of Shares Held in Street Name
Stockholder of record (also known as a record holder). If your shares are registered directly in your name with Intuit’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you also will receive a proxy card.
Beneficial owner of shares held in street name. If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” Your nominee, which is considered the stockholder of record for purposes of voting at the Meeting, may forward you the Notice of Internet Availability or send you a voting instruction form containing instructions that you must follow in order for your shares to be voted. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide specific voting instructions, your nominee is not permitted to vote on certain proposals and may elect not to vote on any of the proposals. Therefore, unless you provide specific voting instructions, your shares may not be represented or voted at the Meeting.
Required Vote
The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.
Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
1. Election of directors	For, against or abstain on each nominee	FOR (all nominees)	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	For, against or abstain	FOR	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3. Advisory vote on the frequency of future say-on-pay votes	One year, two years, three years or abstain	ONE YEAR	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal; however, because it is possible that no frequency will receive this vote, the frequency choice that receives the greatest number of votes will be viewed as the advisory vote on the matter	No effect	No effect

Information About the Meeting, Voting and Proxies | INTUIT 2024 Proxy Statement	99

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
4. Ratification of selection of Ernst & Young LLP as Intuit’s independent registered public accounting firm	For, against or abstain	FOR	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
5. Approve the Amended and Restated 2005 Equity Incentive Plan to increase the share reserve by an additional 12,200,000 shares and extend the duration of the plan for another two years	For, against or abstain	FOR	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
6. Stockholder proposal — retirement plan investment report	For, against or abstain	AGAINST	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect

(1)
If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee is not permitted to vote on certain proposals and may elect to not vote on any of the proposals. When a nominee is not permitted or chooses not to vote on a proposal, it will result in a “broker non-vote” for that proposal. See “Voting and Revoking Proxies” below.

Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the Meeting virtually. All stockholders of record have three options for submitting their vote prior to the Meeting, as described in the Notice of Internet Availability:
•
online before the meeting at www.proxyvote.com;

•
by phone at the telephone number shown on your proxy card; or

•
by requesting, completing and mailing in a paper proxy card.

We encourage you to vote via the Internet.
If your shares are held on your behalf by a broker, bank or other nominee, you may vote as described above in the section “Date, Time and Place of Meeting.” However, if your shares are held on your behalf by a broker, bank or other nominee and you do not plan to participate in the Meeting, you must instruct your nominee how to vote the shares held in your account. Some nominees enable you to do this online or by telephone. If you do not provide voting instructions, the nominee is not permitted to vote on certain proposals and may elect not to vote on any of the proposals. When a nominee is not permitted or chooses not to vote on a proposal, it will result in a so-called “broker non-vote.” Whether the broker, bank or other nominee that holds your shares has discretionary authority to vote on a proposal without receiving your voting instructions is subject to stock exchange rules and final determination by the stock exchange.
If you are a stockholder of record and you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2, 4, and 5, in favor of  “one year” in Proposal 3, and against Proposal 6. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on your proxy card are authorized to vote your shares according to their judgment.
Whether you submit your proxy online, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Kerry J. McLean, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You also may revoke a proxy by submitting a later-dated vote, whether electronically at the virtual Meeting or before it, via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly or participate in the Meeting and electronically vote your shares during the Meeting.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit or its agents also may solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated,

100	INTUIT 2024 Proxy Statement | Information About the Meeting, Voting and Proxies

to assist us in soliciting proxies. We will pay Innisfree a fee of  $10,000 plus their expenses, which we estimate will be approximately $5,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability to people or entities for whom they hold shares and to forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
We intend to announce the preliminary voting results at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and then, within four business days after the final results are known, file an additional Form 8-K to disclose the final voting results.
Annual Report on Form 10-K and Additional Materials
The Notice of 2024 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2023, have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can be viewed at https://investors.intuit.com/financials/annual-reports/default.aspx.
You can obtain a paper copy of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2023, without charge by writing to Investor Relations at investor_relations@intuit.com or Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850. For faster delivery, we suggest that any communications be made via email.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense and waste of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. Householding reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. If your shares are held in street name, your broker, bank or other nominee similarly may deliver only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, to multiple stockholders who share an address.
If you received a “householded” mailing this year, and you would like to have additional copies of our Notice of Internet Availability, Annual Report on Form 10-K, or proxy materials, as applicable, mailed to you, please submit your request to Investor Relations at investor_relations@intuit.com or Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650)-944-6000 to request additional copies and we will deliver these materials to you promptly. You also may contact us at this email address if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you would like to opt out of “householding” for future mailings, send a written request to Investor Relations or call (650)-944-6000 as described above.
Stockholder Proposals and Nominations for the 2025 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2025 proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business (5:00 p.m. Pacific Time) on July 25, 2024. Such proposals also must comply with Rule 14a-8 under the Exchange Act and any other applicable SEC guidance relating to stockholder proposals.
Any stockholder who wishes to put a proposal or a Board nomination (including nominations for which the stockholder intends to solicit proxies pursuant to Rule 14a-19) before the 2025 Annual Meeting of Stockholders, without including such proposal or nomination in Intuit’s 2025 proxy statement, must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 5, 2024, and the close of business on November 4, 2024. However, in the event that the 2025 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 18, 2025 (the anniversary date of the Meeting) or if the 2024 Annual Meeting does not take place, then such notice must be delivered between the close of business on the 105th day prior to the date of the 2025 Annual Meeting of Stockholders and the close of business on the later of  (i) the 75th day prior to the date of the 2025 Annual Meeting of Stockholders, and (ii) the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by us. In addition, stockholders must comply with the other procedural requirements in our bylaws (which includes information required under Rule 14a-19) and any such proposal must be a proper matter for stockholder action under applicable law.
Our bylaws provide that, under certain circumstances, stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more

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of Intuit’s outstanding shares continuously for at least three years to submit director nominees (for the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on July 10, 2024, and the close of business on August 9, 2024, unless the date of the 2025 Annual Meeting of Stockholders has been changed by more than 30 days from January 18, 2025 or if the 2024 Annual Meeting does not take place. In that case, such notice must be delivered between the close of business on the 135th day prior to the date of the 2025 Annual Meeting of Stockholders and the close of business on the later of  (i) the 105th day prior to the date of the 2025 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by us.
Our stockholders can find our bylaws on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx or on file with the SEC. The chair of the Meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, as applicable (or, in some cases, even if the stockholder meets these deadlines and requirements), the individuals named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or proposal that does not comply with these and other applicable requirements.

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APPENDIX A
Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2024 Annual Meeting of Stockholders
Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contain two non-GAAP financial measures — non-GAAP operating income and non-GAAP earnings per share (“EPS”). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•
Share-based compensation expense

•
Amortization of acquired technology

•
Amortization of other acquired intangible assets

•
Goodwill and intangible asset impairment charges

•
Gains and losses on disposals of businesses and long-lived assets

•
Professional fees for business combinations

We also exclude the following items from non-GAAP net income and non-GAAP diluted net income per share:
•
Gains and losses on debt and equity securities and other investments

•
Income tax effects and adjustments

•
Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Appendix A | INTUIT 2024 Proxy Statement	A-1

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.
Professional fees and transaction costs for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.
Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures credit losses on available-for-sale debt securities and gains and losses on other investments.
Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period-specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 24% for fiscal 2023 and fiscal 2024. This long-term non-GAAP tax rate could be subject to change for various reasons including significant acquisition, changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

A-2	INTUIT 2024 Proxy Statement | Appendix A

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
	Fiscal Year Ended
(In millions, except per share amounts, unaudited)	July 31, 2023	July 31, 2022
GAAP operating income	$3,141	$2,571
Amortization of acquired technology	163	140
Amortization of other acquired intangible assets	483	416
Professional fees for business combinations	4	69
Share-based compensation expense	1,712	1,308
Non-GAAP operating income	$5,503	$4,504
GAAP net income	$2,384	$2,066
Amortization of acquired technology	163	140
Amortization of other acquired intangible assets	483	416
Professional fees for business combinations	4	69
Share-based compensation expense	1,712	1,308
Net (gain) loss on debt securities and other investments	9	(49)
Loss on disposal of business	8	—
Income tax effects and adjustments	(683)	(585)
Non-GAAP net income	$4,080	$3,365
GAAP diluted net income per share	$8.42	$7.28
Amortization of acquired technology	0.57	0.49
Amortization of other acquired intangible assets	1.71	1.46
Professional fees for business combinations	0.01	0.24
Share-based compensation expense	6.05	4.61
Net (gain) loss on debt securities and other investments	0.03	(0.17)
Loss on disposal of business	0.03	—
Income tax effects and adjustments	(2.42)	(2.06)
Non-GAAP diluted net income per share	$14.40	$11.85
Shares used in diluted per share calculations	283	284

Appendix A | INTUIT 2024 Proxy Statement	A-3

Appendix B
INTUIT INC.
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
1.PURPOSE. The purpose of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) is to provide is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights (“SARs”), Restricted Stock Awards, Restricted Stock Units (“RSUs”) and Cash-Based Awards. Capitalized terms not defined in the text are defined in Section 30.
2. SHARES SUBJECT TO THE PLAN.
2.1   Number of Shares Available.
(a)   Number of Shares.   Subject to adjustment as provided in Section 2.2 and the share counting provisions below in Sections 2.1(b)-(c) inclusive, the Shares available for the grant of new Awards under the Plan as of the Effective Date shall not exceed 32,622,576 Shares determined as follows:
(i)   The sum of  (A) an additional 12,200,000 Shares; and (B) 20,422,576 Shares that remain available for new grants under the Plan, as of October 31, 2023; minus
(ii)   The sum of  (A) one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the Plan after October 31, 2023 and prior to the Effective Date; plus (B) 2.3 Shares for every one (1) Share that was subject to an award other than an Option or Stock Appreciation Right granted under the Plan after October 31, 2023 and prior to the Effective Date.
Any Shares that are subject to Options or SARs granted on or after the Effective Date shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted on or after the Effective Date shall be counted against this limit as 2.3 Shares for every one (1) Share granted. On and after January 20, 2022, no awards may be granted under the Credit Karma Plan.
(b)   If any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), then in each such case the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 2.1(c) below. In the event that withholding tax liabilities from an Award granted on or after July 21, 2016 other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 2.1(c) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. For purposes of applying the share counting rules of this Section 2.1(b), after October 31, 2021, the same rules shall apply with respect to awards granted under the Credit Karma Plan.
(c)   Any Shares that again become available for Awards under the Plan pursuant to this Section 2.1 shall be added as (i) one (1) Share for every one (1) Share subject to Options or SARs (or, after October 31, 2021, an option or stock appreciation right granted under the Credit Karma Plan), and (ii) as 2.3 Shares for every one (1) Share subject to Awards other than Options or SARs (or, after October 31, 2021, an award other than an option or stock appreciation right granted under the Credit Karma Plan).
(d)   The Company may issue Shares that are authorized but unissued Shares or treasury Shares, including Shares repurchased by the Company, whether directly from a Participant pursuant to the terms of Awards granted under the Plan or on the open market.
(e)   At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.
2.2.   Adjustment of Shares.   If the outstanding Shares are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend or distribution of cash (other than a normal cash dividend), property and/or securities, or other change in the capital structure of the Company, an adjustment shall be made in (a) the number of Shares (or other securities or property) reserved for issuance under the Plan and the limits that are set forth in Section 2.3; the Exercise Prices of and number of Shares (or other securities or property) subject to outstanding Options and SARs; (c) the number of Shares (or other securities or property) subject to other outstanding Awards, and (d) any performance conditions relating to Awards granted under the Plan, as shall be determined to be

B-1	INTUIT 2024 Proxy Statement | Appendix B

appropriate and equitable by the Committee, exercising its authority under Section 4 of the Plan, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding Award. Notwithstanding the foregoing, fractions of a Share (or other security) will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share (or other security) or will be rounded to a whole Share (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.
2.3   Individual Award Limits and ISO Limit.   The aggregate number of Shares subject to Awards granted under this Plan in any fiscal year to any one Participant shall not exceed 2,000,000 Shares, other than new employees of the Company or of any Subsidiary, who are eligible to receive up to a maximum of 3,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under this Plan shall not exceed 163,310,386 Shares. The maximum cash amount payable pursuant to all Cash- Based Awards granted in any calendar year to any Participant under this Plan shall not exceed five million dollars ($5,000,000).
2.4   Director Limits.   Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year (not including Awards granted in lieu of retainers or other cash payments for service as a Non-Employee Director), shall not exceed $625,000, with such limit to be increased an additional $250,000 for any Lead Non-Employee Director or Non-Employee Director who is Chairman of the Board.
2.5   Assumed or Substituted Awards of Acquired Companies.   In the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed or substituted awards (based on the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the equity securities of the acquired company, and in a manner consistent with Section 424(a) of the Code), and the issuance of Shares pursuant to such assumed or substituted awards shall not reduce the Shares otherwise authorized for issuance under the Plan (or be eligible to be added back to the Shares authorized for issuance under the Plan pursuant to Sections 2.1(b) or 2.1(c)).
2.6   Dividends and Dividend Equivalent Rights.   To the extent that the Company declares dividends payable with respect to the Shares subject to an Award, the following provisions shall apply:
(a)   Dividends may only become payable with respect to Shares subject to Restricted Stock Awards.
(b)   Dividend equivalent rights shall not be granted alone or in connection with any Award under the Plan other than an Award of Restricted Stock Units.
(c)   Any dividends issuable with respect to Shares subject to a Restricted Stock Award or dividend equivalent rights granted under the terms of an RSU shall be subject to the same restrictions and risk of forfeiture as the underlying Shares subject to the Award and shall become payable no earlier than the time that the underlying Shares subject to the Award are no longer subject to such restrictions or risk of forfeiture.
3. ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees) or other individuals who are Non-Employee Directors, consultants or advisors of the Company or any Subsidiary; provided that such consultants or advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee (or its designee under Section 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan.
4. ADMINISTRATION.
4.1   Committee Authority.   The Plan shall be administered by the Committee; provided, however, that any power of the Committee also may be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to (i) become subject to (or lose an exemption under) Rule 16b-3 under the Exchange Act, or (ii) fail to satisfy Rule 5605(d) of the Nasdaq Marketplace Rules (or any successor to such rule or other comparable rule as to which the Company may be required to comply). The Committee will have full power to implement and carry out the Plan and the purposes of the Plan, subject to the terms of the Plan, including but not limited to the authority to:
(a)   construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan or relating to the administration or operation of the Plan;
(b)   prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining forms and agreements used in connection with the Plan; provided that the Committee may delegate to one or more officers of the Company, including the Chief Executive Officer, the Chief Financial Officer or the officer in charge of Human Resources, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;
(c)   select persons to receive Awards; provided that the Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to grant an Award under the Plan

Appendix B | INTUIT 2024 Proxy Statement	B-2

to Participants who are not Insiders within such limit of the total number of Awards which may be granted by such officers established by resolution of the Committee;
(d)   determine the terms of Awards;
(e)   determine the number of Shares or other consideration subject to Awards;
(f)   determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;
(g)   grant waivers of Plan or Award conditions, including, without limitation, the waiver of the termination provisions applicable to Options under Section 5.6(b));
(h)   determine the vesting, exercisability, transferability, and payment of Awards, including the authority to accelerate the vesting of Awards;
(i)   correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;
(j)   determine whether an Award has been earned;
(k)   establish subplans for the grant of Awards to Participants who are foreign nationals or are employed outside the U.S., which subplans may provide for different terms and conditions applicable to Awards if necessary or desirable to recognize differences in local law or tax policy;
(l)   amend the Plan;
(m)   address unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe); and
(n)   make all other determinations necessary or advisable for the administration of the Plan.
4.2   Committee Interpretation and Discretion.   Any determination made by the Committee with respect to any Award pursuant to Section 4.1 above shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties or additional taxes under Section 409A of the Code.
5. OPTIONS. The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option; (c) the Exercise Price of the Option; (d) the period during which the Option may be exercised; and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.
5.1   Form of Option Grant.   Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. The Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
5.2   Date of Grant.   The date of grant of an Option will be the date on which the Committee makes the determination and completes all necessary action on its part to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, the Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.
5.3   Vesting and Expiration Date.   An Option will become vested and exercisable as determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. An Option may be granted to allow for its exercisability prior to vesting. Vesting of an Option may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Stock Option Agreement governing such Option shall set forth the last date that the Option may be exercised (the “Expiration Date”), and may provide for automatic exercise of the Option on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the Participant has not previously exercised the Option, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the Option automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code. Notwithstanding the foregoing, no Option

B-3	INTUIT 2024 Proxy Statement | Appendix B

will be exercisable after ten years from the date the Option is granted; provided that no ISO granted to a Ten Percent Stockholder will be exercisable after five years from the date the Option is granted.
5.4   Exercise Price.   The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided, however, that (i) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant, and (ii) in the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the Exercise Price of such Options may be less than 100% of the Fair Market Value of the Shares on the date of grant if such Exercise Price is based on a formula that meets the requirements of Section 424(a) of the Code set forth in the terms of the awards being assumed or substituted or in the terms of the agreement governing the acquisition transaction.
5.5   Procedures for Exercise.   A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company, as communicated and made available to Participants through the stock pages on the Intuit intranet web site, and/or through the Company’s electronic mail system. Payment for the Shares purchased must be made in accordance with Section 11 of the Plan and the Stock Option Agreement.
5.6   Termination of Employment.
(a)   Vesting.   Except as otherwise provided in this Section 5.6(a) or in a Participant’s Stock Option Agreement, an Option will cease to vest on the Participant’s Termination Date. Notwithstanding the foregoing, any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option if the Participant is Terminated due to Disability or death, unless otherwise provided in such Participant’s Stock Option Agreement.
(b)   Post-Termination Exercise Period.   Following a Participant’s Termination, unless otherwise provided in a Participant’s Stock Option Agreement, any unvested portion of the Participant’s Option shall terminate, and any vested portion of the Participant’s Option may be exercised during the periods set forth below, after which it automatically shall terminate:
(i)   no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or
(ii)   no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months after the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.
5.7   Limitations on Exercise.   The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.
5.8   Limitations on ISOs.   The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any compensatory stock plan of the Company or any parent or Subsidiary under which ISOs may be granted) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of  $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.
5.9   Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO.   If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of  (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.
5.10   Modification, Extension or Renewal.   Subject to Section 5.12, the Committee may modify or extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of the Participant, materially impair any of the Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code.
5.11   No Disqualification.   Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
5.12   No Repricing.   Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option may not, directly or indirectly, be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option is above the Fair Market Value per Share, the terms of such outstanding Option may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.

Appendix B | INTUIT 2024 Proxy Statement	B-4

6. STOCK APPRECIATION RIGHTS.
6.1   Awards of SARs.   A Stock Appreciation Right (“SAR”) is an award to an eligible person having a value equal to the value determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All SARs shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
6.2   Terms of SARs.   The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of Fair Market Value, except under the same circumstances that apply with respect to Options under Section 5.4(ii).
6.3   Vesting and Expiration Date.   A SAR will be vested and exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. A SAR may be granted to allow for its exercisability prior to vesting. Vesting of a SAR may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, such other factors as the Committee determines, or a combination of the foregoing. The Award Agreement shall set forth the Expiration Date for the SAR; provided that no SAR will be exercisable after seven years from the date the SAR is granted. And, provided further, that the Award Agreement may provide for automatic settlement of the SAR on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the SAR has not previously been settled, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the SAR automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code.
6.4   Form and Timing of Settlement.   Payment with respect to a SAR shall be made in Shares, or such other consideration as is approved by the Committee.
6.5   No Repricing.   Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding SAR is above the Fair Market Value per Share, the terms of such outstanding SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.
7. RESTRICTED STOCK AWARDS.
7.1   Awards of Restricted Stock.   A Restricted Stock Award is an award to an eligible person of the issuance of Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All Restricted Stock Awards shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Restricted Stock Award. The number of Shares awarded shall be subject to the applicable limit or limits of Section 2.
7.2   Terms of Restricted Stock Awards.   The Committee will determine the number of Shares to be awarded to the Participant under a Restricted Stock Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of service with the Company, upon satisfaction of performance goals as set out in advance in the Participant’s Award Agreement, upon such other factors as the Committee determines, or a combination of the foregoing. If the Restricted Stock Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any performance period for the Award; (b) select the performance goals, which may include one or more Performance Criteria; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the time that restrictions are lifted with respect to one or more Shares subject to a Restricted Stock Award as a result of satisfaction of the service or performance goals, the Committee may require that the Shares be held by the Company under the terms of an escrow or similar arrangements according to terms determined by the Company and as described further in Section 16 below. The Committee may adjust the performance goals applicable to a Restricted Stock Award during a Performance Period in the manner described in Section 10.2(b) below.
7.3   Dividends.   A Participant who has received the grant of a Restricted Stock Award shall not be entitled to receive dividends and other distributions paid with respect to Shares subject to such Award during the period during which such Shares are restricted. However, any such dividends or distributions shall be retained by the Company and shall be paid to the Participant at the same time that the Shares which respect to which such dividends or distributions were paid are released from the restrictions of the Award described in Section 7.2 above.
7.4   Termination of Employment.   If a Participant is Terminated prior to full vesting of a Restricted Stock Award for any reason, then such Participant will be entitled to retain the Shares subject to the Restricted Stock Award only to the extent the restrictions on such Shares have lapsed as of the date of Termination in accordance with the Award Agreement, unless the Committee will determine otherwise.

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7.5   83(b) Election.   To the extent a Participant makes an election under Section 83(b) of the Code with respect to a Restricted Stock Award, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.
8. Restricted Stock Units.
8.1   Awards of Restricted Stock Units.   Restricted Stock Units (“RSUs”) are Awards denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or other service, the attainment of pre-established performance goals, which may include one or more Performance Criteria, other factors as the Committee determines, or a combination of the foregoing.) as the Committee shall determine. RSUs may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All RSUs shall be awarded pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
8.2   Terms of RSUs.   The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times at which the RSU vests; (c) the consideration to be distributed on settlement; and (d) the effect on each RSU of the Participant’s Termination.
8.3   Timing of Settlement.   Settlement of a RSU shall be made no later than March 15 of the year following the year of vesting; provided that to the extent permissible under law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral election satisfy the requirements of Section 409A of the Code.
8.4   Dividend Equivalent Rights.   A Participant shall be entitled to receive dividend equivalent rights prior to the issuance of Shares subject to the RSU to the extent and under the terms and conditions provided in the applicable Award Agreement; provided that, any such dividend equivalent rights shall be paid upon the date the RSUs with respect to which such dividend equivalent rights are payable become vested and payable (it being understood that no dividend equivalent rights will be paid with respect to Shares underlying any RSUs that do not vest). Except as explicitly provided for in this Section 8.4, dividend equivalent rights shall not be granted alone or in connection with any Award under the Plan.
8.5   Voting Rights.   A Participant shall not be entitled to voting or any other rights as a stockholder with respect to a RSU, unless and until such RSU is settled in Shares.
9. Cash-Based Awards.
9.1   Performance or Service Criteria.   The Committee shall establish the service or performance criteria, which may include one or more Performance Criteria, and level of achievement versus these criteria, if applicable, that shall determine the amount(s) payable under a Cash-Based Award.
9.2   Timing and Form of Payment.   The Committee shall determine the timing of payment of any Cash-Based Award. Payment of the amount due under a Cash- Based Award may be made in cash or in Shares, or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect, the payment of any Cash- Based Award to be deferred to a specified date or event. Any deferral election shall comply with the provisions of Section 409A of the Code to the extent applicable.
10. Performance-Based Compensation.
10.1   General.   The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Performance Criteria or other standards of the performance of the Company and its Subsidiaries or any portion thereof and/or personal performance factors. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may be adjusted by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine, except as may be otherwise provided in a Participant’s Award Agreement. Without the express authorization of the Committee, the exercise of discretion described in the preceding sentence may not be exercised with respect to any Award to be settled in Shares if the exercise of such discretion would result in the “modification” of such Award (or any other Award to be settled in Shares) or cause such Award (or any other Award to be settled in Shares) to be accounted for as a liability under applicable accounting standards if such Award was accounted for as equity at the time of grant.
10.2   Performance Criteria.
(a)   For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to the Company as a whole or to one or more business units or Subsidiaries, either individually, alternatively or in any combination, and measured over a performance period to be established by the Committee, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market

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capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) contract value, (xxi) client renewal rate, (xxii) operating cash flow return on income, (xxiii) adjusted operating cash flow return on income, (xxiv) employee productivity and satisfaction metrics, (xxv) market share, (xxvi) strategic positioning, (xxvii) new product releases, or (xxviii) such other criteria as selected by the Committee in its sole discretion. Performance Criteria may differ for Awards granted to any one Participant or to different Participants.
(b)   The Committee may appropriately adjust any evaluation of performance under a Performance Criteria.
11. Payment for Share Purchases.
11.1   Payment.   Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:
(a)   in cash (by check);
(b)   in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;
(c)   by surrender of shares of the Company’s Common Stock (including by withholding Shares otherwise issuable pursuant to the applicable Award);
(d)   in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;
(e)   by tender of property;
(f)   with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant or Authorized Transferee and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or
(g)   any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware.
11.2   Issuance of Shares.   Upon payment of the applicable Exercise Price or purchase price (or a commitment for payment from the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the FINRA Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale”) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as provided by the Committee in the Award Agreement or permitted under applicable law.
12. Withholding Taxes.
12.1   Withholding Generally.   Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements prior to the delivery of any Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements. In other circumstances triggering a withholding tax liability for the Company or any Subsidiary, the Participant shall be required to make adequate arrangements to satisfy such tax withholding obligation, whether out of the value of the Award or otherwise. The Company may provide for further details regarding a Participant’s satisfaction of any such withholding tax liability in the Award Agreements, which need not be the same for all Participants or for all Awards of a particular type.
12.2   Stock Withholding.   When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, issuance, modification, exercise, lapse of restrictions or vesting of any Award or other circumstances relating to any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld (or, if and when the Company adopts any applicable accounting standard allowing for greater Share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost), determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing (including an electronic writing) in a form acceptable to the Committee.
13. Privileges of Stock Ownership. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if the Shares are subject to any vesting requirements or similar restrictions, any new, additional or different securities or property that the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue

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of a stock dividend, stock split or any other change in the corporate or capital structure of the Company, as described in further detail in Section 2.2, as well as any dividends or distributions or other payment made with respect to such Shares, will be subject to the same restrictions as the Shares themselves.
14. Transferability. No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee, a Participant may transfer an Award other than an ISO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited.
15. Certificates. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation, restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or other public securities market on which the Shares may be listed.
16. Escrow. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.
17. Securities Law and Other Regulatory Compliance. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or other public securities market on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.
18. No Obligation to Employ. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.
19. Repricing Prohibited; Exchange and Buyout Of Awards. Except as otherwise provided in Section 2.2, the Exercise Price of an outstanding Option or SAR may not be reduced without stockholder approval, and at any time when the Exercise Price of an outstanding Option or SAR is above the Fair Market Value per Share, the terms of such outstanding Option or SAR may not, directly or indirectly, be amended without stockholder approval, to provide for the cancellation and re-grant or the exchange of such outstanding Option or SAR for either cash or a new Award with a lower (or no) exercise price; provided, however, that in the event of a Corporate Transaction, any Option or SAR with an exercise price that equals or exceeds the value of the consideration to be paid to the holders of Common Stock (on a per share basis) may be cancelled without any consideration.
20. Corporate Transactions.
20.1   Assumption or Replacement of Awards by Successor.   In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or continued or replaced by the successor, which assumption or replacement shall be binding on all Participants. In the alternative, the successor may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor may also issue, in place of outstanding Shares held by the Participant, substantially similar shares, other securities or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor, if any, refuses to assume, continue, replace or substitute the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto (unless otherwise provided in the applicable Award Agreement) at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation. If a successor decides to assume, continue, replace or substitute all then outstanding Awards, such successor shall not be required to treat all then outstanding Awards in the same fashion.
20.2   Other Treatment of Awards.   Subject to any greater rights granted to Participants under Section 20.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, acquisition, dissolution, liquidation or sale of assets.
20.3   Assumption of Awards by the Company.   The Company, from time to time, also may use the Plan to substitute, replace or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged in all material respects (except that in the case of an option or stock appreciation right, the exercise price and the number and nature of Shares issuable

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upon exercise of such option or stock appreciation right will be adjusted appropriately in a manner not inconsistent with Section 424(a) of the Code), unless determined otherwise by the Committee. In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.
21. Term of Plan. The Plan will terminate on January 18, 2034, unless extended beyond such date by stockholder approval; provided, however, that ISOs may not be granted under the Plan after the tenth (10th) anniversary of the date of the Committee’s adoption of the Plan on October 25, 2023.
22. Amendment or Termination of Plan. The Board may at any time terminate or amend the Plan in any respect, including without limitation, amendment of any Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner, including reducing the exercise price of an Option or SAR, that requires such stockholder approval pursuant to (a) the Code or the regulations promulgated thereunder, (b) the Exchange Act or any rule promulgated thereunder or (c) the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that would materially impair the rights of a Participant under an outstanding Award may be made without the consent of the Participant, except as expressly authorized under the Plan. Unless otherwise provided, an Award shall be governed by the version of the Plan in effect at the time such Award was granted.
23. Nonexclusivity of the Plan; Unfunded Plan. None of the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, or any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded and no Participant shall have any claim on any particular assets or securities of the Company or any Subsidiary. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.
24. No Liability of Company. Neither the Company nor any parent or Subsidiary that is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise, settlement or change to the terms of any Award granted hereunder.
25. Governing Law. This Plan and any Award Agreement or other agreements or documents hereunder shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any Award Agreement will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
26. Recoupment of Awards. If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a Participant to repay or forfeit to the Company that portion of time- and/or performance-based Awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. In the case of time-based Awards, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the grant, earning and/or vesting of the Awards would not have been made, or would have been lower had they been based on the restated results, and it is possible to clearly compute the amount of such lesser award. The amount to be recouped shall be determined by the Committee in its sole and absolute discretion, and the form of such recoupment may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Any decision by the Committee that no recoupment shall occur because of difficulties of computation or otherwise shall not be reviewable
In addition, any other policy of the Company relating to the recoupment of compensation, in effect at the time an Award is granted under this Plan, shall be incorporated by reference into this Plan as if expressly set forth herein and apply to such Award. For avoidance of doubt, nothing in this Section 26 shall abridge, limit or otherwise affect the terms and conditions of Section 27 immediately below.
27. Agreement to Repayments of Incentive Compensation When Repayments are Required Under Federal Law or Exchange Listing Standard. This provision applies to any policy adopted by the Company to comply with NASDAQ Global Market (or any other exchange on which the securities of the Company are listed) listing standards adopted pursuant to Section 10D of the Securities Exchange Act of 1934. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law. For the avoidance of doubt, such policy shall govern the minimum amounts that shall be recouped by the Committee with respect to Awards to which the policy applies, and the Committee may recoup additional amounts pursuant to Section 26 above.
28. Adoption. This Amendment and Restatement of the Plan as set forth herein was approved by the Compensation and Organizational Development Committee on October 25, 2023.

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29. Section 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the United States Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Should any payments made in accordance with the Plan be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s Separation from Service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of Separation from Service or the date of the Participant’s death. For purposes of the Plan, a “Separation from Service” means an anticipated permanent reduction in a Participant’s level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.
30. Definitions. As used in the Plan, the following terms shall have the following meanings:
(a)   “Authorized Transferee” means the permissible recipient, as authorized by the Plan and the Committee, of an Award that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition, a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interests.
(b)   “Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit or Cash-Based Award.
(c)   “Award Agreement” means, with respect to each Award, the written agreement delivered by the Company to the Participant (which agreement may be in electronic form) setting forth the terms and conditions of the Award (including but not limited to a Stock Option Agreement).
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cash-Based Award” means a cash-based opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of enumerated performance and/or service criteria.
(f)   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g)   “Committee” means the Compensation and Organizational Development Committee of the Board, or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board; provided, however, that (i) for purposes of granting any Award intended to be exempt from the application of Section 16(b) of the Exchange Act through complying with the requirements of Rule 16b-3 of the Exchange Act, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “non-employee directors” within the meaning of Section 16 and Rule 16b-3 of the Exchange Act; and (ii) for any purposes required under the NASDAQ Marketplace Rules, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board that satisfies Rule 5605(d) under the NASDAQ Marketplace Rules.
(h)   “Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
(i)   “Corporate Transaction” means (a) consummation of a merger, consolidation, reorganization or similar transaction either (i) as a result of which the stockholders of the Company immediately prior to such transaction own directly or indirectly following such transaction less than 50% of the combined voting power of the outstanding voting securities of the controlling entity resulting from such transaction or (ii) after which such ownership as among those persons who were stockholders of the Company immediately prior to such transaction is not in substantially the same proportions both immediately before and immediately after such transaction; (b) a dissolution or liquidation of the Company; (c) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or (d) consummation of any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code whereafter control of the Company is held by a person or group of related persons who did not control the Company immediately prior to the occurrence of such transaction.
(j)   “Credit Karma Plan” means the Credit Karma, Inc. 2015 Equity Incentive Plan, as amended from time to time.
(k)   “Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for

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a period of not less than 3 months under an accident and health plan covering employees of Intuit; provided, however, that for purposes of determining the post- termination exercise period of ISOs, “Disability” shall have the meaning set forth under Section 22(e)(3) of the Code.
(l)   “Effective Date” means October 25, 2023, except for the amendments to Sections 2.1 and 21, which became effective on January 18, 2024, the date on which the Company’s stockholders approved the Plan, as amended to date.
(m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(n)   “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.
(o)   “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(i)   if such Common Stock is then quoted on the NASDAQ Global Market, its closing price on the NASDAQ Global Market on such date or if such date is not a trading date, the closing price on the NASDAQ Global Market on the last trading date that precedes such date;
(ii)   if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;
(iii)   if such Common Stock is publicly traded but is not quoted on the NASDAQ Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or
(iv)   if none of the foregoing is applicable, by the Board of Directors in good faith.
(p)   “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority.
(q)   “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
(r)   “ISO” means an Option that satisfies the requirements for an “incentive stock option” within the meaning of Section 422 of the Code and does not provide that it will not be treated as an “incentive stock option”.
(s)   “NQSO” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.
(t)   “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.
(u)   “Option” means an Award pursuant to Section 5 of the Plan.
(v)   “Participant” means a person who receives an Award under the Plan.
(w)   “Plan” means this Intuit Inc. Amended and Restated 2005 Equity Incentive Plan, as amended from time to time.
(x)   “Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
(y)   “Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.
(z)   “Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan.
(aa)   “SEC” means the Securities and Exchange Commission.
(bb)   “Shares” means shares of the Company’s Common Stock $0.01 par value per share, and any successor security.
(cc)   “Stock Appreciation Right” means an Award granted pursuant to Section 6 of the Plan.
(dd)   “Stock Option Agreement” means the agreement which evidences an Option.
(ee)   “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain.
(ff)   “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.
(gg)   “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

B-11	INTUIT 2024 Proxy Statement | Appendix B

Recognition & Awards

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SCAN TO VIEW MATERIALS & VOTE INTUIT INC. P.O. BOX 7850 MOUNTAIN VIEW, CA 94039 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INTU2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 17, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V25910-P00544 KEEP THIS PORTION FOR YOUR RECORDS INTUIT INC. Company Proposals THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below. 1. Election of Directors Nominees: For Against Abstain 1a. Eve Burton The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 1b. Scott D. Cook 2. Advisory vote to approve Intuit's executive compensation (say-on-pay) 1c. Richard L. Dalzell The Board of Directors recommends you vote 1 YEAR for proposal 3. 1 Year 2 Years 3 Years Abstain 1d. Sasan K. Goodarzi 3. Advisory vote on the frequency of future say- on-pay votes 1e. Deborah Liu The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 1f. Tekedra Mawakana 1g. Suzanne Nora Johnson 1h. Ryan Roslansky Ratification of the selection of Ernst & Young LLP as Intuit's independent registered public accounting firm for the fiscal year ending July 31, 2024 Approval of the Amended and Restated 2005 Equity Incentive Plan to increase the share reserve by an additional 12,200,000 shares and extend the duration of the plan for another two years 1i. Thomas Szkutak The Board of Directors recommends you vote AGAINST proposal 6. For Against Abstain 1j. Raul Vazquez
1k. Eric S. Yuan 6. Stockholder proposal requesting a retirement plan investment report NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Please date, sign and mail your proxy card back as soon as possible! Annual Meeting of Stockholders INTUIT INC. January 18, 2024 - Please detach and mail in envelope provided - Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on January 18, 2024: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V25911-P00544 INTUIT INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS January 18, 2024 The undersigned hereby appoints Sasan K. Goodarzi, Sandeep Aujla and Kerry McLean, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held virtually at 8:00 a.m. Pacific Standard Time on January 18, 2024, at www.virtualshareholdermeeting.com/INTU2024, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote virtually at the meeting on the matters listed on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT INC. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY, WHEN PROPERLY EXECUTED, WILL
BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof  (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented), and, if applicable, for the election of a substitute nominee selected by the Board of Directors if any nominee named in Proposal 1 becomes unable or unwilling to serve or for good cause will not serve. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY, YOU ARE URGED TO VOTE BY INTERNET OR PHONE OR COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. Continued, and to be marked, dated and signed, on the other side.